Exhibit 10.1

CREDIT AGREEMENT

dated as of August 9, 2012

among

BEASLEY MEZZANINE HOLDINGS, LLC,

as Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Lenders,

and

GENERAL ELECTRIC CAPITAL CORPORATION,

as Administrative Agent

GE CAPITAL MARKETS, INC.,

as Sole Lead Arranger and Bookrunner

TABLE OF CONTENTS

Section 1.	DEFINITIONS	2

1.1	Certain Defined Terms	2

1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement; Pro Forma	30

1.3	Other Definitional Provisions and Rules of Construction	30

Section 2.	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS	31

2.1	Commitments; Making of Loans; the Register; Notes	31

2.2	Interest on the Loans	35

2.3	Fees	39

2.4	Repayments, Prepayments and Reductions in Revolving Loan Commitments; General Provisions Regarding Payments	40

2.5	Use of Proceeds	47

2.6	Special Provisions Governing LIBOR Rate Loans	47

2.7	Increased Costs; Taxes; Capital Adequacy	49

2.8	Obligation of Lenders and L/C Issuer to Mitigate	54

2.9	Affected Lenders; Replacement of a Lender	54

2.10	Guaranties of and Security for the Obligations	56

2.11	Incremental Term Loans	57

2.12	Extension of Loans and Commitments	58

Section 3.	LETTERS OF CREDIT	61

3.1	Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein	61

3.2	Letter of Credit Fees	63

3.3	Drawings and Reimbursement of Amounts Drawn Under Letters of Credit	63

3.4	Obligations Absolute	65

3.5	Indemnification; Nature of L/C Issuer’s Duties	66

3.6	Increased Costs and Taxes Relating to Letters of Credit	67

3.7	Extensions	68

Section 4.	CONDITIONS TO LOANS AND LETTERS OF CREDIT	68

4.1	Conditions to Term Loans and Initial Revolving Loans	68

4.2	Conditions to Permitted Acquisitions	71

4.3	Conditions to All Loans	72

4.4	Conditions to Letters of Credit	73

Section 5.	BORROWER’S REPRESENTATIONS AND WARRANTIES	73

5.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries	73

i

5.2	Authorization of Borrowing, etc.	76

5.3	Financial Condition	77

5.4	No Material Adverse Change	77

5.5	Title to Properties; Liens; Intellectual Property	77

5.6	Litigation; Compliance with Laws	78

5.7	Payment of Taxes	78

5.8	Governmental Regulation	78

5.9	Securities Activities	78

5.10	Employee Benefit Plans	79

5.11	Certain Fees	79

5.12	Environmental Protection	79

5.13	Employee Matters	80

5.14	Solvency	80

5.15	Insurance	80

5.16	Disclosure	81

5.17	Foreign Assets Control Regulations and Anti-Money Laundering	81

5.18	Patriot Act.	81

Section 6.	BORROWER’S AFFIRMATIVE COVENANTS	81

6.1	Financial Statements and Other Reports	82

6.2	Existence, etc.	85

6.3	Payment of Taxes and Claims; Tax Consolidation	85

6.4	Maintenance of Properties; Insurance	85

6.5	Keeping of Books; Inspection; Lender Meeting	86

6.6	Compliance with Laws; Maintenance of FCC Licenses	86

6.7	Environmental Disclosure and Inspection	86

6.8	Borrower’s Remedial Action Regarding Hazardous Materials	87

6.9	Interest Rate Contracts.	87

6.10	License Subsidiaries.	87

6.11	Deposit Accounts and Securities Accounts.	88

Section 7.	BORROWER’S NEGATIVE COVENANTS	89

7.1	Indebtedness	89

7.2	Liens and Related Matters	90

7.3	Investments; Joint Ventures	93

7.4	Contingent Obligations	94

7.5	Restricted Junior Payments	94

7.6	Financial Covenants	95

7.7	Restriction on Fundamental Changes; Asset Sales and Acquisitions; Restricted Marketing Agreements	96

7.8	Sales and Lease-Backs	98

7.9	Sale or Discount of Receivables	99

7.10	Transactions with Shareholders and Affiliates	99

7.11	Conduct of Business	99

7.12	Amendments or Waivers of Specified Documents and Charter Documents	99

7.13	Fiscal Year	100

Section 8.	EVENTS OF DEFAULT	100

8.1	Failure to Make Payments When Due	100

8.2	Default in Other Agreements	100

8.3	Breach of Certain Covenants	101

8.4	Breach of Warranty	101

8.5	Other Defaults Under Loan Documents	101

8.6	Involuntary Bankruptcy; Appointment of Receiver, etc.	101

8.7	Voluntary Bankruptcy; Appointment of Receiver, etc.	101

8.8	Judgments and Attachments	102

8.9	Dissolution	102

8.10	Employee Benefit Plans	102

8.11	Failure of Security, Guaranty or Subordination	102

8.12	FCC Licenses	102

8.13	Business Interruption	103

8.14	Change of Control	103

Section 9.	ADMINISTRATIVE AGENT	104

9.1	Appointment and Duties	104

9.2	Reliance and Liability	105

9.3	Representations and Warranties; No Responsibility for Appraisal of Creditworthiness	107

9.4	Expenses; Right to Indemnity	107

9.5	Successor Administrative Agent; Resignation of L/C Issuer	108

9.6	Security Documents, Etc.	109

9.7	Binding Effect	109

9.8	Additional Secured Parties	110

Section 10.	MISCELLANEOUS	110

10.1	Assignments and Participations in Loans and Letters of Credit	110

10.2	Expenses	113

10.3	Indemnity	114

10.4	Set-Off	115

10.5	Ratable Sharing	115

10.6	Amendments and Waivers	116

10.7	Independence of Covenants	117

10.8	Notices	117

10.9	Survival of Representations, Warranties and Agreements	118

10.10	Failure or Indulgence Not Waiver; Remedies Cumulative	118

10.11	Marshalling; Payments Set Aside	118

10.12	Severability	118

10.13	Obligations Several; Independent Nature of Lenders’ Rights	119

10.14	Headings	119

10.15	Applicable Law	119

10.16	Successors and Assigns	119

10.17	Consent to Jurisdiction and Service of Process	119

10.18	Waiver of Jury Trial	120

10.19	Confidentiality	120

10.20	Counterparts; Effectiveness	121

10.21	Limitation of Liability	121

10.22	Electronic Transmissions.	122

10.23	Lender-Creditor Relationship	123

10.24	Use of Name	123

10.25	Actions in Concert	123

10.26	Patriot Act Notice	123

10.27	Entire Agreement	123

EXHIBITS

I	FORM OF NOTICE OF BORROWING

II	FORM OF NOTICE OF CONVERSION/CONTINUATION

III	FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT

IV	FORM OF TERM NOTE

V	FORM OF REVOLVING NOTE

VI	FORM OF COMPLIANCE CERTIFICATE

VII	FORM OF OPINION OF OBLIGORS’ COUNSEL

VIII	RESERVED

IX	FORM OF ASSIGNMENT AGREEMENT

X	FORM OF INCREMENTAL TERM LOAN NOTE

v

SCHEDULES

1.1	EQUITY SECURITIES OF EXCLUDED SUBSIDIARIES

2.1	LENDERS’ COMMITMENTS AND PRO RATA SHARES

5.1D	SUBSIDIARIES

5.1E	FCC LICENSES AND STATION MATTERS

5.1E(vii)	MARKETING AGREEMENTS

5.1F	COLLATERAL MATTERS

5.5B	INTELLECTUAL PROPERTY

5.12	ENVIRONMENTAL MATTERS

6.4	BUSINESS INTERRUPTION INSURANCE LOCATIONS

7.1	EXISTING INDEBTEDNESS

7.3	EXISTING INVESTMENTS

7.4	EXISTING CONTINGENT OBLIGATIONS

10.8	NOTICE ADDRESSES

BEASLEY MEZZANINE HOLDINGS, LLC

CREDIT AGREEMENT

This CREDIT AGREEMENT is dated as of August 9, 2012, and entered into by, between and among BEASLEY MEZZANINE HOLDINGS, LLC (“Borrower”), the Lenders (as defined below), the L/C Issuers (as defined below) and GENERAL ELECTRIC CAPITAL CORPORATION (“GE Capital”), as administrative agent and collateral agent for the Lenders and the L/C Issuers (in such capacity, and together with its successors and permitted assigns, “Administrative Agent”).

R E C I T A L S

WHEREAS, Borrower has requested that Lenders (i) extend revolving and term credit facilities to Borrower of ONE HUNDRED TEN MILLION DOLLARS ($110,000,000) in the aggregate for (a) the repayment and termination of all Indebtedness under the Existing Credit Agreement the outstanding principal amount of which is less than or equal to $122,000,000, (b) the making of Permitted Acquisitions and certain acquisitions permitted by subsection 7.7(v), (c) the payment of fees and expenses hereunder and fees and expenses related to Permitted Acquisitions and certain acquisitions permitted by subsection 7.7(v), and (d) the provisions of funds for working capital and other general corporate purposes of Borrower and its Subsidiaries and other purposes permitted hereunder; and for these purposes, Lenders are willing to make certain loans and other extensions of credit to Borrower of such amount upon the terms and conditions set forth herein, and (ii) provide for the making of certain additional uncommitted credit facilities to Borrower of up to FORTY MILLION DOLLARS ($40,000,000) in the aggregate which may be used for general corporate purposes, including financing certain Permitted Acquisitions and acquisitions permitted by subsection 7.7(v); and

WHEREAS, Borrower desires to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, for the benefit of Administrative Agent and the Secured Parties, a first priority Lien, except as otherwise expressly provided, on all of its existing and after-acquired personal property (to the fullest extent permitted by law) pursuant to this Agreement and the Security Documents, including, without limitation, a pledge of all of the capital stock of its Subsidiaries, including License Subs; and

WHEREAS, Holdings and Borrower’s Subsidiaries (other than any Excluded Subsidiaries) have agreed to guarantee the Obligations hereunder and under the other Loan Documents; and

WHEREAS, Holdings and Borrower’s Subsidiaries (other than any Excluded Subsidiaries) have agreed to secure all of the Obligations hereunder and under the other Loan Documents by granting to Administrative Agent, for the benefit of Administrative Agent and the Secured Parties, a first priority Lien, except as otherwise expressly provided, on all of its existing and after-acquired personal property (to the fullest extent permitted by law) pursuant to the Security Documents, including, without limitation, a pledge of all of the capital stock of Borrower and its Subsidiaries, including License Subs;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.	DEFINITIONS

1.1 Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Acquired Stations” means the radio stations to be acquired on any Permitted Acquisition Closing Date.

“Acquisition FCC Consent” means the initial or other written action or actions by the FCC approving the assignment of the FCC Licenses for each Station to be acquired as part of a Permitted Acquisition to the respective License Sub in the manner contemplated by the applicable Permitted Acquisition Documents, all in form and substance reasonably satisfactory to Administrative Agent.

“Additional Second Lien Amount” shall mean, at any time, the excess, if any, of $10,000,000 over the aggregate amount of all Incremental Term Loan Commitments established prior to such time pursuant to subsection 2.11.

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, an interest rate per annum determined as the ratio of (a) the LIBOR Base Rate with respect to such Interest Period for such LIBOR Rate Loan to (b) the difference between the number one and the LIBOR Reserve Requirements with respect to such Interest Period and for such LIBOR Rate Loan.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and also means and includes any successor Administrative Agent appointed pursuant to subsection 9.5.

“Affected Lender” has the meaning assigned to that term in subsection 2.6C.

“Affected Loans” has the meaning assigned to that term in subsection 2.6C.

“Affiliate,” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person; provided, however, that no Secured Party shall be an Affiliate of the Borrower, any Credit Party or any Subsidiary of a Credit Party solely by reason of the provisions of the Loan Documents. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession of the power to, directly or indirectly, to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” has the meaning assigned to that term in subsection 9.4.

“Aggregate Amounts Due” has the meaning assigned to that term in subsection 10.5.

“Aggregate Excess Funding Amount” has the meaning assigned to such term in subsection 2.1D.

“Agreement” shall mean this Credit Agreement dated as of August 9, 2012, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Alternative Cash Management Bank” has the meaning assigned to such term in subsection 6.11B.

“Applicable Margin” means the percentage determined by reference to subsection 2.2A.

“Applicable Period” has the meaning assigned to that term in subsection 2.2A.

“Approved Fund” means, with respect to any Lender, any Person (other than a natural Person) that (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and (ii) is advised or managed by (a) such Lender, (b) any Affiliate of such Lender or (c) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

“ASR Number” means the Antenna Structure Registration number assigned by the FCC to certain antenna structures used in connection with the operations of broadcast stations.

“Asset Sale” means the sale, transfer or other disposition, in one transaction or a series of transactions, by any Credit Party to any Person other than another Credit Party of (i) any of the Equity Securities of Borrower’s Subsidiaries, (ii) substantially all of the assets of any division or line of business of Borrower or any of its Subsidiaries, or (iii) any other property or assets (whether tangible or intangible) of Borrower or any of its Subsidiaries outside of the ordinary course of business.

“Available Restricted Payments Amount” means, (i) for the period from the Closing Date through December 31, 2012, $2,000,000, (ii) for the Fiscal Year ending on December 31, 2013, $4,000,000, (iii) for each of the Fiscal Years ending on December 31, 2014 and December 31, 2015, $5,000,000 and (iv) for each Fiscal Year thereafter, $6,000,000.

“Available Revolving Loan Commitments” means, at any time, the aggregate Revolving Loan Commitment of the Lenders then in effect minus the Total Utilization of Revolving Loan Commitments at such time.

“Banking Services” means each and any of the following bank services provided to any Credit Party by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, commercial credit cards and purchasing cards), (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by any Credit Party in connection with Banking Services, which agreement and related Banking Services Provider has been identified in a writing by the Borrower delivered to the Administrative Agent pursuant to which the Borrower, at its option, designates that the Banking Services Obligations arising with respect thereto shall be thereafter secured by the Collateral.

“Banking Services Obligations” means any and all obligations of any Credit Party, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Banking Services Provider” means a Lender or an Affiliate of a Lender who has entered into a Banking Services Agreement with a Credit Party.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, the greatest of (i) the Prime Rate, (ii) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate and (iii) the LIBOR Quoted Rate for such day plus the excess of the Applicable Margin for LIBOR Rate Loans over the Applicable Margin for Base Rate Loans. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Quoted Rate.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Beasley Family” means, collectively, (i) George G. Beasley, a resident of the State of Florida, (ii) any of such Person’s spouse, ancestors, descendants, cousins, siblings, or descendants of cousins or siblings, (iii) any trust wholly revocable by any one or more of such Person, or such individuals described in (i) or (ii), or any other trust for the benefit of any one or more of such Person, such individuals described in (i) or (ii), or any organization to which gifts at death would qualify for a federal estate charitable deduction under Internal Revenue Code Section 2055, and (iv) any entity that is an Affiliate of any one or more of such Person, such individuals described in (i) or (ii) or trust described in (iii).

“Borrower” has the meaning assigned to that term in the introduction to this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or a day on which banks are required or authorized to close in New York City and, when determined in connection with notices and determinations in respect of any Adjusted LIBOR Rate or LIBOR Rate Loan or any funding, conversion, continuation, Interest Period or payment of any LIBOR Rate Loan, that is also a day on which dealings in Dollar deposits are carried on in the London interbank market.

“Capital Lease,” as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person, other than any Marketing Agreement.

“Cash” means money, currency or a credit balance in a Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, the highest rating obtainable from either S&P or Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than Two Hundred Fifty Million Dollars ($250,000,000); and (v) shares of any money market mutual fund that (a) has at least 95% of its assets invested continuously in the types of investments referred to in clauses (i) through (iv) above, (b) has net assets of not less than Five Hundred Million Dollars ($500,000,000), and (c) has the highest rating obtainable from either S&P or Moody’s.

“Cash Management Lender” means a Lender that holds, or has any Affiliate that holds, any Cash or Cash Equivalents of any Credit Party in a deposit account or securities account maintained at such financial institution.

“Cash Operating Revenues” means consolidated revenues collected in cash excluding revenues arising from sales and other dispositions, in each case, outside the ordinary course of business.

“Cash Proceeds” means, with respect to any Asset Sale, Cash payments (including any Cash received by way of deferred payment pursuant to, or monetization of, a note receivable or otherwise, but only as and when so received) received from such Asset Sale.

“Change of Control” means:

(i) (a) Holdings ceasing for any reason to beneficially own and control 100% of the membership interests of Borrower or (b) the Credit Parties as a whole ceasing for any reason (other than a transfer or an equity issuance permitted hereunder) to beneficially own and control 100% of the issued and outstanding shares of capital stock, partnership interests or other equity interests of its Subsidiaries;

(ii) the sale, lease or other transfer of all or substantially all of Borrower’s assets to any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than a wholly-owned Subsidiary of Holdings;

(iii) the adoption of a plan relating to the liquidation or dissolution of Borrower or managing member thereof;

(iv) the consummation of any transaction as a result of which any person or group (as such term is used in Section 13(d)(3) of the Exchange Act) that is not the Beasley Family or a member thereof, directly or indirectly becomes a “beneficial owner” of more than 50% of the voting stock, voting partnership interests or other voting equity interests of Holdings;

(v) the Beasley Family ceasing to beneficially own and control at least 51% of the voting stock, voting partnership interests or other voting equity interests of Holdings; or

(vi) a “Change of Control” or any term of similar effect, as defined in the Second Lien Credit Agreement (or any Second Lien Permitted Refinancing thereof) shall occur.

“Class” means each of the following two classes of Lenders: (i) Term Lenders, and (ii) Lenders having Revolving Loan Exposure.

“Closing Date” means August 9, 2012.

“Collateral” means, collectively, all assets and proceeds thereof securing the Obligations pursuant to the Security Documents in accordance with the terms thereof.

“Commitments” means the commitments of Lenders to make Loans as set forth in subsection 2.1A.

“Communications Act” means the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC promulgated thereunder, as from time to time in effect.

“Compliance Certificate” means a certificate substantially in the form of Exhibit VI annexed hereto delivered to Administrative Agent and Lenders by Borrower pursuant to subsection 6.1(iii).

“Consolidated” means, with respect to any Person, the accounts of such Person and its Subsidiaries consolidated in accordance with GAAP.

“Consolidated Capital Expenditures” means, for any period, the sum of the aggregate of all expenditures (whether paid in Cash or other consideration or accrued as a liability including that portion of Capital Leases which is capitalized on the Consolidated balance sheet of Borrower and its Subsidiaries) by Borrower and its Subsidiaries during that period that, in conformity with GAAP, are included in “additions to property, plant or equipment,” or comparable items, including capitalized expenses, reflected in the Consolidated statement of cash flows of Borrower and its Subsidiaries; provided that Consolidated Capital Expenditures shall not include amounts paid and costs incurred in connection with Permitted Acquisitions or acquisitions permitted by subsection 7.7(v) or amounts expended with insurance proceeds to repair or replace “additions to property, plant or equipment,” or comparable items, in accordance with the terms of this Agreement.

“Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period excluding, however, any interest expense not payable in Cash (including amortization of discount and amortization of debt issuance costs).

“Consolidated Current Assets” means, with respect to any Person at any date, the total Consolidated current assets of such Person at such date other than Cash, Cash Equivalents and any Indebtedness owing to such Person or any of its Subsidiaries by Affiliates of such Person.

“Consolidated Current Liabilities” means, with respect to any Person at any date, all liabilities of such Person and its Subsidiaries at such date that should be classified as current liabilities on a Consolidated balance sheet of such Person; provided, however, that “Consolidated Current Liabilities” shall exclude the principal amount of the Loans then outstanding.

“Consolidated Excess Cash Flow” means, for Borrower and its Subsidiaries on a Consolidated basis, for the period from August 1, 2012 through December 31, 2012 and for any Fiscal Year of Borrower thereafter (each a “Fiscal Period”), (A) the amount by which Borrower’s and its Subsidiaries’ Cash Operating Revenues during such Fiscal Period (including, but not limited to, any cash payments received under any of the business interruption insurance policies maintained pursuant to subsection 6.4 net of any costs incurred in collecting such payments) exceed the sum (without duplication) of (i) Borrower’s and its Subsidiaries’ Consolidated operating expenses paid in Cash in such Fiscal Period (including, without duplication, Consolidated Cash Interest Expense and general and administrative expenses), plus (ii) the amount (without duplication) paid in Cash by Borrower and its Subsidiaries in such Fiscal Period for (a) principal repayments of the Consolidated Total Debt (excluding payments made from Consolidated Excess Cash Flow in accordance with subsection 2.4B(iii)(d), voluntary prepayments of the Term Loans in accordance with subsection 2.4B(i) and prepayments and repayments of the Second Lien Indebtedness (including any Second Lien Permitted Refinancing)) plus (b) Consolidated Capital Expenditures paid in Cash, plus (c) Cash distributions permitted under subsection

7.5, plus (d) fees and expenses paid in Cash by Borrower and its Subsidiaries hereunder or under the other Loan Documents for the effectiveness of such agreements and for amendments and waivers thereto excluding such costs that are paid with proceeds of Loans, plus (e) all legal fees and expenses paid in Cash by Borrower and its Subsidiaries with respect to any acquisition or disposition of a Station permitted hereunder excluding such costs that are paid with proceeds of Loans hereunder, plus (f) the aggregate amount of Holdings Advances made in such Fiscal Period, plus (g) all Cash invested in Investments during such Fiscal Year as permitted by subsection 7.3(v), (viii), (ix) and (xi) or used in consummating Permitted Acquisitions or acquisitions permitted by subsection 7.7(v) excluding Investments, Permitted Acquisitions or acquisitions permitted by subsection 7.7(v) made with Cash constituting proceeds of Loans hereunder minus (B) any increase in the Working Capital of Borrower during such Fiscal Period (measured as the excess of such Working Capital at the end of such period over such Working Capital at the beginning of such period) plus (C) any decrease in the Working Capital of Borrower during such Fiscal Period (measured as the excess of such Working Capital at the beginning of such period over such Working Capital at the end thereof).

“Consolidated First Lien Debt Ratio” means, as at any date of determination, the ratio of (A) Consolidated Total Debt but excluding any Second Lien Indebtedness, any Indebtedness under the Permitted Seller Notes and any Subordinated Indebtedness minus the applicable Maximum Unrestricted Cash on Hand to (B) Consolidated Operating Cash Flow as calculated as of the most recent Fiscal Quarter end.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Borrower and its Subsidiaries on a Consolidated basis with respect to all outstanding Indebtedness of Borrower and its Subsidiaries, whether paid in Cash or accrued, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Interest Rate Agreements, but excluding, however, (i) any amounts referred to in subsection 2.3C payable to Administrative Agent and/or Lenders on or before the Closing Date, (ii) any amounts referred to in subsection 2.3C of the Second Lien Credit Agreement (or any similar provision in any Second Lien Permitted Refinancing thereof) payable to Second Lien Agent and/or Second Lien Lenders on or before the Closing Date and (iii) any effect of marked to market adjustments on derivative transactions, all of the foregoing determined on a Consolidated basis for Borrower and its Subsidiaries in conformity with GAAP.

“Consolidated Operating Cash Flow” shall mean for Borrower and its Subsidiaries on a Consolidated basis and determined in accordance with GAAP, for the four Fiscal Quarter period ending on the date of determination, (a) net income or loss for such period, excluding (i) unusual, extraordinary or otherwise non-operating income, gains and losses, if any, for such period, (ii) any other non-cash gains and losses and (iii) the write-up or write-down of assets for such period (other than write-offs of accounts receivable), plus (b) to the extent deducted in determining net income for such period, the sum of (i) depreciation expense for such period, (ii) amortization expense for such period, (iii) Consolidated Interest Expense during such period, (iv) taxes expensed during such period whether current or deferred, (v) other deferred or non-cash expenses relating to trade for such period, (vi) solely to the extent that a Permitted Acquisition or an acquisition permitted by subsection 7.7(v) shall have been consummated in accordance with the terms and conditions of this Agreement, Marketing Agreement Payments for such period with respect to such acquisition during such period, (vii) fees and expenses paid in Cash by Borrower and its Subsidiaries hereunder or under the other Loan Documents or under the Second Lien Loan Documents for the effectiveness of such agreements and the other Closing Date transactions to the extent included in determining net income for such period, (viii) all legal fees and expenses incurred by Borrower and its Subsidiaries with respect to any acquisition or disposition of a Station permitted hereunder as a “like-kind” exchange under Section 1031 of the Internal Revenue Code or a “reverse like-kind exchange”

under the Internal Revenue Code, (ix) legal fees incurred by Borrower and its Subsidiaries with respect to any acquisition of a Station permitted hereunder, to the extent such legal fees do not exceed Five Hundred Thousand Dollars ($500,000) for any such acquisition or series of related acquisitions, and (x) fees and expenses paid in cash by Borrower and its Subsidiaries in connection with the effectiveness of the Loan Documents or any amendment or waiver thereto to the extent included in determining net income for such period, minus (c) to the extent included in determining net income for such period, non-cash revenue relating to trade. The foregoing shall be calculated on a Pro Forma Basis with respect to Pro Forma Transactions as provided in subsection 1.2B.

“Consolidated Total Debt” means, as at any date of determination and on a Consolidated basis, the sum of (i) the aggregate stated balance sheet amount of all Indebtedness of Borrower and its Subsidiaries (including the Loans and the Second Lien Loans (but excluding Indebtedness outstanding in accordance with subsection 7.1(v)), (ii) Letter of Credit Usage, (iii) the sum of (x) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all letters of credit (other than Letters of Credit) issued for the account of Borrower or any of its Subsidiaries then outstanding plus (y) the aggregate amount of all drawings under any such letter of credit honored by the issuer of any such letter of credit and not theretofore reimbursed by Borrower or any of its Subsidiaries, and (iv) the aggregate amount of all direct or indirect guaranties of Borrower and its Subsidiaries (for such purpose, the amount of any guaranty shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such guaranty is specifically limited) other than with respect to Indebtedness or other amounts otherwise included in the foregoing definition.

“Consolidated Total Debt Ratio” means, as at any date of determination, the ratio of (A) Consolidated Total Debt minus the applicable Maximum Unrestricted Cash on Hand to (B) Consolidated Operating Cash Flow as calculated as of the most recent Fiscal Quarter end pursuant to subsection 7.6B.

“Contingent Obligation,” as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (i) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (ii) with respect to any bank guaranties, bankers’ acceptances or letters of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or (iii) under Interest Rate Agreements. Contingent Obligations shall include, without limitation, (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (X) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (Y) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (X) or (Y) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.

“Contractual Obligation,” as applied to any Person, means any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control Agreement” has the meaning assigned to such term in subsection 6.11B.

“Credit Parties Security Agreement” means the Security Agreement executed and delivered by Borrower and its Subsidiaries on the Closing Date to the Administrative Agent, as such agreement may heretofore have been or hereafter may be amended, restated, supplemented or otherwise modified from time to time.

“Credit Party” means Borrower and each Guarantor, and “Credit Parties” means such Persons collectively.

“Cumulative Available Excess Cash Flow Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the aggregate cumulative sum of the Available Excess Cash Flow Amounts for each Fiscal Year ending after the Closing Date and prior to such date. For purposes of this definition, “Available Excess Cash Flow Amount” means, for any Fiscal Year, an amount equal to (i) if the Consolidated Total Debt Ratio as of the last day of such Fiscal Year is greater than or equal to 3.0:1.0, 50% of the Consolidated Excess Cash Flow for such Fiscal Year and (ii) if the Consolidated Total Debt Ratio as of the last day of such Fiscal Year is less than 3.0:1.0, 75% of the Consolidated Excess Cash Flow for such Fiscal Year.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Stock” means, with respect to any Person, any Equity Securities that, by their terms (or by the terms of any Security into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Stock) pursuant to a sinking fund obligation or otherwise (except as a result of a customarily defined change of control or disposal of all or substantially all of the assets of the issuer and only so long as any payments after such change of control or such disposition shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Stock), in whole or in part, (c) provides for scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Disqualified Stock, in whole or in part, on or prior to the date that is 180 days after the latest applicable Revolving Loan Commitment Termination Date and/or the latest applicable Term Loan Maturity Date at the time of issuance.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary of Borrower that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“E-Fax” means any system used to receive or transmit faxes electronically.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System.

“Eligible Assignee” means (A) any Lender (other than a Non-Funding Lender or an Impacted Lender), (B) any Approved Fund or an Affiliate of any Lender (other than a Non-Funding Lender or an Impacted Lender) or (C) any other Person (other than a natural Person, a Non-Funding Lender, an Impacted Lender, an Obligor or any Affiliate of an Obligor).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is, or was at any time, maintained or contributed to by any Credit Party.

“Environmental Claim” means any written allegation, notice of violation, claim, demand, abatement order or other order or direction (conditional or otherwise) by any Governmental Authority or any Person for any damage, including personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restrictions, in each case relating to, resulting from or in connection with Hazardous Materials and relating to Borrower, any of its Subsidiaries, any of their respective Affiliates or any Facility.

“Environmental Laws” means all statutes, ordinances, orders, rules, regulations, permits, plans, policies, decrees or common law of any relevant jurisdiction relating to (i) environmental matters, including those relating to fines, injunctions, penalties, damages, contribution, cost recovery compensation, losses or injuries resulting from the Release or threatened Release of Hazardous Materials, (ii) the generation, use, storage, transportation or disposal of Hazardous Materials, or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to any Credit Party, its Subsidiaries or any of their respective properties, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act ( 33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.) and the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), each as amended or supplemented, and any analogous future or present local, state, federal or international statutes and regulations promulgated pursuant thereto, each as in effect as of the date of determination.

“Equity Securities” means any stock, shares, partnership interests, limited liability company interests, voting trust certificates, certificates of interest, options, warrants, or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

“ERISA Affiliate,” as applied to any Person, means (i) any corporation which is, or was at any time, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is, or was at any time, a member; (ii) any trade or business (whether or not incorporated) which is, or was at any time, a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is, or was at any time, a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is, or was at any time, a member.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430 of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by any Credit Party or any of its ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Sections 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on any Credit Party or any of its ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal by any Credit Party or any of its ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Credit Party or any of its ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on any Credit Party or any of its ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409 or 502(c), (i) or (l) or 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against any Credit Party or any of its ERISA Affiliates in connection with any such Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; (xi) the imposition of a Lien pursuant to Section 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan; or (xii) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system, including SyndTrak® and CleraPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Event of Default” means each of the events set forth in Section 8.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Subsidiary” means Beasley Internet Ventures, LLC and Beasley Internet Ventures II, LLC., in each case so long as such Person holds no assets other than the Equity Securities in internet companies held by such Person as of the Closing Date and listed on Schedule 1.1 hereto (subject to stock splits or exchanges not increasing the value thereof).

“Existing Credit Agreement” means that certain Credit Agreement dated as of February 27, 2004 by and among the Borrower, certain financial institutions party thereto as lenders and agents, and Bank of Montreal, Chicago Branch, as administrative agent, as amended from time to time prior to the date hereof.

“Extended Commitments” means the Extended Term Loan Commitment and the Extended Revolving Loan Commitment.

“Extended Loans” means the Extended Term Loans and the Extended Revolving Loans.

“Extended Revolving Loan Commitment” has the meaning specified in subsection 2.12A(ii).

“Extending Revolving Lender” has the meaning specified in subsection 2.20A(ii).

“Extended Revolving Loans” means Revolving Loans made by one or more Lenders to the Borrower pursuant to subsection 2.12.

“Extended Term Loan Commitment” means the commitment of any Lender, established pursuant to subsection 2.12, to make Extended Term Loans to the Borrower.

“Extended Term Loans” has the meaning specified in subsection 2.12A(iii).

“Extending Term Lender” has the meaning specified in subsection 2.12A(iii).

“Extension” has the meaning specified in subsection 2.12A.

“Extension Amendment” means any amendment entered into pursuant to subsection 2.12C.

“Extension Offer” has the meaning specified in subsection 2.12A.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by any Credit Party or any of its predecessors or Affiliates.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“FCC” means the Federal Communications Commission and any successor governmental agency performing functions similar to those performed by the Federal Communications Commission on the date hereof.

“FCC License” means any of the material licenses, authorizations, consents, waivers, approvals, registrations and permits relating to the Stations granted or issued by the FCC to any Credit

Party and required under the Communications Act or otherwise used in the operation of any of the Stations and all extensions, additions and renewals thereto or thereof.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as determined by the Administrative Agent in its sole discretion.

“Fee Letter” means the confidential amended and restated fee letter, dated as of July 18, 2012, addressed to Borrower and Holdings from the Administrative Agent and GE Capital Markets, Inc., and accepted by Borrower, with respect to certain fees to be paid from time to time to the Administrative Agent and its Related Persons.

“Final Order” means, as of any date of determination with respect to any written action or consent by the FCC, such written action or consent which shall have been obtained and (i) which shall not have been reversed, stayed, enjoined, annulled or suspended and (ii) for which the time for filing a request for administrative or judicial relief or for instituting administrative review thereof sua sponte, shall have expired without any such filing having been made or notice of such review having been issued, or, in the event of such filing or review sua sponte, such filing or review sua sponte shall have been disposed of favorably to confirmation of such written action or the grant of such consent and the time for seeking further relief with respect thereto shall have expired without any request for such further relief having been filed.

“Financial Covenants” has the meaning set forth in subsection 7.6C.

“Financial Plan” has the meaning assigned to that term in subsection 6.1(ix) hereof.

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, that (i) such Lien has priority over any other Lien on such Collateral (other than Permitted Liens) and (ii) such Lien is the only Lien other than Permitted Liens to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Period” has the meaning assigned to such term in the definition of “Consolidated Excess Cash Flow”.

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries maintained in accordance with subsection 7.13.

“FM Translator” means a station in the broadcasting service that operates on a channel in the FM frequency band and is used to retransmit the signal of an AM or FM radio broadcast station or another FM broadcast translator station to other areas without significantly altering any characteristics of the incoming signal other than its frequency and amplitude.

“Funding and Payment Office” means the office of Administrative Agent located at 500 West Monroe Street in Chicago, Illinois.

“Funding Date” means the date of the funding of a Loan.

“GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.

“Governmental Acts” has the meaning assigned to that term in subsection 3.5A.

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any federal, state or local Governmental Authority, agency or court.

“Guarantor” means Holdings and each Subsidiary of Borrower (including each License Sub but excluding any Excluded Subsidiary) that is a party to the Guaranty on and as of the Closing Date or that becomes a party thereto from time to time thereafter in accordance with the terms hereof and the other Loan Documents.

“Guaranty” means the Guaranty executed and delivered by Holdings and each existing Subsidiary of Borrower (including each License Sub but excluding any Excluded Subsidiary) on and as of the Closing Date or by any additional Subsidiary of Borrower from time to time thereafter, as such Guaranty may heretofore have been or hereafter may be amended, restated, supplemented or otherwise modified from time to time.

“Hazardous Materials” means (i) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “infectious waste,” “toxic substances” or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws or publications promulgated pursuant thereto; (ii) any oil, petroleum, petroleum fraction or petroleum derived substance; (iii) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (iv) any flammable substances or explosives; (v) any radioactive materials; (vi) asbestos in any form; (vii) urea formaldehyde foam insulation; (viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million; (ix) pesticides; and (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of the Facilities.

“Holdings” means Beasley Broadcast Group, Inc., a Delaware corporation and parent of Borrower.

“Holdings Advance” has the meaning set forth in subsection 7.5.

“Impacted Lender” means any Lender that fails to provide the Administrative Agent, within three Business Days following the Administrative Agent’s written request, satisfactory assurance that such Lender will not become a Non-Funding Lender, or any Lender that has a Person that directly or indirectly controls such Lender and such Person (a) becomes subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (b) has appointed a custodian, conservator, receiver or similar official for such Person or any substantial part of such Person’s assets, or (c) makes a general assignment for the benefit of creditors, is liquidated, or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for each of clauses (a) through (c), the Administrative Agent has determined that such Lender is reasonably likely to become a Non-Funding Lender; provided that a Lender shall not be an Impacted Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. For purposes of this definition, control of a Person shall have the same meaning as in the second sentence of the definition of Affiliate.

“Incremental Term Loan Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Amount” shall mean, at any time, the excess, if any, of (a) $40,000,000 over the sum of (b) (i) the aggregate amount of all Incremental Term Loan Commitments established prior to such time pursuant to subsection 2.11 plus (ii) the excess of the principal amount of Indebtedness of the Borrower owing under the Second Lien Loan Documents over $25,000,000.

“Incremental Term Loan Assumption Agreement” shall mean an Incremental Term Loan Assumption Agreement among, and in form and substance reasonably satisfactory to, Borrower, the Administrative Agent and one or more Incremental Term Loan Lenders.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to subsection 2.11, to make Incremental Term Loans to Borrower.

“Incremental Term Loan Maturity Date” shall mean the final maturity date of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement; provided that the Incremental Term Loan Maturity Date shall not be prior to the maturity date of the Term Loans issued on the Closing Date.

“Incremental Term Loan Repayment Dates” shall mean the dates scheduled for the repayment of principal of any Incremental Term Loan, as set forth in the applicable Incremental Term Loan Assumption Agreement.

“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Borrower pursuant to subsection 2.1A(iii). Incremental Term Loans may be made in the form of additional Term Loans or, to the extent permitted by subsection 2.11 and provided for in the relevant Incremental Term Loan Assumption Agreement, Other Term Loans.

“Indebtedness,” as applied to any Person, means (i) all indebtedness for borrowed money, (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (iii) notes, bonds, debentures and similar instruments and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money (other than performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations), (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and, to the extent incurred in the ordinary course of business, deferred rent and deferred revenue), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or written agreement or instrument, (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person and (vi) payment obligations under non-compete agreements, earnouts that would be properly classified as a liability on a balance sheet conforming with GAAP and all other payment obligations that would be properly classified as a liability on a balance sheet conforming with GAAP (other than trade payables, accrued expenses and other deferred expenses not one hundred twenty (120) days past due); provided that obligations under Interest Rate Agreements constitute Contingent Obligations and not Indebtedness; provided further that Indebtedness shall not include obligations in respect of Operating Leases that would not be properly classified as a liability on a balance sheet in conformity with GAAP.

“Indemnified Liabilities” has the meaning assigned to that term in subsection 10.3.

“Indemnitee” has the meaning assigned to that term in subsection 10.3.

“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of any or all of Borrower and its Subsidiaries as currently conducted that are material to the condition (financial or otherwise), business or operations of any or all of Borrower and its Subsidiaries.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, among the Administrative Agent, the Second Lien Agent and the Credit Parties.

“Interest Payment Date” means (i) with respect to any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and (ii) with respect to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided that in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” has the meaning assigned to that term in subsection 2.2B.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement or arrangement designed to protect Borrower or any of its Subsidiaries against fluctuations in interest rates.

“Interest Rate Determination Date” means, with respect to any Interest Period, the second Business Day prior to the first day of such Interest Period.

“Interest Rate Agreement Obligations” means any and all Obligations with respect to Interest Rate Agreements with any Lender or any Affiliate of a Lender.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

“Investment” means (i) any direct or indirect purchase or other acquisition by any Credit Party of, or of a beneficial interest in, any Securities of any other Person (other than a Person that, prior to such purchase or acquisition, was a wholly-owned Subsidiary of such Credit Party), or (ii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by any Credit Party to any other Person other than Borrower or a Subsidiary of Borrower which is a Credit Party, including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“L/C Issuer” means, (i) GE Capital or any of its designated Affiliates and (ii) each Person that hereafter becomes an L/C Issuer with the approval of, and if requested by the Administrative Agent, pursuant to an agreement with and in form and substance reasonably satisfactory to, the Administrative Agent and the Borrower, in each case in their capacity as an issuer of Letters of Credit hereunder and together with their successors in such capacity.

“Lender” and “Lenders” means, collectively, the persons identified as “Lenders” and listed on the signature pages of this Agreement or that from time to time become parties hereto by execution of an Incremental Term Loan Assumption Agreement or and Extension Amendment, in each case together with their successors and permitted assigns pursuant to subsection 10.1; provided that the term “Lenders,” when used in the context of a particular Commitment, shall mean Lenders having that Commitment.

“Letter of Credit” or “Letters of Credit” means the standby letters of credit issued or to be issued by an L/C Issuer for the account of Borrower pursuant to subsection 3.1 for any lawful purpose; provided that standby Letters of Credit may not be issued for the purpose of supporting (a) trade payables or (b) any Indebtedness constituting “antecedent debt” (as that term is used in Section 547 of the Bankruptcy Code).

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is or at any time thereafter may become available for drawing under all Letters of Credit then outstanding plus (ii) the aggregate amount of all drawings under Letters of Credit honored by an L/C Issuer and not theretofore reimbursed by Borrower (whether any such reimbursement was made out of the proceeds of Revolving Loans pursuant to subsection 3.3B or otherwise).

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature relating to or arising from any investigation by a Governmental Authority or any judicial or regulatory proceeding, whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“LIBOR Base Rate” means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR 01 Page as of 11:00 a.m. (London, England time) on the Interest Rate Determination Date. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Administrative Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 a.m. (London, England time) on the Interest Rate Determination Date by major financial institutions reasonably satisfactory to the Administrative Agent in the London interbank market for such interest period for the applicable principal amount of the Loans to be borrowed, converted or continued as LIBOR Rate Loans on such Interest Rate Determination Date.

“LIBOR Reserve Requirements” means, with respect to any Interest Period and for any LIBOR Rate Loan, a rate per annum equal to the aggregate, without duplication, of the maximum rates (expressed as a decimal number) of reserve requirements in effect two Business Days prior to the first day of such Interest Period (including basic, supplemental, marginal and emergency reserves) under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “eurocurrency liabilities” in Regulation D) maintained by a member bank of the United States Federal Reserve System.

“LIBOR Quoted Rate” means, for any day, the Adjusted LIBOR Rate for an Interest Period of one month commencing on that day or, if such day is not a Business Day, on the Business Day preceding such day.

“LIBOR Rate Loans” means Loans bearing interest at rates determined by reference to the Adjusted LIBOR Rate as provided in subsection 2.2A.

“License Sub” means any special purpose Subsidiary of Borrower that holds FCC Licenses and “License Subs” means all such License Subs.

“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Like-Kind Exchange” has the meaning assigned to that term in subsection 2.4B(iii)(a)(2).

“Loan” or “Loans” means the Term Loans or Revolving Loans or any combination thereof.

“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) the Letters of Credit (and any applications for, or reimbursement agreements or other documents or certificates executed by Borrower in favor of an L/C Issuer relating to, the Letters of Credit), (iv) the Guaranty, (v) the Security Documents, (vi) any Incremental Term Loan Assumption Agreement, (vii) the Fee Letter, (viii) the Intercreditor Agreement, (ix) any Extension Amendment and (x) when executed, each other document executed by a Credit Party and delivered to the Administrative Agent, any Lender or any L/C Issuer in connection with or pursuant to any of the foregoing or the Obligations (other than those arising with respect to Secured Interest Rate Agreements or Banking Services Agreements), together with any modification of any term, or any waiver with respect to, any of the foregoing.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Marketing Agreement” means any time brokerage agreement, local marketing agreement or management services agreement or similar arrangement with respect to the management or marketing of any radio station (including the Stations) or any other broadcast properties to which Borrower or any of its Subsidiaries is a party in effect at such time; provided that Marketing Agreement shall not include any of the foregoing with respect to any AM Station for which Borrower or any of its Subsidiaries is the FCC Licensee.

“Marketing Agreement Payments” means, for any period, all costs, fees, expenses or other payments made by any Credit Party to any Person that is not an Affiliate of a Credit Party pursuant to any Marketing Agreement.

“Material Adverse Effect” means (i) a material adverse effect upon the business, performance, operations, properties or condition (financial or otherwise) of Holdings, Borrower and its Subsidiaries, (taken as a whole), (ii) the impairment of any material portion of the Collateral or the ability of the Obligors to perform in any material respect, or of Administrative Agent or Lenders to enforce, the Obligations or (iii) the validity or enforceability of any Loan Document or the rights and remedies of the Secured Parties.

“Maximum Lawful Rate” has the meaning set forth in subsection 2.2G.

“Maximum Unrestricted Cash On Hand” means, as of any date of determination, Unrestricted Cash on Hand in an amount not exceed (a) $5,000,000 with respect to any Measurement Period ending in Fiscal Year 2012, (b) $7,500,000 with respect to any Measurement Period ending in Fiscal Year 2013 and (c) $10,000,000 with respect to any Measurement Period ending in Fiscal Year 2014 and thereafter.

“Measurement Period” has the meaning set forth in subsection 7.6A.

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) of ERISA, to which Borrower or any of its ERISA Affiliates is contributing, or ever has contributed, or to which Borrower or any of its ERISA Affiliates has, or ever has had, an obligation to contribute.

“Net Cash Proceeds” means, with respect to any Asset Sale, Cash Proceeds of such Asset Sale net of bona fide direct costs of sale, constituting (i) income and other taxes reasonably estimated to be actually payable as a result of such Asset Sale (after application of applicable credits or deferrals), (ii) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness permitted hereunder (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, (iii) brokerage, legal, accounting and other customary out-of-pocket fees and expenses paid or required to be paid in connection therewith; provided that such fees shall be deducted from Cash Proceeds only to the extent that they are reasonable in amount in accordance with industry standards and (iv) adjustments to the purchase price or pro rations of costs pursuant to the terms of such Asset Sale.

“Net Debt Securities Proceeds” shall have the meaning assigned to that term in subsection 2.4B(iii)(b).

“Non-Consenting Lender” shall have the meaning assigned to that term in subsection 2.9B.

“Non-Funding Lender” means any Lender that has (a) failed to fund any payments required to be made by it under the Loan Documents within two Business Days after any such payment is due (excluding expense and similar reimbursements that are subject to good faith disputes), (b) given written notice (and the Administrative Agent has not received a revocation in writing), to the Borrower, the Administrative Agent, any Lender, or any L/C Issuer or has otherwise publicly announced (and the Administrative Agent has not received notice of a public retraction) that such Lender believes it will fail to fund payments or purchases of participations required to be funded by it under the Loan Documents, or (c)(i) become subject to a voluntary or involuntary case under the Bankruptcy Code or any similar bankruptcy laws, (ii) a custodian, conservator, receiver or similar official appointed for it or any substantial part of such Person’s assets, or (iii) made a general assignment for the benefit of creditors, been liquidated, or otherwise been adjudicated as, or determined by any Governmental Authority having regulatory authority over such Person or its assets to be, insolvent or bankrupt, and for this clause (c), the Administrative Agent has determined that such Lender is reasonably likely to fail to fund any payments required to be made by it under the Loan Documents; provided that a Lender shall not be a Non-Funding Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Note” or “Notes” means the Term Notes or Revolving Notes or any combination thereof.

“Notice of Borrowing” means a notice substantially in the form of Exhibit I annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 2.1B with respect to a proposed borrowing.

“Notice of Conversion/Continuation” means a notice substantially in the form of Exhibit II annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

“Notice of Issuance of Letter of Credit” means a notice substantially in the form of Exhibit III annexed hereto delivered by Borrower to Administrative Agent pursuant to subsection 3.1B(i) with respect to the proposed issuance of a Letter of Credit.

“Obligations” means, with respect to any Credit Party, all amounts, obligations, liabilities, covenants and duties of every type and description owing by such Credit Party to the Administrative Agent, any Lender, any L/C Issuer, any other Indemnitee, any participant, any Secured Interest Rate Counterparty or any Banking Services Provider arising out of, under, or in connection with, any Loan Document, any Secured Interest Rate Agreement or any Banking Services Agreement, whether direct or indirect (regardless of whether acquired by assignment), absolute or contingent, due or to become due, whether liquidated or not, now existing or hereafter arising and however acquired, and whether or not evidenced by any instrument or for the payment of money, including, without duplication, (a) if such Credit Party is the Borrower, all Loans and obligations in respect of Letter of Credit Usage, (b) all interest, whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest is allowed in any such proceeding, and (c) all other fees, expenses (including fees, charges and disbursement of counsel), interest, commissions, charges, costs, disbursements, indemnities and reimbursement of amounts paid and other sums chargeable to such Credit Party under any Loan Document (including those payable to L/C Issuers as described in subsection 2.3).

“Obligor” means Holdings, Borrower, each of Borrower’s Subsidiaries, and “Obligors” means such Persons collectively.

“OFAC” has the meaning set forth in subsection 5.17.

“Officer’s Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by any of its chairman of the board (if an officer), its president, its chief operating officer or one of its vice presidents or its chief financial officer or its treasurer, and with respect to any limited liability company, partnership or limited partnership, a certificate executed on behalf of such limited liability company, partnership or limited partnership by its managing member or general partner, as the case may be.

“OID” has the meaning set forth in subsection 2.11B.

“Operating Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than (i) any such lease under which that Person is the lessor and (ii) any Marketing Agreement.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Other Term Loans” shall have the meaning assigned to such term in subsection 2.11(a).

“Patriot Act” means USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.)

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor thereto).

“Pension Plan” means a defined benefit plan as defined in Section 3(35) of ERISA that is sponsored, maintained or contributed to by Borrower or any of its ERISA Affiliates.

“Permitted Acquisition” has the meaning set forth in subsection 7.7(iv).

“Permitted Acquisition Closing Date” means, with respect to any Permitted Acquisition, the date upon which each of the conditions to consummation of such acquisition (including funding any Loans to consummate such Permitted Acquisition) set forth in subsections 7.7(iv), 4.2 and 4.3 is satisfied.

“Permitted Acquisition Documents” means, the material agreements pursuant to which any other Permitted Acquisition is consummated.

“Permitted Encumbrances” means the following types of Liens (other than any such Lien imposed pursuant to Section 401(k) of the Internal Revenue Code or by ERISA):

(i) Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 6.3;

(ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums not more than sixty (60) days past due or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(iv) any attachment or judgment Lien not constituting an Event of Default under subsection 8.8;

(v) leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of any Credit Party or any of its Subsidiaries;

(vi) easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of any Credit Party or any of its Subsidiaries;

(vii) any (a) interest or title of a lessor or sublessor under any lease, (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to, or (c) subordination of the interest of the lessee or sublessee under such lease to any restriction or encumbrance referred to in the preceding clause (b);

(viii) Liens arising from filing UCC financing statements relating solely to leases permitted by this Agreement;

(ix) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and

(x) Liens of a collecting bank under Section 4-208 of the Uniform Commercial Code as in effect in the relevant jurisdiction.

“Permitted KOAS Seller Note” means an unsecured promissory note (i) bearing interest at a rate no greater than 3.5% per annum, (ii) maturing no earlier than September 30, 2013, (iii) subject to amortization of principal no greater than Five Hundred Thousand Dollars ($500,000) per Fiscal Quarter commencing no earlier than September 30, 2012 and (iv) contractually subordinated in right of payment to the Obligations and pursuant to documentation containing the foregoing terms and rates, maturities, amortizations, covenants, remedies, subordination provisions and other material terms in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted KVGS Seller Note” means an unsecured promissory note (i) bearing interest at a rate no greater than 3.5% per annum and (ii) contractually subordinated in right of payment to the Obligations and pursuant to documentation containing the foregoing terms and rates, maturities, amortizations, covenants, remedies, subordination provisions and other material terms in form and substance reasonably satisfactory to the Administrative Agent.

“Permitted Liens” means Liens permitted pursuant to subsection 7.2A.

“Permitted Seller Notes” means the Permitted KOAS Seller Note and the Permitted KVGS Seller Note.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Prime Rate” means the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent).

“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration.

“Projections” means Consolidated financial projections for Borrower and its Subsidiaries showing the projected results of Borrower and its Subsidiaries for the period commencing on the Closing Date and ending on December 31, 2018.

“Pro Forma Basis” means, with respect to any determination for any period and any Pro Forma Transaction, incurrence of Incremental Term Loans, making of Restricted Junior Payments or Second Lien Permitted Refinancing, that such determination shall be made by giving pro forma effect to each such Pro Forma Transaction, incurrence of Incremental Term Loans, making of such Restricted Junior Payment or Second Lien Permitted Refinancing, and, as if each such transaction had been consummated on the first day of such period, based on historical results accounted for in accordance with GAAP and, to the extent applicable with respect to each such Pro Forma Transaction, incurrence of Incremental Term Loans, making of Restricted Junior Payments or Second Lien Permitted Refinancing, based upon reasonable assumptions that are specified in detail (and in any event not including adjustments for projected cost savings or synergies, unless approved by the Administrative Agent) in the relevant Compliance Certificate, financial statement delivered pursuant to subsections 5.3 or 6.1 or other document provided to the Administrative Agent or any Lender in connection herewith.

“Pro Forma Transaction” means any transaction consummated as part of any Permitted Acquisition, any other acquisition or disposition permitted by subsections 7.7(v), (vii) or (viii), together with each other transaction relating thereto and consummated in connection therewith, including any incurrence or repayment of Indebtedness.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (x) the outstanding principal amount of the Term Loan of that Lender by (y) the aggregate outstanding principal amount of Term Loans of all Lenders, (ii) with respect to all payments, computations and other matters relating to the Revolving Loan Commitment or the Revolving Loans of any Lender or any Letters of Credit issued or participations therein purchased by any Lender, the percentage obtained by dividing (x) the Revolving

Loan Exposure of that Lender by (y) the aggregate Revolving Loan Exposure of all Lenders, and (iii) for all other purposes with respect to each Lender, the percentage obtained by dividing (x) the outstanding principal amount of the Term Loans of that Lender plus the Revolving Loan Exposure of that Lender by (y) the outstanding principal amount of the Term Loans of all Lenders plus the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to subsection 10.1 or any non-pro rata payments pursuant to subsections 2.11 and 2.12. The Pro Rata Share of each Lender as of the Closing Date for purposes of each of clauses (i) through (iii) of the preceding sentence is set forth opposite the name of that Lender in Schedule 2.1 annexed hereto.

“Qualified Stock” means any Equity Security that is not Disqualified Stock.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Reimbursement Date” has the meaning assigned to that term in subsection 3.3B.

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, attorney, consultant or other advisor or representative of or to such Person or any of its Affiliates, together with, if such Person is the Administrative Agent, each other Person or individual designated, nominated or otherwise mandated by or helping the Administrative Agent pursuant to and in accordance with subsection 9.1D or any comparable provision of any Loan Document.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facility, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

“Relinquished Station” has the meaning assigned to that term in subsection 2.4B(iii)(a)(2).

“Replacement Property” shall have the meaning assigned to that term in subsection 2.4B(iii)(a)(3).

“Requisite Lenders” means, at any time Lenders having or holding at such time more than 50% of the sum of (i) the aggregate principal amount of all outstanding Term Loans, plus (ii) the aggregate Revolving Loan Exposure of all Lenders, ignoring, in such calculation, the amounts held by any Non-Funding Lender.

“Requisite Revolving Lenders” means, at any time, Lenders having or holding at such time more than 50% of the aggregate Revolving Loan Exposure then in effect, ignoring, in such calculation, the amounts held by any Non-Funding Lender.

“Requisite Term Loan Lenders” means, at any time, Lenders having or holding at such time more than 50% of the aggregate principal amount of all then outstanding Term Loans, ignoring, in such calculation, the amounts held by any Non-Funding Lender.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any membership interests of Borrower, except a dividend payable solely in membership interests of Borrower, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any membership interests of Borrower, (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any membership interests of Borrower and (iv) any payment or prepayment of principal of, premium, if any, fees or interest on, or redemption, retirement, defeasance (including substance or legal defeasance), sinking fund or similar payment with respect to any Subordinated Indebtedness, the Permitted Seller Notes or the Second Lien Indebtedness.

“Restricted Marketing Agreement” means any Marketing Agreement pursuant to which Marketing Agreement Payments are made or are due and payable.

“Reverse Like-Kind Exchange Accommodation Titleholder” shall have the meaning assigned to that term in subsection 2.4B(iii)(a)(3).

“Reverse Like-Kind Exchange Permitted Acquisition” shall have the meaning assigned to that term in subsection 2.4B(iii)(a)(3).

“Revolving Lenders” means the Lenders that have Revolving Loan Commitments or that have Revolving Loans outstanding, together with their successors and permitted assignees pursuant to subsection 10.1.

“Revolving Loan Commitment” means the commitment of a Lender to make or maintain Revolving Loans to Borrower pursuant to subsection 2.1A(ii), and “Revolving Loan Commitments” means such commitments of all Lenders in the aggregate. Unless the context shall otherwise require, the term “Revolving Loan Commitment” shall include any Extended Revolving Loan Commitments.

“Revolving Loan Commitment Termination Date” means the earlier of (i) (a) (i) with respect to the portion of the Revolving Loan Commitment that has not been extended pursuant to subsection 2.12, August 9, 2017 and (b) with respect to any Extended Revolving Loan Commitment, the maturity date specified therefor in the applicable Extension Amendment or (ii) the date on which the Commitments are terminated and the Loans and other Obligations are declared immediately due and payable in accordance with Section 8.

“Revolving Loan Exposure” means, with respect to any Lender as of any date of determination (i) prior to the termination of the Revolving Loan Commitments, that Lender’s Revolving Loan Commitment and (ii) after the termination of the Revolving Loan Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (b) in the event that Lender is the L/C Issuer, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (in each case net of any participations by other Lenders in such Letters of Credit or any unreimbursed drawings thereunder) plus (c) the aggregate amount of all participations purchased by that Lender in any outstanding Letters of Credit or any unreimbursed drawings under any Letters of Credit.

“Revolving Loans” means the Loans made or maintained by Lenders to Borrower pursuant to subsection 2.1A(ii). Unless the context shall otherwise require, the term “Revolving Loans” shall include any Extended Revolving Loans.

“Revolving Notes” means (i) the promissory notes of Borrower issued on the Closing Date to evidence Borrower’s Obligations with respect to the Revolving Loans and the Revolving Loan Commitments, and (ii) any promissory notes issued by Borrower pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Revolving Loan Commitments and Revolving

Loans of any Lenders, in each case substantially in the form of Exhibit V annexed hereto, as they may be amended, restated, supplemented or otherwise modified from time to time.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Second Lien Agent” means the “Administrative Agent” as defined in the Second Lien Credit Agreement (or any Second Lien Permitted Refinancing thereof).

“Second Lien Credit Agreement” means the Second Lien Credit Agreement, dated as of the date hereof, among the Borrower, the Second Lien Agent and the Second Lien Lenders.

“Second Lien Guaranty” means the “Guaranty” as defined under the Second Lien Credit Agreement.

“Second Lien Indebtedness” means the Indebtedness under the Second Lien Loan Documents.

“Second Lien Lender” means a “Lender” as defined in the Second Lien Credit Agreement (or any Second Lien Permitted Refinancing thereof).

“Second Lien Loan Documents” means the “Loan Documents” as defined in the Second Lien Credit Agreement (or any Second Lien Permitted Refinancing thereof).

“Second Lien Loans” means the “Term Loans” as defined in the Second Lien Credit Agreement (or any term of similar effect in any Second Lien Permitted Refinancing thereof).

“Second Lien Permitted Refinancing” means Indebtedness constituting a refinancing of Second Lien Indebtedness that (i) has an aggregate outstanding principal amount equal to the aggregate outstanding principal amount of the Second Lien Indebtedness outstanding at the time of such refinancing except for (x) increases in aggregate outstanding principal amount due to the reasonable fees and expenses associated therewith or accrued interest or prepayment penalties with respect to the Second Lien Indebtedness being refinanced, (y) increases in aggregate outstanding principal amount that would have been permitted pursuant to the Intercreditor Agreement and subsection 7.1(ix) and (z) decreases in aggregate outstanding principal amount as a result of prepayments permitted pursuant to subsection 7.5(vi) made substantially contemporaneously with such refinancing, (ii) has an average life to maturity (measured as of the date of such refinancing) and maturity no shorter than that of such Second Lien Indebtedness being refinanced, (iii) is not secured by any property or any Lien other than those securing such Second Lien Indebtedness being refinanced, (iv) is not guaranteed by any guarantor other than those guaranteeing such Second Lien Indebtedness being refinanced, (v) otherwise has terms and conditions taken as a whole no less favorable to the Administrative Agent, the Lenders and the other Secured Parties than the Second Lien Indebtedness being refinanced (including but not limited to terms and conditions relating to the interest rate, fees, amortization, maturity, lien subordination, covenants, events of default and remedies) as determined by the Administrative Agent (such determination not to be unreasonably delayed following the Administrative Agent’s receipt of definitive documentation for such proposed refinancing); provided, however, that the terms of the Second Lien Indebtedness may be modified as part of such Second Lien Permitted Refinancing if such modification to the Second Lien Indebtedness being refinanced would have been permitted pursuant to the Intercreditor Agreement and (vi) is otherwise in compliance with the Intercreditor Agreement.

“Secured Interest Rate Agreement” means any Interest Rate Agreement that (a) has been entered into with a Secured Interest Rate Counterparty, (b) in the case of an Interest Rate Agreement not entered into with or provided or arranged by GE Capital or an Affiliate of GE Capital, is expressly identified as being a “Secured Interest Rate Agreement” hereunder in a joint notice from such Credit Party and such Person delivered to the Administrative Agent reasonably promptly after the execution of such Interest Rate Agreement and (c) meets the requirements of subsection 7.4(ii).

“Secured Interest Rate Counterparty” means (a) a Person who has entered into an Interest Rate Agreement with a Credit Party if such Interest Rate Agreement was provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee of such Person or (b) a Lender or an Affiliate of a Lender who has entered into an Interest Rate Agreement with a Credit Party (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of the Interest Rate Agreement).

“Secured Parties” means, collectively, the Lenders, the L/C Issuers, the Administrative Agent, any Secured Interest Rate Counterparty, any Banking Services Provider, each other Indemnitee, any other holder of any Obligation of any Credit Party and, in each case, each of their respective successors, transferees and assigns.

“Securities” means any stock, shares, partnership interests, membership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Documents” means the Credit Parties Security Agreement and all other instruments or documents (including UCC-1 financing statements or similar documents required in order to perfect the Liens created by the Security Documents, as such instruments or documents may thereafter be amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement) delivered by an Obligor pursuant to this Agreement and the other Loan Documents in order to grant to Administrative Agent on behalf and for the ratable benefit of the Secured Parties Liens in all of the Equity Securities of Borrower and its Subsidiaries and the personal property of each Credit Party to the extent set forth therein.

“Sellers” means, collectively, any of the sellers of radio stations under a Permitted Acquisition Document.

“SDN List” has the meaning set forth in subsection 5.17.

“Solvent” means, with respect to any Person, that as of the date of determination both (A) (i) the then fair saleable value of the property of such Person is (y) greater than the total amount of liabilities (including contingent liabilities) of such Person and (z) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (B) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Equity Contribution” has the meaning set forth in subsection 7.6C.

“Station” means each radio station and radio translator, whether using analog or digital over-the-air or Internet based transmission facilities owned and operated by Borrower or any of its Subsidiaries, and each radio station and radio translator, whether using analog or digital over-the-air or Internet based transmission facilities hereafter acquired by Borrower or any of its Subsidiaries pursuant to a Permitted Acquisition, and “Stations” means all such Stations.

“Subject Lender” shall have the meaning assigned to that term in subsection 2.9B.

“Subordinated Debt Documents” means, collectively, all material agreements and instruments evidencing or otherwise relating to Subordinated Indebtedness.

“Subordinated Indebtedness” means, collectively, any unsecured obligation to pay principal, interest, premiums, penalty, fees, expenses, indemnities or any other charge under or in respect of any Indebtedness (including convertible debt) or other obligations of Borrower or its Subsidiaries contractually subordinated in right of payment to the Obligations pursuant to documentation containing rates, maturities, amortizations, covenants, remedies, subordination provisions and other material terms in form and substance reasonably satisfactory to Requisite Lenders.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, assessment, fee, deduction or withholding levied, collected, withheld or assessed; provided that “Tax on the overall net income” of a Person shall be construed as a reference to a tax (including a franchise tax) imposed by the jurisdiction in which that Person’s principal office (and/or, in the case of a Lender, its lending office) is located, the jurisdiction under the laws of which such Person is incorporated or organized or any political subdivision thereof or the jurisdiction in which that Person is deemed to be doing business or in which it has a permanent establishment on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

“Term Lender” means any Lender having a Term Loan Commitment.

“Term Loan Commitment” means the commitment of a Lender to make a Term Loan pursuant to subsection 2.1A(i) of this Agreement, and “Term Loan Commitments” means such commitments of all Lenders in the aggregate. Unless the context shall otherwise require, the term “Term Loan Commitments” shall include the Incremental Term Loan Commitments or any Extended Term Loan Commitments.

“Term Loan Maturity Date” means (i) with respect to the portion of the Term Loans of the Term Lenders that do not constitute Incremental Term Loans or Extended Term Loans, August 9, 2017, (ii) with respect to any Incremental Term Loans, the Incremental Term Loan Maturity Date and (iii) with respect to any Extended Term Loans, the maturity date specified therefor in the applicable Extension Amendment.

“Term Loans” means the Loans made by Lenders to Borrower pursuant to subsection 2.1A(i). Unless the context shall otherwise require, the term “Term Loan” shall include any Incremental Term Loan or any Extended Term Loan.

“Term Notes” means (i) the promissory notes of Borrower issued on the Closing Date to evidence Borrower’s Obligations with respect to the Term Loans, and (ii) any promissory notes issued by Borrower to evidence an Incremental Term Loan or pursuant to the last sentence of subsection 10.1B(i) in connection with assignments of the Term Loan Commitments or Term Loans of any Lender, in each case substantially in the form of Exhibit IV annexed hereto, as they may be amended, restated, supplemented or otherwise modified from time to time.

“Total Utilization of Revolving Loan Commitments” means, as of any date of determination, the sum of (i) the aggregate principal amount of all outstanding Revolving Loans (other than Revolving Loans made for the purpose of reimbursing the applicable L/C Issuer for any amount drawn under any Letter of Credit but not yet so applied) plus (ii) the Letter of Credit Usage.

“Tower Sites” means those broadcast towers (and the real property on which such towers are located) for the Stations.

“Transfer FCC Consent” means the initial or any subsequent written action or actions by the FCC approving any transfer or assignment of FCC Licenses for the Stations from Borrower to the respective License Sub, as required hereunder.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect in the State of New York.

“Unrestricted Cash On Hand” means, as of any date of determination, an amount equal to (i) the amount of immediately available Cash and Cash Equivalents on deposit in all deposit and securities accounts of Borrower and its Subsidiaries, minus (ii) all such Cash and Cash Equivalents which is the subject of any Lien or right of setoff, whether directly, as proceeds of other property subject to a Lien or right of setoff, or otherwise (other than (x) a Lien in favor of the Administrative Agent, (y) a right of setoff with respect to any deposit or securities account or (z) a Lien in favor of the Second Lien Agent securing obligations under the Second Lien Loan Documents in accordance with the Intercreditor Agreement).

“Voting Stock” means Equity Securities of any Person having ordinary power to vote in the election of members of the board of directors, managers, trustees or other controlling Persons, of such Person (irrespective of whether, at the time, Equity Securities of any other class or classes of such entity shall have or might have voting power by reason of the occurrence of any contingency).

“Working Capital” means, for any Person at any date, its Consolidated Current Assets at such date minus its Consolidated Current Liabilities at such date.

“Yield differential” has the meaning set forth in subsection 2.11B.

1.2 Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement; Pro Forma.

A. Except as otherwise expressly provided in this Agreement, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Borrower to Lenders pursuant to clauses (i), (ii), (iii) and (xiii) of subsection 6.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in subsection 6.1(iv)). Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 5.3. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrower, Administrative Agent or Requisite Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of Requisite Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and Borrower shall provide to Administrative Agent and Lenders reconciliation statements provided for in subsection 6.1(iv); provided further that any change in GAAP will not cause any lease that was not or would not have been a Capital Lease prior to such change to be deemed a Capital Lease. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Section 7 shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Obligor at “fair value.”

B. All calculations of Consolidated Excess Cash Flow and Consolidated Operating Cash Flow shall be adjusted on a Pro Forma Basis to include or exclude, as the case may be, without duplication, such components of such calculations attributable to any Pro Forma Transaction consummated after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by the Borrower based on assumptions expressed therein and that were reasonable based on the information available to the Borrower at the time of preparation of the Compliance Certificate setting forth such calculations.

1.3 Other Definitional Provisions and Rules of Construction.

A. References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

B. Any of the terms defined in subsection 1.1 may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

C. Any reference herein or in any other Loan Document to any agreement, document or instrument, including this Agreement, the Notes, the other Loan Documents and any schedules or exhibits thereto, unless expressly noted otherwise, shall be a reference to each such agreement, document or instrument as the same may be amended, restated, supplemented or otherwise modified from time to time to the extent permitted hereunder and under the other Loan Documents.

D. The use in any of the Loan Documents of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

E. References to any statute or regulation may be made by using either the common or public name thereof or a specific citation reference and, unless otherwise expressly specified to the contrary, are to be construed as including all statutory and regulatory provisions relating thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

Section 2.	AMOUNTS AND TERMS OF COMMITMENTS AND LOANS

2.1 Commitments; Making of Loans; the Register; Notes.

A. Commitments. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, each Lender hereby severally agrees to make (or maintain, as the case may be) the Loans described in this subsection 2.1A.

(i) Term Loans. Each Lender having a Term Loan Commitment severally, but not jointly, agrees to lend to Borrower (and Borrower agrees to borrow) on the Closing Date an amount not exceeding its Pro Rata Share of the aggregate amount of the Term Loan Commitments, to be used for the purposes identified in subsection 2.5A. The amount of each Lender’s Term Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto, and the aggregate amount of the Term Loan Commitments is Ninety Million Dollars ($90,000,000); provided that the Term Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Term Loan Commitments pursuant to subsection 10.1B. Upon funding of the Term Loan Commitment by a Lender, such Lender’s Term Loan Commitment shall expire immediately and without further action on the date hereof (other than any Incremental Term Loan Commitments, which shall terminate as provided in the related Incremental Term Loan Assumption Agreement). Amounts borrowed under this subsection 2.1A(i) and subsequently repaid or prepaid may not be reborrowed.

(ii) Revolving Loans. Each Revolving Lender severally, but not jointly, agrees, subject to the limitations set forth below with respect to the maximum amount of Revolving Loans permitted to be outstanding from time to time, to lend to Borrower from time to time during the period from the Closing Date to but excluding the applicable Revolving Loan Commitment Termination Date an aggregate amount not exceeding its Pro Rata Share of the aggregate amount of the Revolving Loan Commitments, to be used for the purposes identified in subsection 2.5A. The amount of each Lender’s Revolving Loan Commitment is set forth opposite its name on Schedule 2.1 annexed hereto, and the aggregate amount of the Revolving Loan Commitments is Twenty Million Dollars ($20,000,000); provided that the Revolving Loan Commitments of Lenders shall be adjusted to give effect to any assignments of the Revolving Loan Commitments pursuant to subsection 10.1B; and provided, further that the amount of the Revolving Loan Commitments shall be reduced from time to time by the amount of any reductions thereto made pursuant to subsection 2.4. Each Revolving Lender’s Revolving Loan Commitment shall expire on the applicable Revolving Loan Commitment Termination Date, and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Loan Commitments shall be paid in full no later than that date. Subject to reduction of the Revolving Loan Commitments pursuant to subsection 2.4, amounts borrowed under this subsection 2.1A(ii) may be repaid and reborrowed to but excluding the applicable Revolving Loan Commitment Termination Date. Anything contained in this Agreement to the contrary notwithstanding, the Revolving Loans and the Revolving Loan Commitments shall be subject to the limitation that in no event shall the Total Utilization of Revolving Loan Commitments at any time exceed the Revolving Loan Commitments then in effect.

(iii) Incremental Term Loan Commitments. On the terms and subject to the conditions contained in this Agreement and in the applicable Incremental Term Loan Assumption Agreement, each Lender having an Incremental Term Loan Commitment severally, but not jointly, agrees to make Incremental Term Loans to Borrower, in an amount not to exceed such Lender’s Incremental Term Loan Commitment. Incremental Term Loan Commitments shall terminate as provided in the related Incremental Term Loan Assumption Agreement. Amounts of Incremental Term Loans repaid may not be reborrowed.

B. Borrowing Mechanics. Term Loans and Revolving Loans made on any Funding Date (other than Revolving Loans made pursuant to subsection 3.3B for the purpose of reimbursing the L/C Issuer for the amount of a drawing under a Letter of Credit issued by it) shall be in an aggregate minimum amount of Five Hundred Thousand Dollars ($500,000); provided that Term Loans or Revolving Loans made on any Funding Date as LIBOR Rate Loans with a particular Interest Period shall be in an aggregate minimum amount of Five Hundred Thousand Dollars ($500,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount. Whenever Borrower desires that Lenders make Term Loans or Revolving Loans it shall deliver to Administrative Agent a Notice of Borrowing no later than 1:00 P.M. (New York time) at least three (3) Business Days in advance of the proposed Funding Date (in the case of a LIBOR Rate Loan) or at least one (1) Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan). The Notice of Borrowing shall be in writing and specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount and type of Loans requested, (iii) whether such Loans shall be Base Rate Loans or LIBOR Rate Loans, and (iv) in the case of any Loans requested to be made as LIBOR Rate Loans, the initial Interest Period requested therefor. Term Loans and Revolving Loans may be continued as or converted into Base Rate Loans and LIBOR Rate Loans in the manner provided in subsection 2.2D. In lieu of delivering the above-described Notice of Borrowing, Borrower may give Administrative Agent telephonic notice by the required time of any proposed borrowing under this subsection 2.1B; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Borrowing to Administrative Agent within one Business Day and before the applicable Funding Date; provided further that failure to give such written notice shall not affect the validity of such telephonic notice.

Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to borrow on behalf of Borrower or for otherwise acting in good faith under this subsection 2.1B, and upon funding of Loans by Lenders in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected Loans hereunder.

Borrower shall notify Administrative Agent prior to the funding of any Loans in the event that any of the matters to which Borrower is required to certify in the applicable Notice of Borrowing is no longer true and correct as of the applicable Funding Date, and the acceptance by Borrower of the proceeds of any Loans shall constitute a re-certification by Borrower, as of the applicable Funding Date, as to the matters to which Borrower is required to certify in the applicable Notice of Borrowing.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Borrowing for a LIBOR Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to make a borrowing in accordance therewith.

C. Disbursement of Funds. All Loans under this Agreement shall be made by Lenders having a Commitment of that type simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for or released by any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender to make the particular type of Loan requested be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder. Promptly after receipt by Administrative Agent of a Notice of Borrowing pursuant to subsection 2.1B (or telephonic notice in lieu thereof), Administrative Agent shall notify each applicable Lender of the proposed borrowing and details thereof. Each notified Lender shall make the amount of its Loan available to Administrative Agent, in same day funds in Dollars, at the Funding and Payment Office, not later than 12:00 Noon (New York time) on the applicable Funding Date. Except as provided in subsection 3.3B with respect to Revolving Loans used to reimburse the L/C Issuer for the amount of a drawing under a Letter of Credit issued by it, upon satisfaction or waiver of the conditions precedent specified in subsection 4.3, Administrative Agent shall make the proceeds of such Loans available to Borrower on the applicable Funding Date.

D. Non-Funding Lenders.

(i) Unless Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Funding Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Borrower a corresponding amount on such Funding Date; provided that nothing herein or in any other Loan Document shall be deemed to require the Administrative Agent to advance funds on behalf of any Lender. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Borrower and Borrower shall promptly pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to Administrative Agent, at the rate payable under this Agreement for Base Rate Loans. Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrower may have against any Lender as a result of any default by such Lender hereunder, but neither the Administrative Agent nor, other than as expressly set forth herein, any Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan, fund the purchase of a participation or make any other payment required under any Loan Document.

(ii) Reallocation. If any Revolving Lender is a Non-Funding Lender, all or a portion of such Non-Funding Lender’s Pro Rata Share of Letter of Credit Usage (unless such Lender is the L/C Issuer that issued such Letter of Credit) shall (whether before or after the occurrence of any Event of Default or Potential Event of Default) be reallocated to and assumed by the Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders pro rata in accordance with their Pro Rata Shares of the Revolving Loan Commitments (calculated as if the Non-Funding Lender’s Pro Rata Share was reduced to zero and each other Revolving Lender’s Pro Rata Share had been increased proportionately), provided that no Revolving Lender shall be reallocated any such amounts or be required to fund any amounts that would cause the sum of its outstanding Revolving Loans and its Pro Rata Share of the outstanding Letter of Credit Usage to exceed its Revolving Loan Commitment.

(iii) Voting Rights. Notwithstanding anything herein to the contrary, including subsection 10.6, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” or a “Revolving Lender” (or be, or have its Loans or Commitments, included in the determination of “Requisite Lenders” pursuant to subsection 10.6) for any voting or consent rights under or with respect to any Loan Document; provided that (A) the Commitment of a Non-Funding Lender may not be increased, extended or reinstated , (B) the principal of a Non-Funding Lender’s Loans may not be reduced or forgiven and (C) the interest rate applicable to Obligations owing to a Non-Funding Lender may not be reduced, in each case without the consent of such Non-Funding Lender. For the purposes of determining Requisite Lenders, the Loans and Commitments held by Non-Funding Lenders shall be excluded from the total Loans and Commitments outstanding.

(iv) Borrower Payments to a Non-Funding Lender. The Administrative Agent shall be entitled to hold, in a non-interest bearing account, all payments received by the Administrative Agent for the benefit of any Non-Funding Lender pursuant to this Agreement as cash collateral. The Administrative Agent is hereby authorized to use such cash collateral to pay in full the Aggregate Excess Funding Amount (as defined below) to the appropriate Secured Parties. Upon any such unfunded obligations owing by a Non-Funding Lender becoming due and payable, the Administrative Agent shall be authorized to use such cash collateral to make such payment on behalf of such Non-Funding Lender. With respect to such Non-Funding Lender’s failure to fund Revolving Loans or purchase participations in Letters of Credit and unreimbursed Letter of Credit draws, any amounts applied by the Administrative Agent to satisfy such funding shortfalls shall be deemed to constitute a Revolving Loan or amount of the participation required to be funded and, if necessary to effectuate the foregoing, the other Revolving Lenders shall be deemed to have sold, and such Non-Funding Lender shall be deemed to have purchased, Revolving Loans or Letter of Credit or unreimbursed Letter of Credit draws participation interests from the other Revolving Lenders until such time as the aggregate amount of the Revolving Loans and participations in Letters of Credit and unreimbursed Letter of Credit draws are held by the Revolving Lenders in accordance with their Pro Rata Shares of the Revolving Loan Commitment. Any amounts owing by a Non-Funding Lender to the Administrative Agent which are not paid when due shall accrue interest at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans. In the event that the Administrative Agent is holding cash collateral of a Non-Funding Lender that cures pursuant to clause (v) below or ceases to be a Non-Funding Lender pursuant to the definition of Non-Funding Lender, the Administrative Agent shall return the unused portion of such cash collateral to such Lender. The “Aggregate Excess Funding Amount” of a Non-Funding Lender shall be the aggregate amount of (a) all unpaid obligations owing by such Lender to the Administrative Agent, the L/C Issuers, and other Lenders under the Loan Documents, including such Lender’s Pro Rata Share of all Revolving Loans, Letter of Credit Usage, plus, without duplication, (B) all amounts of such Non-Funding Lender’s share of Letter of Credit Usage reallocated to other Lenders pursuant to subsection 2.1D(ii).

(v) Cure. A Lender may cure its status as a Non-Funding Lender under clause (a) of the definition of Non-Funding Lender if such Lender fully pays to the Administrative Agent, on behalf of the applicable Secured Parties, the Aggregate Excess Funding Amount, plus all interest due thereon. Any such cure shall not relieve any Lender from liability for breaching its contractual obligations hereunder.

(vi) Fees. A Lender that is a Non-Funding Lender pursuant to clause (a) of the definition of Non-Funding Lender shall not earn and shall not be entitled to receive, and Borrower shall not be required to pay, such Lender’s portion of the unused commitment fee payable pursuant to subsection 2.3A during the time such Lender is a Non-Funding Lender pursuant to clause (a) thereof. In the event that any reallocation of a portion of Letter of Credit Usage occurs pursuant to subsection 2.1D(ii), during the period of time that such reallocation remains in effect, the Letter of Credit fee payable pursuant to subsection 3.2(i)(b) with respect to such reallocated portion shall be payable to (a) all Revolving Lenders based on their Pro Rata Share of such reallocation or (b) to the applicable L/C Issuer for any remaining portion not reallocated to any other Revolving Lenders.

E. The Register. Administrative Agent, acting solely for these purposes as an agent of Borrower (it being acknowledged that Administrative Agent, in such capacity, and its officers, directors, employees, agent and affiliates shall constitute Indemnitees under subsection 10.3), shall maintain at its address referred to in subsection 10.8 a register for the recordation of, and shall record, the names and addresses of Lenders, L/C Issuers, and the Term Loan Commitment, Revolving Loan Commitment, Term Loan and Revolving Loans of each Lender from time to time (the “Register”). Absent manifest error, Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof; all amounts owed with respect to any Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof; and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Each Lender shall record on its internal records the amount of its Loans and Commitments and each payment in respect thereof, and any such recordation shall be conclusive and binding on Borrower, absent manifest error, subject to the entries in the Register, which shall, absent manifest error, govern in the event of any inconsistency with any Lender’s records. Failure to make any recordation in the Register or in any Lender’s records, or any error in such recordation, shall not affect any Loans or Commitments or any Obligations in respect of any Loans.

F. Notes. Borrower shall execute and deliver to each Lender (or to Administrative Agent for that Lender) on the Closing Date a Note substantially in the form of Exhibit IV or Exhibit V annexed hereto, as applicable, to evidence that Lender’s Loan or Loans, in the principal amount of that Lender’s applicable Commitments and with other appropriate insertions.

Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until an assignment agreement effecting the assignment or transfer thereof shall have been accepted by Administrative Agent as provided in subsection 10.1B(ii). Except as otherwise set forth in the Register, any request, authority or consent of any person or entity who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, assignee or transferee of that Note or of any Note or Notes issued in exchange therefor.

2.2 Interest on the Loans.

A. Rate of Interest. Subject to the provisions of subsections 2.6 and 2.7, each Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted LIBOR Rate, as the case may be. The applicable basis for determining the rate of interest with respect to any Loan shall be selected by Borrower initially at the time a Notice of Borrowing is given with respect to such Loan pursuant to subsection 2.1B. The basis for determining the interest rate with respect to any Loan may be changed by Borrower from time to time pursuant to subsection 2.2D. If on any day a Loan is outstanding with respect to which notice has not been delivered to Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.

Subject to the provisions of subsections 2.2E, 2.2G and 2.7, the Loans shall bear interest through maturity as follows:

(i) if a Base Rate Loan, then at the sum of the Base Rate plus the Applicable Margin per annum; or

(ii) if a LIBOR Rate Loan, then at the sum of the Adjusted LIBOR Rate plus the Applicable Margin per annum.

The “Applicable Margin” shall be (x) with respect to Term Loans (other than Incremental Term Loans, Other Term Loans or Extended Term Loans), 4.00% for each Base Rate Loan and 5.00% for each LIBOR Rate Loan and (y) with respect to Revolving Loans, the percentage set forth below for each Base Rate Loan and LIBOR Rate Loan based upon the Consolidated Total Debt Ratio as set forth and adjusted below:

	Applicable Margin
Consolidated Total Debt Ratio	Base Rate Loan	LIBOR Rate Loan

Greater than or equal to 4.25:1.00	4.00%	5.00%

Greater than or equal to 3.75:1.00 but less than 4.25:1.00	3.50%	4.50%

Greater than or equal to 3.25:1.00 but less than 3.75:1.00	3.00%	4.00%

Less than 3.25:1.00	2.50%	3.50%

Each date of determination for the “Applicable Margin” shall be the date that is three (3) Business Days after delivery by Borrower to the Administrative Agent of a new Compliance Certificate pursuant to subsection 6.1(iii). Notwithstanding anything to the contrary set forth in this Agreement (including the then effective Consolidated Total Debt Ratio), (a) the Applicable Margin shall equal the highest percentage set forth in the appropriate column in the table above, effective immediately upon (x) the occurrence of any Event of Default under subsections 8.6 or 8.7 or (y) the delivery of a notice by the Administrative Agent or the Requisite Lenders to Borrower indicating such an increase in pricing during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing and (b) in the event that any financial statement or Compliance Certificate is inaccurate (regardless of whether this Agreement or any Commitments are in effect when such in accuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) Borrower shall immediately deliver to the Administrative Agent a corrected financial statement and a corrected Compliance Certificate for such Applicable Period, (y) the Applicable Margin shall be determined based on the corrected Compliance Certificate for such Applicable Period and (z) Borrower shall immediately pay to the Administrative Agent (for the account of the Lenders that hold the Commitments and Loans at the time such payment is received, regardless of whether those Lenders held the Commitments and Loans during the Applicable Period) the accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period. This paragraph shall not limit the rights of the Administrative Agent or the Lenders with respect to subsection 2.2E and Section 8 hereof, and shall survive the termination of this Agreement.

B. Interest Periods. In connection with each LIBOR Rate Loan, Borrower may, pursuant to the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan (on a pro rata basis among the Loans of each Lender funding a Loan of such Class), which Interest Period shall be, at Borrower’s option, either a one-, two-, three- or six- month period or, if available to all Lenders, a nine- or twelve- month period; provided that:

(i) the initial Interest Period for any LIBOR Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a LIBOR Rate Loan, or on the date specified in the applicable Notice of Conversion/Continuation, in the case of a Loan converted to a LIBOR Rate Loan;

(ii) in the case of immediately successive Interest Periods applicable to a LIBOR Rate Loan continued as such pursuant to a Notice of Conversion/Continuation, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (v) of this subsection 2.2B, end on the last Business Day of a calendar month;

(v) no Interest Period with respect to any portion of the Term Loans shall extend beyond the applicable Term Loan Maturity Date, and no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the applicable Revolving Loan Commitment Termination Date;

(vi) no Interest Period with respect to any Term Loans shall extend beyond a date on which Borrower is required to make a scheduled payment of principal of such Term Loans, unless the sum of (a) the aggregate principal amount of such Term Loans that are Base Rate Loans plus (b) the aggregate principal amount of such Term Loans that are LIBOR Rate Loans with Interest Periods expiring on or before such date equals or exceeds the principal amount required to be paid on such Term Loans on such date;

(vii) there shall be no more than six (6) Interest Periods outstanding at any time; and

(viii) in the event Borrower fails to specify an Interest Period for any LIBOR Rate Loan in the applicable Notice of Borrowing or Notice of Conversion/Continuation, Borrower shall be deemed to have selected an Interest Period of one month.

C. Interest Payments. Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears on and to each Interest Payment Date applicable to that Loan, upon any prepayment of that Loan (to the extent accrued on the amount being prepaid) and at maturity (including final maturity); provided that in the event any Revolving Loans that are Base Rate Loans are prepaid pursuant to subsection 2.4B(i), interest accrued on such Revolving Loans through the date of such prepayment shall be payable on the next succeeding Interest Payment Date applicable to Base Rate Loans (or, if earlier, at final maturity).

D. Conversion or Continuation. Subject to the provisions of subsection 2.6, Borrower shall have the option (i) to convert at any time all or any part of its outstanding Base Rate Loans equal to Five Hundred Thousand Dollars ($500,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount to LIBOR Rate Loans, (ii) to convert at any time all or any part of its outstanding LIBOR Rate Loans equal to One Hundred Thousand Dollars ($100,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount to Base Rate Loans, or (iii) upon the expiration of any Interest Period applicable to a LIBOR Rate Loan, to continue all or any portion of such Loan equal to Five Hundred Thousand Dollars ($500,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount as a LIBOR Rate Loan; provided, however, that a LIBOR Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

Borrower shall deliver a Notice of Conversion/Continuation to Administrative Agent no later than 12:00 Noon (New York time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a LIBOR Rate Loan). A Notice of Conversion/Continuation shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a LIBOR Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a LIBOR Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing. In lieu of delivering the above-described Notice of Conversion/Continuation, Borrower may give Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Notice of Conversion/Continuation to Administrative Agent on or before the proposed conversion/continuation date; provided further that failure to give such written notice shall not affect the validity of such telephonic notice. Administrative Agent shall promptly notify the Lenders of each Notice of Conversion/Continuation and the contents thereof.

Neither Administrative Agent nor any Lender shall incur any liability to Borrower in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized to act on behalf of Borrower or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Borrower shall have effected a conversion or continuation, as the case may be, hereunder.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Notice of Conversion/Continuation for conversion to, or continuation of, a LIBOR Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrower shall be bound to effect a conversion or continuation in accordance therewith.

If a LIBOR Rate Loan is neither repaid or continued on the last day of the Interest Period applicable thereto nor converted into another type of Loan on such date pursuant to and in accordance with this Agreement, including this subsection 2.2D, or if Administrative Agent has not received a Notice of Conversion/Continuation specifying the term of the next Interest Period for such LIBOR Loan at least three (3) Business Days prior to the last day of the then current Interest Period, then the outstanding LIBOR Loan shall be deemed to be continued, on the last day of the then current Interest Period, as a LIBOR Loan with an Interest Period of one month and thereafter shall bear interest as such.

E. Default Rate. Upon the occurrence and during the continuation of (i) any Event of Default under subsections 8.1, 8.6 or 8.7 and (ii) any other Event of Default and with the written request of the Administrative Agent or the Requisite Lenders, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans); provided that, in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective and with the request of Requisite Lenders such LIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

F. Computation of Interest. Interest on the Loans shall be computed (i) in the case of Base Rate Loans, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of LIBOR Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

G. Maximum Rate. Notwithstanding the foregoing provisions of this subsection 2.2, in no event shall the rate of interest payable by Borrower with respect to any Loan exceed the maximum rate of interest permitted to be charged under applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Administrative Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

2.3 Fees.

A. Unused Commitment Fee. Borrower agrees to pay to Administrative Agent, for distribution to each Revolving Lender in proportion to that Lender’s Pro Rata Share, commitment fees for the period from and including the Closing Date to and excluding the applicable Revolving Loan Commitment Termination Date equal to the average of the daily excess of the Revolving Loan Commitments over the Total Utilization of Revolving Loan Commitments, multiplied by 0.50% per annum, such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing on the first such date to occur after the Closing Date, and on the applicable Revolving Loan Commitment Termination Date.

B. Letter of Credit Fees. Borrower shall pay to each L/C Issuer the fees in respect of Letters of Credit issued by it as described in subsection 3.2.

C. Other Fees. Borrower agrees to pay to Administrative Agent such other fees in the amounts and at the times separately agreed upon between Borrower and Administrative Agent.

2.4 Repayments, Prepayments and Reductions in Revolving Loan Commitments; General Provisions Regarding Payments.

A. Scheduled Payments of Term Loans.

(i) Scheduled Payments of Term Loans. Borrower shall make principal payments on the Term Loans (other than Other Term Loans) in installments on the dates and in the amounts set forth below:

Date	Scheduled Repayment of Term Loans
September 28, 2012	$1,125,000.00
December 31, 2012	$1,125,000.00
March 31, 2013	$1,125,000.00
June 30, 2013	$1,125,000.00
September 30, 2013	$1,125,000.00
December 31, 2013	$1,125,000.00
March 31, 2014	$1,125,000.00
June 30, 2014	$1,125,000.00
September 30, 2014	$1,687,500.00
December 31, 2014	$1,687,500.00
March 31, 2015	$1,687,500.00
June 30, 2015	$1,687,500.00
September 30, 2015	$1,687,500.00
December 31, 2015	$1,687,500.00
March 31, 2016	$1,687,500.00
June 30, 2016	$1,687,500.00
September 30, 2016	$2,250,000.00
December 31, 2016	$2,250,000.00
March 31, 2017	$2,250,000.00

June 30, 2017	$2,250,000.00
August 9, 2017	$58,500,000.00

; provided that the scheduled installments of principal of the Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with subsection 2.4B(iv); provided, further that (x) the Term Loans and all other amounts owed hereunder with respect to the Term Loans shall be paid in full no later than the applicable Term Loan Maturity Date, and the final installment payable by Borrower in respect of the Term Loans on such date shall be in an amount, if such amount is different from that specified above, sufficient to repay all amounts owing by Borrower under this Agreement with respect to the Term Loans and (y) to the extent specified in the applicable Extension Offer, amortization payments with respect to Extended Term Loans for periods prior to the then latest Term Loan Maturity Date for all existing Term Loans may be reduced (but not increased) and amortization payments required with respect to Extended Term Loans for periods after the then latest Term Loan Maturity Date for all existing Term Loans shall be as specified in the applicable Extension Offer.

(ii) Repayment of Other Term Loans. Borrower promises to repay any Other Term Loans on the applicable Incremental Term Loan Maturity Date and on the applicable Incremental Term Loan Repayment Dates and in the amounts set forth in the applicable Incremental Term Loan Assumption Agreement.

B. Prepayments and Unscheduled Reductions in Revolving Loan Commitments.

(i) Voluntary Prepayments. Borrower may, upon not less than one (1) Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, and three (3) Business Days’ prior written or telephonic notice, in the case of LIBOR Rate Loans, in each case given to Administrative Agent by 12:00 Noon (New York time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent, provided that failure to give such written confirmation shall not affect the validity of such telephonic notice, (which original written or telephonic notice Administrative Agent will promptly transmit by facsimile or telephone to each Lender), at any time and from time to time prepay without premium or penalty (other than breakage and other costs with respect to LIBOR Rate Loans, to the extent applicable, as set forth in subsection 2.6) any Loans on any Business Day in whole or in part, provided that any such partial prepayment shall be in an aggregate minimum amount of Five Hundred Thousand Dollars ($500,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount; provided, however, that a LIBOR Rate Loan may only be prepaid on the expiration of the Interest Period applicable thereto (unless Borrower concurrently pays all costs required pursuant to subsection 2.6D with respect to payment on any other date). Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv)(a).

(ii) Voluntary Reductions of Commitments. Borrower may, upon not less than one Business Day’s prior written or telephonic notice confirmed in writing to Administrative Agent, provided that failure to give such written confirmation shall not affect the validity of such telephonic notice, (which original written or telephonic notice Administrative Agent will promptly transmit by facsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Loan Commitments in an amount up to the amount by which the Revolving Loan Commitments exceed the Total Utilization of Revolving Loan Commitments at the time of such proposed termination or reduction; provided that any such partial reduction of the Revolving Loan Commitments shall be in an aggregate minimum amount of Five Hundred Thousand Dollars ($500,000) and integral multiples of One Hundred Thousand Dollars ($100,000) in excess of that amount. Borrower’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Loan Commitments shall be effective on the date specified in Borrower’s notice and shall reduce the Revolving Loan Commitment of each Revolving Lender proportionately to its Pro Rata Share.

(iii) Mandatory Prepayments and Mandatory Reductions of Loans and Commitments.

(a) Prepayments and Reductions from Asset Sales.

(1) Upon the receipt by any Credit Party of any Net Cash Proceeds from any Asset Sale, to the extent that the aggregate Net Cash Proceeds from all Asset Sales received in that Fiscal Year exceed Five Hundred Thousand Dollars ($500,000), 100% of such Net Cash Proceeds in excess of such amount shall be applied immediately to prepay the Loans. Any such mandatory prepayments or reductions shall be applied as specified in subsection 2.4B(iv)(b).

(2) Notwithstanding the foregoing provisions of subsection 2.4B(iii)(a)(1), in lieu of applying the Net Cash Proceeds from the disposition of an Asset Sale that constitutes the disposition of assets used in the operation of a radio station (a “Relinquished Station”) to prepay the Loans as set forth in subsection 2.4B(iv)(b), so long as no Event of Default then exists or would exist after giving effect to the disposition of such Relinquished Station, the entity disposing of a Relinquished Station may structure the disposition of the Relinquished Station as an exchange of like kind property to the maximum extent possible under Section 1031 of the Internal Revenue Code (a “Like Kind Exchange”). If the Borrower desires to effect a Like Kind Exchange, at or prior to closing the disposition of the Relinquished Station, the Borrower shall (A) establish a “qualified escrow account” within the meaning of Treas. Reg. §1.1031(k)-1(g)(3) or use such other safe harbor described in Treas. Reg. §1.1031(k)-1(g) as is reasonably acceptable to Administrative Agent, which account shall be governed by an escrow agreement complying with the requirements of Treas. Reg. §§ 1.1031(k)-1(g)(3) and 1.1031(k)-1(g)(6) and (B) deliver to the Administrative Agent, as soon as reasonably practicable but in no event later than the closing of the transfer or other disposition of the Relinquished Station by the Borrower, a security interest in its rights in the escrow agreement in form and substance reasonably satisfactory to the Administrative Agent which governs (i) the “qualified escrow account” and (ii) the proceeds thereof. Upon receipt of the security interest executed by the Borrower, and in all events no later than immediately before the consummation of the closing of the transfer or other disposition of the Relinquished Station, by the Borrower, the Administrative Agent shall release any and all liens of the Administrative Agent or the Lenders in the cash proceeds from the transfer or other disposition of the Relinquished Station for the period necessary to comply with the requirements of Treas. Reg. §1.1031(k)-1(g)(6). The terms of the escrow agreement governing the “qualified escrow account” shall, among other things, provide that immediately upon the occurrence of any event set forth in

Treas. Reg. § 1.1031(k)-1(g)(6)(ii) or (iii), the Net Cash Proceeds from the transfer or other disposition of the Relinquished Station shall be released to the Borrower and shall be applied as provided for in subsection 2.4B(iii)(a)(1) hereof. For purposes of this subsection 2.4B(iii)(a)(2), references to Section 1031 of the Internal Revenue Code and the applicable Treasury Regulations promulgated thereunder shall refer to such law as in effect on the date of this Agreement.

(3) Further, notwithstanding the foregoing provisions of subsection 2.4B(iii)(a)(1), Borrower shall not be required to use the Net Cash Proceeds from the disposition of a Relinquished Station (but only to the extent that such Net Cash Proceeds do not exceed the amount of the purchase price, plus reasonable fees and expenses, paid in connection with the Reverse Like-Kind Exchange Permitted Acquisition) to prepay the outstanding Loans, provided (A) no Event of Default then exists or would exist after giving effect to the disposition of such Relinquished Station, and (B) Borrower structures the Asset Sale as a Reverse Like-Kind Exchange within the safe harbor set forth in IRS Rev. Proc. 2000-37 and in the manner specified below. In connection with effecting a Reverse Like-Kind Exchange, Borrower shall (A) enter into a loan arrangement permitted by IRS Rev. Proc. 2000-37 and permitted by subsection 7.1 with one or more entities formed to serve the function of an exchange accommodation titleholder in the Reverse Like-Kind Exchange (each, a “Reverse Like-Kind Exchange Accommodation Titleholder”), pursuant to loan documentation that is reasonably satisfactory to the Administrative Agent, (B) secure and assign to the Reverse Like-Kind Exchange Accommodation Titleholder a contractual right to acquire the assets of a Station or Stations identified by Borrower as a Permitted Acquisition (the “Replacement Property”), (C) secure a contractual right to receive the Replacement Property from the Reverse Like-Kind Exchange Accommodation Titleholder on terms reasonably satisfactory to the Administrative Agent (the “Reverse Like-Kind Exchange Permitted Acquisition”), and (D) prior to advancing any funds to the Reverse Like-Kind Exchange Accommodation Titleholder in connection with such loan arrangement, deliver to the Administrative Agent a First Priority security interest in all contractual rights of Borrower against the Reverse Like-Kind Exchange Accommodation Titleholder, including, without limitation, the loan documentation and purchase rights referenced in (A), (B) and (C) above. In the event the Reverse Like-Kind Exchange is not consummated within the time periods required by IRS Rev. Proc. 2000-37, then the Net Cash Proceeds shall be applied as provided for in subsection 2.4B(iii)(a)(1) hereof.

(b) Prepayments and Reductions Due to Issuance of Debt. On the date of receipt by any Obligor of cash proceeds (net of underwriting discounts and commissions and other reasonable costs associated therewith), from one or more issuances of any debt Securities of such Obligor (excluding issuances permitted by subsections 7.1 and all Obligations) (“Net Debt Securities Proceeds”), Borrower shall prepay the Loans by 100% of such Net Debt Securities Proceeds. Any such mandatory prepayments or reductions shall be applied as specified in subsection 2.4B(iv)(b).

(c) Prepayments and Reductions Due to Insurance Proceeds. Upon the receipt by any Credit Party of any cash payments under any of the insurance policies maintained pursuant to subsection 6.4 net of any costs incurred in collecting such payments, other than any payments included in the calculation of Consolidated Excess Cash Flow (“Net Insurance Proceeds”) in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000) in the aggregate, 100% of such Net Insurance Proceeds in excess of such amount shall be applied immediately to prepay the Loans; provided that on the Three Hundred Sixty-Fifth (365th) day following receipt of such Net Insurance Proceeds that are equal to or less than Seven Million Five Hundred Thousand Dollars ($7,500,000), an amount equal to any amount of such Net Insurance Proceeds which have not been used or committed by such date to pay or reimburse the costs of repairing, restoring or replacing the assets in respect of which such Net Insurance Proceeds payments were received shall then be applied by Borrower on such date to prepay the Loans. Any such mandatory prepayments or reductions shall be applied as specified in subsection 2.4B(iv)(b).

(d) Prepayments and Reductions from Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Period, then no later than one hundred twenty (120) days after the end of such Fiscal Period, Borrower shall prepay the Loans in an aggregate amount equal to (i) if the Consolidated Total Debt Ratio as of the last day of such Fiscal Period is greater than or equal to 3.00:1.00, (A) 50% of such Consolidated Excess Cash Flow minus (B) the amount of any voluntary prepayments of the Term Loans made during such Fiscal Period and (ii) if the Consolidated Total Debt Ratio as of the last day of such Fiscal Period is less than 3.00:1.00, (A) 25% of such Consolidated Excess Cash Flow minus (B) the amount of any voluntary prepayments of the Term Loans made during such Fiscal Period. Any such mandatory prepayments shall be applied as specified in subsection 2.4B(iv)(b).

(e) Calculations of Net Proceeds Amounts; Additional Prepayments and Reductions Based on Subsequent Calculations. Concurrently with any prepayment of the Loans pursuant to subsections 2.4B(iii)(a)-(d), Borrower shall deliver to Administrative Agent (and, promptly after receipt from Borrower, Administrative Agent shall deliver to Lenders) an Officer’s Certificate demonstrating the calculation of the amount (the “Net Proceeds Amount”) of the applicable Net Cash Proceeds, the applicable Net Debt Securities Proceeds (as such term is defined in subsection 2.4B(iii)(b)), the applicable Net Insurance Proceeds (as such term is defined in subsection 2.4B(iii)(c) together with a description of the assets which are the subject of such insurance payment), or the applicable Consolidated Excess Cash Flow, as the case may be, that gave rise to such prepayment and/or reduction. In the event that Borrower shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such Officer’s Certificate (including if any Net Cash Proceeds retained for reinvestment are not so reinvested), Borrower shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess in the manner specified in subsection 2.4B(iv)(b), and Borrower shall concurrently therewith deliver to Administrative Agent an Officer’s Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess. Anything in this Agreement to the contrary notwithstanding, if on any date of determination any Net Proceeds Amount received by any Credit Party is less than One Million Dollars ($1,000,000), then such Net Proceeds Amount need not be applied as set forth above until the aggregate amount of all Net Proceeds Amounts received and not so applied is equal to at least One Million Dollars ($1,000,000) in the aggregate.

(f) Prepayments Due to Reductions or Restrictions of Revolving Loan Commitments. Borrower shall from time to time immediately prepay the Revolving

Loans to the extent necessary so that the Total Utilization of Revolving Loan Commitments shall not at any time exceed the Revolving Loan Commitments then in effect. Subject to subsection 2.1D, any such mandatory prepayments shall be applied to prepay the outstanding Revolving Loans on a pro rata basis to eliminate any such excess.

(iv) Application of Prepayments and Unscheduled Reductions of Revolving Loan Commitments.

(a) Application of Voluntary Prepayments and Unscheduled Reductions of Revolving Loan Commitments. Any voluntary prepayments pursuant to subsections 2.4B(i) and 2.4B(ii) shall be applied as specified by Borrower in the applicable notice of prepayment; provided that in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Revolving Loans to the full extent thereof and second to repay outstanding Term Loans to the full extent thereof. Any voluntary prepayments of the Term Loans pursuant to subsection 2.4B(i) shall be applied to the outstanding Term Loans as directed by the Borrower. Subject to subsection 2.1D, any voluntary prepayments of the Revolving Loans pursuant to subsection 2.4B(i) shall be applied to the outstanding Revolving Loans on a pro rata basis. Any voluntary reductions of the Revolving Loan Commitments pursuant to subsection 2.4B(ii) shall be applied ratably to reduce the outstanding Revolving Loan Commitments of the Revolving Lenders.

(b) Application of Mandatory Prepayments. Any mandatory prepayments of Loans pursuant to subsection 2.4B(iii) shall be applied to the outstanding Term Loans (first, to reduce the four (4) scheduled amortization payments of principal immediately succeeding the date of such prepayment in direct order of maturity and second, to reduce the remaining scheduled amortization payments of principal due in respect thereof on a pro rata basis across all remaining scheduled amortization payments of principal.

(c) Application of Prepayments to Base Rate Loans and LIBOR Rate Loans. Prepayments of Loans shall be applied first to Base Rate Loans to the full extent thereof before application to LIBOR Rate Loans, in a manner which minimizes the amount of any payments required to be made by Borrower pursuant to subsection 2.6D.

C. General Provisions Regarding Payments.

(i) Manner and Time of Payment. All payments by Borrower of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars by wire transfer or ACH transfer (which shall be the exclusive means of payment hereunder), without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 3:00 P.M. (New York time) on the date due to the account set forth below (or at such other account or by such other means to such other address as the Administrative Agent shall have notified the Borrower in writing within a reasonable time prior to such payment):

ABA No. 021-001-033

Account Number 502-863-85

Deutsche Bank Trust Company Americas, New York, New York

Account Name: General Electric Capital Corporation

Reference: CFK5840/Beasley Mezzanine Holdings, LLC

Funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(ii) Application of Payments to Principal and Interest. Except as otherwise provided in subsection 2.2C, all payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii) Apportionment of Payments. Aggregate principal and interest payments shall be apportioned among all outstanding Loans to which such payments relate, in each case proportionately to Lenders’ respective Pro Rata Shares. Administrative Agent shall promptly distribute to each Lender, at its primary address set forth below its name on the appropriate signature page hereof or at such other address as such Lender may request, its Pro Rata Share of all such payments received by Administrative Agent and the commitment fees of such Lender when received by Administrative Agent pursuant to subsection 2.3. Notwithstanding the foregoing provisions of this subsection 2.4C(iii), if, pursuant to the provisions of subsection 2.6C, any Notice of Conversion/Continuation is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(iv) Payments on Business Days. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v) Notation of Payment. Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of Borrower hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

D. Application of Proceeds of Collateral and Payments after Event of Default. Borrower hereby agrees that during the continuance of an Event of Default, notwithstanding anything to the contrary herein, the Administrative Agent shall apply all payments in respect of any Obligation and all other proceeds of Collateral:

(i) first, to the payment of all out of pocket costs and expenses of such sale, collection or other realization, all other out of pocket expenses, liabilities and advances (other than Loans) made or incurred by Administrative Agent in connection therewith, and all amounts for which Administrative Agent is entitled to reimbursement and indemnification under any Loan Document and all advances made by Administrative Agent thereunder for the account of the applicable Credit Party, and to the payment of all out of pocket costs and expenses paid or incurred by Administrative Agent in connection with the Loan Documents, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

(ii) second, to pay Obligations in respect of any cost or expense reimbursements, fees or indemnities then due to the Lenders and the L/C Issuers, all in accordance with subsections 9.4, 10.2 and 10.3 and the other terms of this Agreement and the Loan Documents;

(iii) third, to pay interest then due and payable in respect of the Loans and unreimbursed draws in respect of Letters of Credit,

(iv) fourth, to repay the outstanding principal amounts of the Loans and unreimbursed draws in respect of Letters of Credit, to provide cash collateral for Letters of Credit in the manner and to the extent described in Section 8 and to pay any Obligations under any Secured Interest Rate Agreement;

(v) fifth, to the payment of all other Obligations for the ratable benefit of the holders thereof; and

(vi) sixth, to the payment to or upon the order of such Credit Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.5 Use of Proceeds.

A. Term Loans and Revolving Loans. (i) The proceeds of the Term Loans and the Second Lien Loans shall be applied by Borrower to (a) refinance the Indebtedness under the Existing Credit Agreement, (b) pay the purchase price and transaction costs and related expenses for Permitted Acquisitions and acquisitions permitted by subsection 7.7(v) and (c) pay fees and expenses in connection with the Loan Documents. (ii) The proceeds of the Revolving Loans and the Incremental Term Loans shall be applied by Borrower to (a) provide financing for working capital and other general corporate purposes of Borrower and its Subsidiaries (other than financing Restricted Junior Payments) and (b) pay the purchase price and transaction costs and related expenses for Permitted Acquisitions and acquisitions permitted by subsection 7.7(v) and fees and expenses associated therewith.

B. Margin Regulations. No portion of the proceeds of any borrowing under this Agreement shall be used by Borrower or any of its Subsidiaries in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

2.6 Special Provisions Governing LIBOR Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Rate Loans as to the matters covered:

A. Determination of Applicable Interest Rate. As soon as practicable after 10:00 A.M. (New York time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the Adjusted LIBOR Rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower and each Lender.

B. Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the Adjusted LIBOR Rate applicable to such Loans on the basis provided for in the definition of Adjusted LIBOR Rate, Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Rate Loans until such time as Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such notice no longer exist (which notice will be promptly given by Administrative Agent) and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.

C. Illegality or Impracticability of LIBOR Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrower and Administrative Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful) or (ii) has become impracticable, or would cause such Lender material hardship, as a result of contingencies occurring after the Closing Date which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by facsimile or by telephone confirmed in writing) to Borrower and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, which it shall do promptly after the circumstances giving rise to such notice no longer exist, (b) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of subsection 2.6D, to rescind such Notice of Borrowing or Notice of Conversion/Continuation as to all Lenders by giving notice (by facsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms of this Agreement.

D. Compensation For Breakage or Non-Commencement of Interest Periods. Borrower shall compensate each Lender, upon written request by that Lender (which request shall set forth in reasonable detail the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds, but not including loss of profits) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Notice of Borrowing or a telephonic request for borrowing, or a conversion to or continuation of any LIBOR Rate Loan does not occur on a date specified therefor in a Notice of Conversion/Continuation or a telephonic request for conversion or continuation, (ii) if any prepayment or other principal payment or any conversion of any of its LIBOR Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Borrower, or (iv) as a consequence of any other default by Borrower in the repayment of its LIBOR Rate Loans when required by the terms of this Agreement.

E. Booking of LIBOR Rate Loans. Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender, but in any such event without discharging Lender from its obligations to make Loans subject to and in accordance with the provisions of the Loan Documents.

F. Assumptions Concerning Funding of LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

G. LIBOR Rate Loans After Default. After the occurrence of and during the continuation of (i) any Event of Default under subsection 8.1 and (ii) any other Event of Default and with the written request of Requisite Lenders, (y) Borrower may not elect to have a Loan be made or maintained as, or converted to, a LIBOR Rate Loan after the expiration of any Interest Period then in effect for that Loan and (z) subject to the provisions of subsection 2.6D, any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed to be rescinded by Borrower.

2.7 Increased Costs; Taxes; Capital Adequacy.

A. Compensation for Increased Costs and Taxes. Subject to the last sentence of this subsection 2.7A and the provisions of subsection 2.7B, in the event that the Administrative Agent or any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that the adoption or modification after the date hereof of any law, treaty or governmental rule, regulation or order, or any change after the date hereof therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that first becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive first issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

(i) subjects the Administrative Agent or such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder,

(ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate), or

(iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market,

and the result of any of the foregoing is to increase the cost to the Administrative Agent or such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by the Administrative Agent or such Lender (or its applicable lending office) with respect thereto, then, in any such case, Borrower shall promptly pay to the Administrative Agent or such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as the Administrative Agent or such Lender in its reasonable discretion shall determine) as may be necessary to compensate the Administrative Agent or such Lender for any such increased cost or reduction in amounts received or receivable hereunder. The Administrative Agent or such Lender shall deliver to Borrower (with a copy to Administrative Agent, in the case of a Lender) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to the Administrative Agent or such Lender under this subsection 2.7A, which statement shall be presumptively correct absent manifest error. Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in law giving rise to obligation by the Borrower under this subsection 2.7A to compensate any applicable Lender as described herein, regardless of the date enacted, adopted or issued.

B. Withholding of Taxes.

(i) Payments to Be Free and Clear. Except to the extent required by law, all sums payable by Borrower under this Agreement and the other Loan Documents shall be paid free and clear of and without any deduction or withholding on account of any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of Borrower or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(ii) Grossing-up of Payments. Subject to subsection 2.7B(iii)(c), if Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax (other than a Tax on the overall net income of any Lender) from any sum paid or payable by Borrower to Administrative Agent or any Lender under any of the Loan Documents:

(a) Borrower shall notify Administrative Agent of any such requirement or any change in any such requirement promptly after the Borrower becomes aware of it;

(b) Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on Borrower) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender;

(c) the sum payable by Borrower in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

(d) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (b) above to pay, Borrower shall deliver to Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that (1) any change after the Closing Date (in the case of each Lender listed on the signature pages hereof) or after the date of the assignment agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect on the Closing Date or at the date of such assignment agreement, as the case may be, in respect of payments to such Lender and (2) such Lender has timely provided to Borrower all forms required under clause (iii) below; provided however, that no additional amounts shall be required to be paid on account of U.S. federal withholding under FATCA.

(iii) Evidence of Exemption from U.S. Withholding Tax.

(a) Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (for purposes of this subsection 2.7B(iii), a “Non-U.S. Lender”) shall deliver to Administrative Agent for transmission to Borrower, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the assignment agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Borrower or Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form W-8ECI, Form W-8BEN, or Form W-8IMY (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8ECI, Form W-8BEN, or Form W-8IMY pursuant to clause (1) above, a certification of non-bank status together with two original copies of an Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Internal Revenue Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest or other amounts payable under any of the Loan Documents.

(b) Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, such Lender shall (1) deliver to Administrative Agent for transmission to Borrower two new original copies of Internal Revenue Service Form W-8ECI, Form W-8BEN, Form W-8IMY or a certification of non-bank status and two original copies of an appropriate Internal Revenue Service Form W-8BEN, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) immediately notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

(c) Borrower shall not be required to pay any additional amount to any Non-U.S. Lender under clause (c) of subsection 2.7B(ii) if such Lender failed to satisfy the requirements of subsection 2.7B(iii)(a) and (b); provided that if such Lender satisfied such requirements on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the assignment agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Borrower of its obligation to pay any additional amounts pursuant to clause (c) of subsection 2.7B(ii) in the event that, as a result of any change after the Closing Date in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a) and such Lender complies with subsection 2.7B(iii)(b).

(d) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

(iv) Each Lender that is a “United States person” as defined in section 7701(a)(30) of the Internal Revenue Code shall deliver to the Administrative Agent for transmission to Borrower on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof), or on the date of the assignment agreement pursuant to which it becomes a Lender (in the case of such other Lender), a statement signed by an authorized signatory of the Lender that it is a United States person and, if necessary to avoid United States backup withholding, a duly completed and signed Internal Revenue Service Form W-9 (or successor form) establishing that the Lender is organized under the laws of the United States or a subdivision thereof and is not subject to backup withholding.

(v) Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(vi) Borrower shall indemnify the Administrative Agent and each Lender, within ten (10) days after demand therefor, for the full amount of any Taxes for which Borrower would be required to provide a gross-up under subsection 2.7B(ii) (including such Taxes imposed or asserted on or attributable to amounts payable under this subsection) payable or paid by the Administrative Agent or a Lender or required to be withheld or deducted from a payment to the Administrative Agent or a Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(vii) Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Taxes for which Borrower would be required to provide a gross-up under subsection 2.7B(ii) attributable to such Lender (but only to the extent that Borrower has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of the Borrower to do so), and (ii) any Taxes imposed on the overall net income of such Lender and federal withholding Taxes arising under FATCA attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (vii).

C. Capital Adequacy Adjustment. Subject to the last sentence of this subsection 2.7C, if any Lender shall have determined that the adoption after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change after the date hereof therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency which is first made after the date hereof, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or Letters of Credit or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within ten (10) Business Days after receipt by Borrower from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to

Borrower (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be presumptively correct absent manifest error. Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in law giving rise to obligation by the Borrower under this subsection 2.7C to compensate any applicable Lender as described herein, regardless of the date enacted, adopted or issued.

2.8 Obligation of Lenders and L/C Issuer to Mitigate.

Each Lender and L/C Issuer agrees that, as promptly as practicable after the officer of such Lender or L/C Issuer responsible for administering the Loans or Letters of Credit of such Lender or L/C Issuer, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender or L/C Issuer to receive payments under subsection 2.6C, subsection 2.7 or subsection 3.6, it will, to the extent not inconsistent with any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or L/C Issuer or the affected Loans or Letters of Credit of such Lender or L/C Issuer through another lending or letter of credit office of such Lender or L/C Issuer, or (ii) take such other measures as such Lender or L/C Issuer may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.7 or subsection 3.6 would be materially reduced and if, as determined by such Lender or L/C Issuer in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending or letter of credit office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or Letters of Credit or the interests of such Lender or L/C Issuer; provided that such Lender or L/C Issuer will not be obligated to utilize such other lending or letter of credit office pursuant to this subsection 2.8 unless Borrower agrees to pay all incremental expenses reasonably incurred by such Lender or L/C Issuer as a result of utilizing such other lending or letter of credit office as described in clause (i) above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or L/C Issuer to Borrower (with a copy to Administrative Agent) shall be presumptively correct absent manifest error.

2.9 Affected Lenders; Replacement of a Lender.

A. Affected Lenders. If Borrower is obligated to pay to any Lender any additional amount under subsections 2.6 (other than subsection 2.6D), 2.7 or 3.6 hereof, Borrower may, if no Event of Default or Potential Event of Default then exists, replace such Lender with one or more assignees reasonably acceptable to Administrative Agent, and such Lender hereby agrees to be so replaced subject to the following:

(i) The obligations of Borrower hereunder to the Lender to be replaced (including such increased or additional costs incurred by such Lender through the date such Lender is replaced hereunder) shall be paid in full to such Lender concurrently with such replacement;

(ii) Each replacement Lender shall be a bank or other financial institution that is not subject to such increased costs which caused Borrower’s election to replace any Lender hereunder, and each such replacement Lender shall execute and deliver to Administrative Agent such documentation satisfactory to Administrative Agent pursuant to which such replacement Lender is to become a party hereto, with a commitment equal (in the aggregate, if applicable) to that of the Lender being replaced and shall make Loans in the aggregate principal amount equal (in the aggregate, if applicable) to the aggregate outstanding principal amount of the Loans of the Lender being replaced;

(iii) Upon such execution of such documents referred to in clause (ii) and repayment of the amount referred to in clause (i), each replacement Lender shall be a “Lender” with a commitment as specified hereinabove and the Lender being replaced shall cease to be a “Lender” hereunder, except with respect to such provisions under this Agreement, which expressly survive the termination of this Agreement as to such replaced Lender;

(iv) Administrative Agent shall reasonably cooperate in effectuating the replacement of any Lender under this subsection 2.9, but at no time shall Administrative Agent be obligated to initiate any such replacement;

(v) Any Lender replaced under this subsection 2.9 shall be replaced at Borrower’s sole cost and expense; and

(vi) If Borrower proposes to replace any Lender pursuant to this subsection 2.9 because the Lender seeks reimbursement under subsection 2.6, 2.7 or 3.6, then it must also replace any other Lender who seeks similar or greater levels of reimbursement (as a percentage of such Lender’s commitment) under such subsections; provided however that if the amount of the commitment any replacement Lender is willing to commit to does not exceed the aggregate of the commitments of each such Lender seeking such reimbursement, the commitment of each such Lender seeking reimbursement shall be reduced pro rata to the extent of the commitment of such replacement Lender.

B. Other Replacement of a Lender. If a Lender becomes a Non-Funding Lender or an Impacted Lender or a Lender (a “Non-Consenting Lender”) refuses to consent to an amendment or modification of this Agreement that, pursuant to subsection 10.6, requires consent of one hundred percent (100%) of the Lenders or one hundred percent (100%) of the Lenders with Obligations directly affected or a Lender becomes an Affected Lender (any such Lender, a “Subject Lender”), so long as (i) no Event of Default shall have occurred and be continuing and Borrower has obtained a commitment from another Lender or an Eligible Assignee to purchase at par the Subject Lender’s Loans and assume the Subject Lender’s Commitments and all other obligations of the Subject Lender hereunder, (ii) such Lender is not the L/C Issuer with respect to any Letters of Credit outstanding (unless all such Letters of Credit are terminated or arrangements acceptable to such L/C Issuer (such as a “back-to-back” letter of credit) are made) and (iii), if applicable, the Subject Lender is unwilling to remedy its default upon ten (10) days’ prior written notice to the Subject Lender and Administrative Agent, Borrower may require the Subject Lender to assign all (but not less than all) of its Loans and Commitments to such other Lender, Lenders, Eligible Assignee or Eligible Assignees pursuant to the provisions of subsection 10.1B; provided that, prior to or concurrently with such replacement, (1) the Subject Lender shall have received payment in full of all principal, interest, fees and other amounts (including all amounts under subsections 2.6D, 2.7, 2.8 and/or 3.6 (if applicable)) through such date of replacement and a release from its obligations under the Loan Documents, (2) the processing fee required to be paid by subsection 10.1B(i) shall have been paid to Administrative Agent, (3) all of the requirements for such assignment contained in subsection 10.1B, including, without limitation, the consent of Administrative Agent and each L/C Issuer (if required) and the receipt by Administrative Agent of an executed Assignment Agreement and other supporting documents, have been fulfilled, and (4) in the event such Subject Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Subject Lender was a Non-Consenting Lender and Borrower also requires each other Subject Lender that is a Non-Consenting Lender to assign its Loans and Commitments. Notwithstanding anything herein to the contrary, with respect to a Lender that is a Non-Funding Lender or an Impacted Lender, the Administrative Agent may, but shall not be obligated to, obtain a substitute lender (which shall be another Lender or an Eligible Assignee) and execute an Assignment on behalf of such Non-Funding Lender or Impacted Lender at any time with three Business Days’ prior notice to such Non-Funding Lender or Impacted Lender (unless notice is not practicable under the circumstances) and cause such Lender’s Loans and Commitments to be sold and assigned, in whole or in part, at par.

2.10 Guaranties of and Security for the Obligations.

A. Holdings, Borrower and Borrower’s Subsidiaries. To the extent set forth in the Security Documents and Guaranty, (i) Holdings and each Subsidiary of Borrower other than any Excluded Subsidiary shall guaranty the Obligations of Borrower pursuant to the Guaranty and (ii) to secure the full performance of the Obligations, each Credit Party shall grant, subject to the limitation set forth in subsection 2.10B(ii), to Administrative Agent on behalf and for the ratable benefit of the Secured Parties, a duly perfected First Priority Lien (except as otherwise expressly provided) on all of the personal property of such Credit Party, including Equity Securities, to the extent contemplated by the Security Documents.

B. Further Assurances; Additional Security.

(i) Borrower shall, and shall cause each other Obligor to, from time to time, promptly execute and deliver to Administrative Agent on behalf of Lenders, such additional Security Documents, statements, documents, agreements and reports as it may from time to time reasonably request to evidence, perfect convey, grant, assign, transfer, preserve, protect, confirm or otherwise implement or assure the security for repayment of the Obligations; provided that no Obligor shall be required to provide any different type of Collateral from that contemplated for such by the Security Documents to which it is a party as of the Closing Date. Borrower shall, and shall cause each other Obligor to, from time to time, promptly take such additional actions as the Administrative Agent may reasonably require from time to time in order to carry out more effectively the purposes of the Security Documents.

(ii) Notwithstanding anything herein to the contrary, to the extent this Agreement or any other Loan Document purports to require any Credit Party to grant to Administrative Agent, on behalf and for the ratable benefit of the Secured Parties, a security interest in the FCC Licenses of such Credit Party, Administrative Agent, on behalf and for the ratable benefit of the Secured Parties, shall only have a security interest in such licenses at such times and to the extent that a security interest in such licenses is permitted under applicable law. Notwithstanding anything to the contrary set forth herein, Administrative Agent, on behalf of the Secured Parties, agrees that to the extent prior FCC approval is required pursuant to the Communications Act for (a) the operation and effectiveness of any grant, right or remedy hereunder or under any Loan Document or (b) taking any action that may be taken by Administrative Agent hereunder or under any Loan Document, such grant, right, remedy or actions will be subject to such prior FCC approval having been obtained by or in favor of Administrative Agent, on behalf and for the ratable benefit of the Secured Parties. Borrower agrees that, during the continuance of an Event of Default and at Administrative Agent’s request, Borrower shall promptly file, or cause to be filed, such applications for approval and shall take all other and further actions required by the Administrative Agent, on behalf and for the ratable benefit of the Secured Parties, to obtain such FCC approvals or consents as are necessary to transfer ownership and control to Administrative Agent or trustee or other fiduciary acting in lieu of Administrative Agent in order to ensure compliance with the Communications Act, on behalf and for the ratable benefit of the Secured Parties, or their successors or assigns, of the FCC Licenses held by it.

2.11 Incremental Term Loans.

A. Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments in an amount not to exceed the Incremental Term Loan Amount from one or more Incremental Term Loan Lenders, each of which must be (i) an existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Administrative Agent. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $1,000,000 and a minimum amount of $5,000,000 or such lesser amount equal to the remaining Incremental Term Loan Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (which shall not be less than 15 Business Days nor more than 60 days after the date of such notice), and (iii) whether such Incremental Term Loan Commitments are commitments to make additional Term Loans or commitments to make term loans with terms different from the Term Loans (“Other Term Loans”).

B. Borrower will first seek Incremental Term Loan Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and, if additional commitments are needed, from additional banks, financial institutions and other institutional lenders who will become Incremental Term Loan Lenders in connection therewith. Borrower and each Incremental Term Loan Lender shall execute and deliver to the Administrative Agent an Incremental Term Loan Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of each Incremental Term Loan Lender. The terms and provisions of the Incremental Term Loans shall be identical to those of the Term Loans except as otherwise set forth herein. Without the prior written consent of the Requisite Lenders, (i) the final maturity date of any Other Term Loans shall be no earlier than the Term Loan Maturity Date for all existing Term Loans, (ii) the average life to maturity of the Other Term Loans shall be no shorter than the average life to maturity of all existing Term Loans and (iii) if the initial yield on such Other Term Loans (as determined by the Administrative Agent to be equal to the sum of (x) the margin above the LIBOR Rate on such Other Term Loans and (y) if such Other Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from Holdings, Borrower or any Subsidiary for doing so (excluding arrangement, structuring and underwriting fees; the amount of such discount or fee, expressed as a percentage of the Other Term Loans, being referred to herein as “OID”), the amount of such OID divided by the lesser of (A) the average life to maturity of such Other Term Loans and (B) four) exceeds the Applicable Margin then in effect for LIBOR Rate Term Loans by more than 50 basis points (the amount of such excess above 50 basis points being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Other Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Assumption Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Term Loan Assumption Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitment and the Incremental Term Loans evidenced thereby and the Administrative Agent and Borrower may revise this Agreement to evidence such amendments.

C. Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this subsection 2.11 unless (i) on the date of such effectiveness, the conditions set forth in subsection 4.3B shall be satisfied and the Administrative Agent shall have received an Officer’s Certificate of Borrower to that effect dated such date, (ii) except as otherwise specified in the applicable Incremental Term Loan Assumption Agreement, the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under subsection 4.1, and (iii) after giving effect to such Incremental Term Loan Commitment and the Incremental Term Loans to be made thereunder and the application of the proceeds therefrom, (A) Borrower’s Consolidated First Lien Debt Ratio calculated on a Pro Forma Basis as of the last day of the last Fiscal Quarter for which financial statements are required to be delivered hereunder would not exceed 3.40:1.00 and (B) Borrower’s Consolidated Total Debt Ratio calculated on a Pro Forma Basis as of the last day of the last Fiscal Quarter for which financial statements are required to be delivered hereunder would not exceed the lesser of: (x) (1) at any time on or prior to the third anniversary of the Closing Date, 4.25:1.00, and (2) at any time thereafter, 3:75:1:00, and (y) the maximum Consolidated Total Debt Ratio then applicable pursuant to subsection 7.6B.

D. Each of the parties hereto hereby agrees that the Administrative Agent may, in consultation with Borrower, take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans), when originally made, are included in each outstanding Term Loan on a pro rata basis. This may be accomplished by requiring each outstanding LIBOR Rate Term Loans to be converted into a Base Rate Term Loan on the date of each Incremental Term Loan, or by allocating a portion of each Incremental Term Loan to each outstanding LIBOR Rate Term Loan on a pro rata basis. Any conversion of LIBOR Term Loans to Base Rate Term Loans required by the preceding sentence shall be subject to subsection 2.6D. If any Incremental Term Loan is to be allocated to an existing Interest Period for a LIBOR Rate Term Loan, then the interest rate thereon for such Interest Period and the other economic consequences thereof shall be as set forth in the applicable Incremental Term Loan Assumption Agreement. In addition, to the extent any Incremental Term Loans are not Other Term Loans, the scheduled amortization payments under subsection 2.4A(i) required to be made after the making of such Incremental Term Loans shall be ratably increased by the aggregate principal amount of such Incremental Term Loans and shall be further increased for all Lenders on a pro rata basis to the extent necessary to avoid any reduction in the amortization payments to which the Term Loan Lenders were entitled before such recalculation.

2.12 Extension of Loans and Commitments.

A. Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Term Lenders of Term Loans with a like Term Loan Maturity Date, all Incremental Term Loan Lenders of Incremental Term Loans with a like Incremental Term Loan Maturity Date, and all Revolving Lenders with Revolving Loan Commitments with a like Revolving Loan Commitment Termination Date, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Loans or the aggregate amount of the Commitments with the same Term Loan Maturity Date or Revolving Loan Commitment Termination Date, as the case may be) and on the same terms to each such Lender, the Borrower may from time to time offer to extend the maturity date for any Term Loans, Incremental Term Loans or Revolving Loan Commitments and otherwise modify the terms of such Loans and/or Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Loans and/or Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Loans) (each, an “Extension”, and each group of Loans or Commitments, as applicable, in each case as so extended, as well as the original Loans and Commitments (in each case not so extended), being a tranche; any Extended Term Loans shall constitute a separate tranche of Term Loans from the tranche of Term Loans from which they were converted, and any Extended Revolving Loan Commitments shall constitute a separate tranche of Revolving Loan Commitments from the tranche of Revolving Loan Commitments from which they were converted), so long as the following terms are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing at the time an Extension Offer is delivered to the Lenders or at the time of the Extension;

(ii) except as to interest rates, fees and final maturity (which shall, subject to the requirements of this subsection 2.12, be determined by Borrower and set forth in the relevant Extension Offer), the Revolving Loan Commitment of any Revolving Lender (an “Extending Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Loan Commitment”), and the related outstandings, shall be a Revolving Loan Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Loan Commitments (and related outstandings); provided that (x) subject to the provisions of Section 3.7 to the extent dealing with Letters of Credit which mature or expire after a Revolving Loan Commitment Termination Date when there exist Extended Revolving Loan Commitments with a later Revolving Loan Commitment Termination Date, all Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Loan Commitments in accordance with their pro rata share of the aggregate Revolving Loan Commitment (and except as provided in Section 3.7, without giving effect to changes thereto on an earlier Revolving Loan Commitment Termination Date with respect to Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Loan Commitments and repayments thereunder shall be made on a pro rata basis (except for (A) payments of interest and fees at different rates on Extended Revolving Loan Commitments (and related outstandings) and (B) repayments required upon the Revolving Loan Commitment Termination Date for the non-extending Revolving Loan Commitments) and (y) at no time shall there be Revolving Loan Commitments hereunder (including Extended Revolving Loan Commitments and any original Revolving Loan Commitments) which have more than three different Revolving Loan Commitment Termination Dates;

(iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to the succeeding clauses (iv), (v) and (vi), be determined by the Borrower and set forth in the relevant Extension Offer), the Term Loans of any Term Lender (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer;

(iv) the final maturity date for any Extended Term Loans shall be no earlier than the then latest Term Loan Maturity Date hereunder and the amortization schedule applicable to such Extended Term Loans pursuant to subsection 2.4A for periods prior to the applicable Term Loan Maturity Date may not be increased;

(v) the average life to maturity of any Extended Term Loans shall be no shorter than the remaining average life to maturity of the Term Loans extended thereby;

(vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer;

(vii) if the aggregate principal amount of applicable Term Loans (calculated on the face amount thereof) or Revolving Loan Commitments, as the case may be, in respect of which applicable Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of applicable Term Loans or Revolving Loan Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the applicable Term Loans or Revolving Loans, as the case may be, of the applicable Term Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer;

(viii) all documentation in respect of such Extension shall be consistent with the foregoing;

(ix) the Extension shall not become effective unless (i) on the date of such effectiveness, the conditions set forth in subsection 4.3B shall be satisfied and the Administrative Agent shall have received an Officer’s Certificate of Borrower to that effect dated such date and (ii) except as otherwise specified in the applicable Extension Amendment, the Administrative Agent shall have received legal opinions, board resolutions and other closing certificates reasonably requested by the Administrative Agent and consistent with those delivered on the Closing Date under subsection 4.1;

(x) any applicable Minimum Extension Condition (as defined below) shall be satisfied unless waived by the Borrower; and

(xi) the Minimum Tranche Amount (as defined below) shall be satisfied unless waived by the Administrative Agent.

B. With respect to all Extensions consummated by the Borrower pursuant to this subsection 2.12, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of subsection 2.4B and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that (A) the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in Borrower’s sole discretion and may be waived by Borrower) of Term Loans or Revolving Loan Commitments (as applicable) of any or all applicable tranches be tendered and (B) no tranche of Extended Loans shall be in an amount of less than $25,000,000 (the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent. Subject to compliance with the terms of this subsection 2.12, the Administrative Agent, the L/C Issuer and the Lenders hereby consent to the Extensions and the other transactions contemplated by this subsection 2.12 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Loan Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including, without limitation, subsections 2.4, 10.5 and 10.6) or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this subsection 2.12.

C. Notwithstanding anything to the contrary set forth herein, no consent of any Lender, the L/C Issuer or the Administrative Agent shall be required to effectuate any Extension, other than the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans or Revolving Loan Commitments (or a portion thereof); provided that the consent of the L/C Issuer shall be required to effect an Extension of Revolving Loan Commitments. All Extended Term Loans, Extended Revolving Loan Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by all or a portion of the Collateral on a pari passu or junior lien basis with all other applicable Obligations under this Agreement and the other Loan Documents. The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Borrower as may be necessary in order to establish new tranches or sub-tranches in respect of Revolving Loan Commitments or Term Loans so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or subtranches, in each case on terms consistent with this subsection 2.12.

D. In connection with any Extension, the Borrower shall provide the Administrative Agent at least fifteen (15) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this subsection 2.12.

E. Notwithstanding anything to the contrary contained herein, no Lender shall be required to accept an Extension Offer.

Section 3.	LETTERS OF CREDIT

3.1 Issuance of Letters of Credit and Lenders’ Purchase of Participations Therein.

A. Letters of Credit. In addition to Borrower requesting that Revolving Lenders make Revolving Loans pursuant to subsection 2.1A(ii), Borrower may request, in accordance with the provisions of this subsection 3.1, from time to time during the period from the Closing Date to but excluding the latest Revolving Loan Commitment Termination Date, that an L/C Issuer issue Letters of Credit for the account of Borrower. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, such L/C Issuer may, but (except as provided in subsection 3.1B(ii)) shall not be obligated to, issue such Letters of Credit in accordance with the provisions of this subsection 3.1; provided that Borrower shall not request such L/C Issuer issue (and L/C Issuer shall not issue):

(i) any Letter of Credit if, after giving effect to such issuance, the Total Utilization of Revolving Loan Commitments would exceed the Revolving Loan Commitments then in effect;

(ii) any Letter of Credit if, after giving effect to such issuance, the Letter of Credit Usage would exceed Five Million Dollars ($5,000,000);

(iii) any Letter of Credit having an expiration date later than the earlier of (a) (30) days prior to August 9, 2017, and (b) the date which is one year from the date of issuance of such standby Letter of Credit; provided that the immediately preceding clause (b) shall not prevent such L/C Issuer from agreeing that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each unless such L/C Issuer elects not to extend for any such additional period; and provided, further that such L/C Issuer shall give notice that it will not extend such Letter of Credit if it has knowledge that an Event of Default has occurred and is continuing (and has not been waived in accordance with subsection 10.6) at the time such L/C Issuer must elect whether or not to allow such extension;

(iv) any Letter of Credit after the latest Revolving Loan Commitment Termination Date; or

(v) any Letter of Credit denominated in a currency other than Dollars.

B. Mechanics of Issuance.

(i) Notice of Issuance. Whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to the relevant L/C Issuer and the Administrative Agent a Notice of Issuance of Letter of Credit substantially in the form of Exhibit III annexed hereto no later than 12:00 Noon (New York time) at least three (3) Business Days, or such shorter period as may be agreed to by such L/C Issuer in any particular instance, in advance of the proposed date of issuance. The Notice of Issuance of Letter of Credit shall specify (a) the proposed date of issuance (which shall be a Business Day), (b) the face amount of the Letter of Credit, (c) the expiration date of the Letter of Credit, (d) the name and address of the beneficiary, and (e) the verbatim text of the proposed Letter of Credit or the proposed terms and conditions thereof, including a precise description of any documents and the verbatim text of any certificates to be presented by the beneficiary which, if presented by the beneficiary prior to the expiration date of the Letter of Credit, would require an L/C Issuer to make payment under the Letter of Credit; provided that an L/C Issuer, in its reasonable discretion, may require changes in the text of the proposed Letter of Credit or any such documents or certificates; and provided, further that no Letter of Credit shall require payment against a conforming draft to be made thereunder on the same Business Day (under the laws of the jurisdiction in which the office of the applicable L/C Issuer to which such draft is required to be presented is located) that such draft is presented if such presentation is made after 12:00 Noon (New York time) on such Business Day.

Borrower shall notify the applicable L/C Issuer prior to the issuance of any Letter of Credit in the event that any of the matters to which Borrower is required to certify in the applicable Notice of Issuance of Letter of Credit is no longer true and correct as of the proposed date of issuance of such Letter of Credit, and upon the issuance of any Letter of Credit Borrower shall be deemed to have re-certified, as of the date of such issuance, as to the matters to which Borrower is required to certify in the applicable Notice of Issuance of Letter of Credit.

GE Capital as an L/C Issuer may elect only to issue Letters of Credit in its own name and may only issue Letters of Credit to the extent permitted by applicable law, and such Letters of Credit may not be acceptable by certain beneficiaries such as insurance companies.

(ii) Issuance of Letter of Credit. Upon satisfaction or waiver (in accordance with subsection 10.6) of the conditions set forth in subsection 4.4, the relevant L/C Issuer shall issue the requested Letter of Credit in accordance with such L/C Issuer’s standard operating procedures.

(iii) Notification to Administrative Agent. Upon the issuance of any Letter of Credit, the applicable L/C Issuer shall within five (5) Business Days notify the Administrative Agent of such issuance, which notice shall be accompanied by a copy of such Letter of Credit. In connection with such notice, Administrative Agent shall notify each Lender of the amount of such Lender’s respective participation in such Letter of Credit, determined in accordance with subsection 3.1C.

(iv) Reports to Administrative Agent. Within seven (7) days after the end of each calendar month ending after the Closing Date, so long as any Letter of Credit shall have been outstanding during such calendar quarter, each L/C Issuer shall deliver to the Administrative Agent a report setting forth the average for such calendar month of the daily maximum amount available to be drawn under the Letters of Credit issued by such L/C Issuer that were outstanding during such calendar month.

Notwithstanding anything else to the contrary herein, if any Lender is a Non-Funding Lender or Impacted Lender, no L/C Issuer shall be obligated to issue any Letter of Credit unless (i) the Non-Funding Lender or Impacted Lender has been replaced in accordance with subsection 2.9 or subsection 10.1, (ii) the portion of Letter of Credit Usage attributable to such Non-Funding Lender or Impacted Lender has been cash collateralized, (iii) the Revolving Loan Commitments of the other Revolving Lenders have been increased by an amount sufficient to satisfy the Administrative Agent that all future draws on the Letters of Credit will be covered by all Revolving Lenders that are not Non-Funding Lenders or Impacted Lenders, or (iv) the portion of Letter of Credit Usage attributable to such Non-Funding Lender or Impacted Lender has been reallocated to other Revolving Lenders in a manner consistent with subsection 2.1D(d)(ii).

C. Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Revolving Lender shall be deemed to, and hereby agrees to, have irrevocably purchased from the applicable L/C Issuer a participation in such Letter of Credit and drawings thereunder in an amount equal to such Revolving Lender’s Pro Rata Share of the maximum amount which is or at any time may become available to be drawn thereunder.

3.2 Letter of Credit Fees.

Borrower agrees to pay the following amounts with respect to Letters of Credit issued hereunder:

(i) (a) a fronting fee, payable directly to each L/C Issuer for its own account, in an amount separately agreed upon by such L/C Issuer and Borrower and (b) a letter of credit fee, payable to Administrative Agent for the account of Lenders, equal to the product of (X) an annual rate equal to the Applicable Margin for LIBOR Rate Loans in effect at such time and (Y) daily maximum amount available to be drawn under such Letter of Credit, in each case payable in arrears on and to (but excluding) each March 31, June 30, September 30 and December 31 of each year and computed on the basis of a 360-day year for the actual number of days elapsed; provided, however, that the fee payable under this clause (b) shall be increased by 2% per annum and shall be payable, in addition to be payable on any date it is otherwise required to be paid hereunder, on demand effective immediately upon (x) the occurrence of any Event of Default under subsections 8.6 or 8.7 or (y) the delivery of a notice by the Administrative Agent or the Requisite Lenders to Borrower during the continuance of any other Event of Default and, in each case, for as long as such Event of Default shall be continuing.

(ii) with respect to the issuance, amendment or transfer of each Letter of Credit and each payment of a drawing made thereunder (without duplication of the fees payable under clause (i) above), documentary and processing charges payable directly to the relevant L/C Issuer for its own account in accordance with such L/C Issuer’s standard schedule for such charges in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

Promptly upon receipt by Administrative Agent of any amount described in clause (i)(b) of this subsection 3.2, Administrative Agent shall distribute to each Lender its Pro Rata Share of such amount.

3.3 Drawings and Reimbursement of Amounts Drawn Under Letters of Credit.

A. Responsibility of L/C Issuer With Respect to Drawings. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, an L/C Issuer shall be responsible only to determine that the documents and certificates required to be delivered under such Letter of Credit have been delivered and that they comply on their face with the requirements of such Letter of Credit.

B. Reimbursement by Borrower of Amounts Drawn Under Letters of Credit. In the event an L/C Issuer has determined to honor a drawing under a Letter of Credit issued by it, such L/C Issuer shall immediately notify Borrower and Borrower shall reimburse such L/C Issuer on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such drawing; provided that, anything contained in this Agreement to the contrary notwithstanding, (i) unless Borrower shall have notified such L/C Issuer prior to 12:00 Noon (New York time) on the date of such drawing that Borrower intends to reimburse such L/C Issuer for the amount of such drawing with funds other than the proceeds of Revolving Loans, Borrower shall be deemed to have given a timely Notice of Borrowing to Administrative Agent requesting Revolving Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such drawing and (ii) subject to satisfaction or waiver of the conditions specified in subsection 4.4B, Revolving Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse such L/C Issuer for the amount of such drawing; and provided, further that if for any reason proceeds of Revolving Loans are not received by such L/C Issuer on the Reimbursement Date in an amount equal to the amount of such drawing, Borrower shall reimburse such L/C Issuer, on demand, in an amount in same day funds equal to the excess of the amount of such drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this subsection 3.3B shall be deemed to relieve any Revolving Lender from its obligation to make Revolving Loans on the terms and conditions set forth in this Agreement, and Borrower shall retain any and all rights it may have against any Revolving Lender resulting from the failure of such Revolving Lender to make such Revolving Loans under this subsection 3.3B.

C. Payment by Revolving Lenders of Unreimbursed Drawings Under Letters of Credit.

(i) Payment by Revolving Lenders. In the event that Borrower shall fail for any reason to reimburse an L/C Issuer as provided in subsection 3.3B in an amount equal to the amount of any drawing honored by such L/C Issuer under a Letter of Credit issued by it, such L/C Issuer shall promptly notify each other Revolving Lender of the unreimbursed amount of such drawing and of such other Revolving Lender’s respective participation therein based on such Lender’s Pro Rata Share. Each Revolving Lender shall make available to the Administrative Agent for the account of such L/C Issuer an amount equal to its respective participation, in Dollars and in same day funds, not later than 12:00 Noon (New York time) on the first Business Day (under the laws of the jurisdiction in which such office of such L/C Issuer is located) after the date notified by such L/C Issuer. In the event that any Revolving Lender fails to make available to the Administrative Agent for the account of such L/C Issuer on such Business Day the amount of such Revolving Lender’s participation in such Letter of Credit as provided in this subsection 3.3C, such L/C Issuer shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the rate customarily used by such L/C Issuer for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. Nothing in this subsection 3.3C shall be deemed to prejudice the right of any Revolving Lender to recover from such L/C Issuer any amounts made available by such Revolving Lender to the L/C Issuer pursuant to this subsection 3.3C in the event that it is determined by the final judgment of a court of competent jurisdiction that the payment with respect to a Letter of Credit by such L/C Issuer in respect of which payment was made by such Revolving Lender constituted gross negligence or willful misconduct on the part of such L/C Issuer.

(ii) Distribution to Revolving Lenders of Reimbursements Received From Borrower. In the event an L/C Issuer shall have been reimbursed by other Revolving Lenders pursuant to subsection 3.3C(i) for all or any portion of any drawing honored by such L/C Issuer under a Letter of Credit issued by it, such L/C Issuer shall distribute to the Administrative Agent for the account of each Revolving Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such drawing such other Lender’s Pro Rata Share of all payments subsequently received by such L/C Issuer from Borrower in reimbursement of such drawing when such payments are received.

D. Interest on Amounts Drawn Under Letters of Credit.

(i) Payment of Interest by Borrower. Borrower agrees to pay to each L/C Issuer, with respect to drawings made under any Letters of Credit issued by it, interest on the amount paid by such L/C Issuer in respect of each such drawing from the date of such drawing to but excluding the date such amount is reimbursed by Borrower (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B) at a rate equal to (a) for the period from the date of such drawing to but excluding the Reimbursement Date, the rate then in effect under this Agreement with respect to Revolving Loans that are Base Rate Loans and (b) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable under this Agreement with respect to Revolving Loans that are Base Rate Loans. Interest payable pursuant to this subsection 3.3D(i) shall be computed on the basis of a 365-day or 366-day year, as the case may be, for the actual number of days elapsed in the period during which it accrues and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full.

(ii) Distribution of Interest Payments by L/C Issuer. Promptly upon receipt by an L/C Issuer of any payment of interest pursuant to subsection 3.3D(i) with respect to a drawing under a Letter of Credit issued by it, (a) such L/C Issuer shall distribute to the Administrative Agent for the account of each Revolving Lender, out of the interest received by such L/C Issuer in respect of the period from the date of such drawing to but excluding the date on which such L/C Issuer is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of Revolving Loans pursuant to subsection 3.3B), the amount that such other Revolving Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period pursuant to subsection 3.2 if no drawing had been made under such Letter of Credit, and (b) in the event such L/C Issuer shall have been reimbursed by other Lenders pursuant to subsection 3.3C(i) for all or any portion of such drawing, such L/C Issuer shall distribute to each other Revolving Lender which has paid all amounts payable by it under subsection 3.3C(i) with respect to such drawing such other Revolving Lender’s Pro Rata Share of any interest received by such L/C Issuer in respect of that portion of such drawing so reimbursed by other Revolving Lenders for the period from the date on which such L/C Issuer was so reimbursed by other Revolving Lenders to but excluding the date on which such portion of such drawing is reimbursed by Borrower.

3.4 Obligations Absolute.

The obligation of Borrower to reimburse each L/C Issuer for drawings made under the Letters of Credit issued by it and to repay any Revolving Loans made by Lenders pursuant to subsection 3.3B and the obligations of Revolving Lenders under subsection 3.3C(i) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:

(i) any lack of validity or enforceability of any Letter of Credit;

(ii) the existence of any claim, set-off, defense or other right which Borrower or any Revolving Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), such L/C Issuer or other Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured);

(iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) payment by such L/C Issuer under any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit;

(v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) of Borrower or any of its Subsidiaries;

(vi) any breach of this Agreement or any other Loan Document by any party thereto;

(vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or

(viii) the fact that an Event of Default or a Potential Event of Default shall have occurred and be continuing;

provided, in each case, that payment by the L/C Issuer under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of the L/C Issuer under the circumstances in question (as determined by a final judgment of a court of competent jurisdiction).

3.5 Indemnification; Nature of L/C Issuer’s Duties.

A. Indemnification. In addition to amounts payable as provided in subsection 3.6, Borrower hereby agrees to protect, indemnify, pay and save harmless each L/C Issuer from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel) which an L/C Issuer may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by such L/C Issuer, other than as a result of (a) the gross negligence or willful misconduct of such L/C Issuer as determined by a final judgment of a court of competent jurisdiction or (b) subject to the following clause (ii), the wrongful dishonor by such L/C Issuer of a proper demand for payment made under any Letter of Credit issued by it or (ii) the failure of such L/C Issuer to honor a drawing under any such Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions herein called “Governmental Acts”).

B. Nature of L/C Issuer’s Duties. As between Borrower and each L/C Issuer, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by an L/C Issuer by, the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, no L/C Issuer shall be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of an L/C Issuer, including any Governmental Acts, and none of the above shall affect or impair, or prevent the vesting of, any of such L/C Issuer’s rights or powers hereunder.

In furtherance and extension and not in limitation of the specific provisions set forth in the first paragraph of this subsection 3.5B, any action taken or omitted by an L/C Issuer under or in connection with the Letters of Credit issued by it or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not put such L/C Issuer under any resulting liability to Borrower.

Notwithstanding anything to the contrary contained in this subsection 3.5, Borrower shall retain any and all rights it may have against an L/C Issuer for any liability arising out of the gross negligence or willful misconduct of such L/C Issuer, as determined by a final judgment of a court of competent jurisdiction.

3.6 Increased Costs and Taxes Relating to Letters of Credit.

Subject to the last sentence of this subsection 3.6, in the event that the Administrative Agent, any L/C Issuer or any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any change after the date hereof in any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that first becomes effective after the date hereof, or compliance by the Administrative Agent, such L/C Issuer or Revolving Lender with any guideline, request or directive first issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law):

(i) subjects the Administrative Agent, any L/C Issuer or Revolving Lender (or its applicable lending or letter of credit office) to any additional Tax (other than any Tax on the overall net income of the Administrative Agent, such L/C Issuer or Revolving Lender) with respect to the issuing or maintaining of any Letters of Credit or the purchasing or maintaining of any participations therein or any other obligations under this Section 3, whether directly or by such being imposed on or suffered by such L/C Issuer (as determined by such L/C Issuer),

(ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement in respect of any Letters of Credit issued by such L/C Issuer or participations therein purchased by any Lender, or

(iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such L/C Issuer or Revolving Lender (or its applicable lending or letter of credit office) regarding this Section 3 or any Letter of Credit or any participation therein, and the result of any of the foregoing is to increase the cost to the Administrative Agent, such L/C Issuer or Revolving Lender of agreeing to issue, issuing or maintaining any Letter of Credit or agreeing to purchase, purchasing or maintaining any participation therein or to reduce any amount received or receivable by the Administrative Agent, such L/C Issuer or Revolving Lender (or its applicable lending or letter of credit office) with respect thereto; then, in any case, Borrower shall pay (without duplication) to the Administrative Agent, such L/C Issuer or Revolving Lender, as applicable, within ten (10) Business Days after its receipt of the written statement referred to in the next sentence, such additional amount or amounts as may be reasonably necessary to compensate the Administrative Agent, such L/C Issuer or Revolving Lender for any such increased cost or reduction in amounts received or receivable hereunder. The Administrative Agent, such L/C Issuer or Revolving Lender shall deliver to Borrower a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to the Administrative Agent, such L/C Issuer or Revolving Lender under this subsection 3.6, which statement shall be presumptively correct absent manifest error. Notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith shall be deemed to be a change in law giving rise to obligation by the Borrower under this subsection 3.6 to compensate any applicable L/C Issuer or any applicable Revolving Lender as described herein, regardless of the date enacted, adopted or issued.

3.7 Extensions.

If the maturity date in respect of any tranche of Revolving Loan Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other tranches of Revolving Loan Commitments in respect of which the maturity date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to subsection 3.3C under (and ratably participated in by Revolving Lenders pursuant to) the Revolving Loan Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Loan Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall cash collateralize any such Letter of Credit in a manner acceptable to the Administrative Agent and the applicable L/C Issuer. Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a maturity date with respect to a given tranche of Revolving Loan Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders in any Letter of Credit issued before such maturity date.

Section 4.	CONDITIONS TO LOANS AND LETTERS OF CREDIT

The obligations of Lenders to make Loans and the issuance of Letters of Credit hereunder are subject to the satisfaction of the following conditions.

4.1 Conditions to Term Loans and Initial Revolving Loans.

The obligations of Lenders to make the Term Loans and any Revolving Loans on the Closing Date are, in addition to the conditions precedent specified in subsection 4.3, subject to prior or concurrent satisfaction of the following conditions:

A. Obligor Documents. On or before the Closing Date, each Obligor shall deliver or cause to be delivered to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender) the following, each, unless otherwise noted, dated the Closing Date:

(i) Certified copies of its certificate or articles of incorporation, certificate of limited partnership or partnership agreement or certificate of formation and limited liability company agreement, certified as of the Closing Date by its general partner’s or its managing member’s corporate secretary or an assistant secretary, together with a good standing certificate from the Secretary of State of its state of organization and such other states as the Administrative Agent may request in which it is qualified to do business and owns or operates a Station and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such states, each dated a recent date prior to the Closing Date;

(ii) Copies of its bylaws (if applicable), certified as of the Closing Date by its corporate secretary or an assistant secretary;

(iii) Resolutions of its Board of Directors or managing member or general partner, as the case may be, approving and authorizing the execution, delivery and performance of each Loan Document to which it is to be a party, certified as of the Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

(iv) Signature and incumbency certificates of the officers or managing member or general partner of such Person executing the Loan Documents to which it is to be a party;

(v) Executed originals of (A) in the case of Borrower, this Agreement, the Notes (duly executed in accordance with subsection 2.1F, drawn to the order of each Lender and with appropriate insertions) and the other Loan Documents to which it is to be a party and (B) in the case of each other Obligor, the Loan Documents to which it is to be a party; and

(vi) Such other similar documents as Administrative Agent may reasonably request.

B. Security Interests. Each Obligor shall have taken or caused to be taken (and Administrative Agent shall have received satisfactory evidence thereof) such actions in such a manner so that as of the Closing Date Administrative Agent shall have a valid and perfected First Priority security interest (subject to Permitted Liens) in the Collateral owned as of the Closing Date to the extent permitted by law and as contemplated by the Security Documents, including, without limitation, delivery of evidence reasonably satisfactory to Administrative Agent that all filings, recordings and other actions Administrative Agent deems necessary or advisable to establish, preserve and perfect the First Priority Liens granted to Administrative Agent on behalf and for the ratable benefit of the Secured Parties shall have been made as of the Closing Date.

C. Opinions of Obligors’ Counsel. Lenders shall have received originally executed copies of one or more favorable written opinions, dated as of the Closing Date and addressed to the Administrative Agent and the Lenders, of outside legal counsel for the Obligors (which counsel shall be acceptable to Administrative Agent), as to the general corporate and communications matters set forth in

Exhibit VII and as to such other matters as Administrative Agent may reasonably request, all in form and substance satisfactory to Administrative Agent.

D. Evidence of Insurance. Administrative Agent shall have received insurance certificates and applicable endorsements with respect to each of the insurance policies required pursuant to subsection 6.4 hereof, and each such insurance policy shall name Administrative Agent as loss payee and/or additional insured, on behalf and for the ratable benefit of the Secured Parties.

E. Financial Statements. On or before the Closing Date, Administrative Agent shall have received the audited Consolidated financial statements of Borrower and its Subsidiaries for the Fiscal Years ended December 31, 2010 and December 31, 2011, and the unaudited Consolidated financial statements of Borrower and its Subsidiaries, for the Fiscal Quarter ended March 31, 2012, in each case certified as true and correct, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments (none of which shall be materially adverse) and the absence of footnotes, pursuant to an officer’s certificate of the Borrower.

F. Termination of Existing Credit Agreement. On or before the Closing Date, Borrower shall repay all principal and interest on outstanding loans and other obligations owed under or related to the Existing Credit Agreement and the Lenders’ obligation to lend or make other extensions of credit to Borrower and its Subsidiaries thereunder shall have been terminated and all Liens securing Indebtedness under the Existing Credit Agreement shall have been terminated or released and satisfactory evidence of the foregoing shall have been delivered to the Administrative Agent.

G. Officers Certificate. As of the Closing Date, (i) since December 31, 2011, no event or change shall have occurred that has caused or evidences, either in any case or in the aggregate a Material Adverse Effect, (ii) no event which would constitute an Event of Default or Potential Event of Default (after giving effect to the consummation of the Closing Date transactions) shall have occurred and be continuing, (iii) the representations and warranties in Section 5 hereof shall be true, correct and complete in all material respects (or, if such representation or warranty is qualified by “material” or “Material Adverse Effect”, in all respects) on and as of the Closing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations or warranties shall have been true, correct and complete in all material respects (or, if such representation or warranty is qualified by “material” or “Material Adverse Effect”, in all respects) as of such date, (iv) no litigation, inquiry or other action and no injunction or restraining order shall be pending or threatened with respect to the making of the Loans hereunder or the transactions contemplated hereby, (v) the Borrower and each other Credit Party, before and after giving effect to the funding of Loans under this Agreement, any other transactions and acquisitions occurring on the Closing Date and the payment of all estimated legal, accounting and other fees and expenses related hereto and thereto shall be Solvent and (v) Borrower shall have delivered to Administrative Agent an Officer’s Certificate to such effect, in form and substance reasonably satisfactory to Administrative Agent.

H. Fees and Expenses. There shall have been paid to the Administrative Agent, for the account of the Administrative Agent, its Related Persons, any L/C Issuer or any Lender, as the case may be, all fees and all reimbursements of costs or expenses, in each case due and payable under any Loan Document on or before the Closing Date.

I. Projections and Closing Date Compliance Certificate. Borrower shall have delivered to the Administrative Agent the Projections and a Compliance Certificate substantially in the form of Exhibit VI annexed hereto, dated as of the Closing Date and calculated to give effect to the funding of Loans under this Agreement and any other transactions and acquisitions occurring on the Closing Date, demonstrating that (i) the Consolidated Total Debt Ratio is not in excess of 4.30:1.00, (ii) the Consolidated First Lien Debt Ratio is not in excess of 3.40:1.00 and (ii) compliance with the other covenants set forth in this Agreement as of the Closing Date, and such Projections and the calculations set forth in such Compliance Certificate shall be reasonably satisfactory to the Administrative Agent.

J. Second Lien Credit Agreement. The Borrower shall have received simultaneously with the initial funding under this Agreement not less than Twenty Five Million Dollars ($25,000,000) in gross cash proceeds from the borrowings under the Second Lien Credit Agreement. The terms and conditions of the Second Lien Loan Documents (including but not limited to terms and conditions relating to the interest rate, fees, amortization, maturity, lien subordination, covenants, events of default and remedies), shall be reasonably satisfactory in all respects to the Administrative Agent.

K. Form U-1. Borrower shall have delivered to the Administrative Agent a United States Federal Reserve Form U-1 duly executed by the Borrower.

4.2 Conditions to Permitted Acquisitions.

The obligations of Lenders to make the Term Loans and the Revolving Loans to be made in connection with any Permitted Acquisition are, in addition to the conditions precedent specified in subsection 4.3, subject to prior or concurrent satisfaction of the following conditions:

A. Credit Party Documents. On or before the Permitted Acquisition Closing Date, each new Credit Party, if any, formed to accomplish such Permitted Acquisition shall deliver or cause to be delivered to Lenders (or to Administrative Agent for Lenders with sufficient originally executed copies, where appropriate, for each Lender) the following, each, unless otherwise noted, dated as of the Permitted Acquisition Closing Date:

(i) Certified copies of its certificate or articles of incorporation, certificate of limited partnership or partnership agreement or certificate of formation and limited liability company agreement, certified as of the Permitted Acquisition Closing Date by its corporate secretary or an assistant secretary, together with a good standing certificate from the Secretary of State of its state of incorporation and each other state in which it is qualified as a foreign corporation to do business and owns or operates a Station and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such states, each dated a recent date prior to the Permitted Acquisition Closing Date;

(ii) Copies of its bylaws (if applicable), certified as of the Permitted Acquisition Closing Date by its corporate secretary or an assistant secretary;

(iii) Resolutions of its Board of Directors or managing member or general partners, as the case may be, approving and authorizing the execution, delivery and performance of each Loan Document to which it is to be a party, certified as of the Permitted Acquisition Closing Date by its corporate secretary or an assistant secretary as being in full force and effect without modification or amendment;

(iv) Signature and incumbency certificates of the officers or managing member or general partner of such Person executing the Loan Documents to which it is to be a party;

(v) Executed originals of the Loan Documents to which it is to be a party; and

(vi) Such other similar documents as Administrative Agent may reasonably request.

B. Security Interests. Each applicable Obligor shall have taken or caused to be taken (and Administrative Agent shall have received satisfactory evidence thereof), such actions in such a manner so that on the applicable Permitted Acquisition Closing Date (or the next Business Day thereafter), Administrative Agent shall have a valid and perfected First Priority security interest (subject to Permitted Liens) in substantially all of the Collateral acquired as of the applicable Permitted Acquisition Closing Date to the extent permitted by law and as contemplated by the Security Documents, including delivery of all evidence reasonably satisfactory to Administrative Agent that all filings, recordings and other actions Administrative Agent deems necessary or advisable to establish, preserve and perfect the First Priority Liens granted to Administrative Agent on behalf and for the ratable benefit of the Secured Parties shall have been made on the Permitted Acquisition Closing Date or that accommodations and arrangements reasonably satisfactory to Administrative Agent have been made for such filings, recordings and other actions to be taken on the next Business Day thereafter.

C. Permitted Acquisition Documents. Administrative Agent shall have received executed or conformed copies of the Permitted Acquisition Documents and any amendments thereto on or prior to the Permitted Acquisition Closing Date.

D. Acquisition FCC Consent. The Acquisition FCC Consent with respect to the Acquired Stations shall have been obtained and, in the event such Acquisition FCC Consent shall have been challenged or contested by any Person, such Acquisition FCC Consent shall have become a Final Order.

E. Permitted Acquisition. The Permitted Acquisition shall become effective on the Permitted Acquisition Closing Date in accordance with the Permitted Acquisition Documents without any material variation therefrom, except as disclosed to Lenders and consented to in writing by Administrative Agent.

F. Opinions of Obligors’ Counsel. Lenders shall have received originally executed copies of one or more favorable written opinions, dated as of the Permitted Acquisition Closing Date and addressed to the Administrative Agent and the Lenders, of outside legal counsel for the Obligors (which counsel shall be reasonably acceptable to Administrative Agent), affected by the Permitted Acquisition reasonably satisfactory to Administrative Agent, in form and substance reasonably satisfactory to Administrative Agent and setting forth substantially the matters in the opinions designated in Exhibit VII annexed hereto as to collateral and communications matters resulting from such Permitted Acquisition, any new Obligors or Loan Documents required for such Permitted Acquisition, and such other matters as Administrative Agent may reasonably request, all in form and substance reasonably satisfactory to Administrative Agent.

G. Delivery of Compliance Certificate. To the extent required by subsection 7.7(iv)(b), Borrower shall have delivered to Administrative Agent a Compliance Certificate, substantially in the form of Exhibit VI annexed hereto, dated as of the Permitted Acquisition Closing Date and calculated to give effect to the funding of any Loans under this Agreement on the Permitted Acquisition Closing Date, demonstrating or certifying compliance with the covenants set forth in this Agreement as of the Permitted Acquisition Closing Date.

4.3 Conditions to All Loans.

The obligations of Lenders to make Loans on each Funding Date are subject to the following further conditions precedent:

A. Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Notice of Borrowing, in each case signed by the president, chief financial officer, treasurer or other senior officer of the Borrower on behalf of the Borrower in a writing delivered to Administrative Agent.

B. As of that Funding Date:

(i) The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects (or, if such representation or warranty is qualified by “material” or “Material Adverse Effect”, in all respects) on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects (or, if such representation or warranty is qualified by “material” or “Material Adverse Effect”, in all respects) on and as of such earlier date (or previously waived in accordance with this Agreement); and

(ii) No event shall have occurred and be continuing or would result from the consummation of the borrowing contemplated by such Notice of Borrowing that would constitute an Event of Default or a Potential Event of Default.

4.4 Conditions to Letters of Credit.

The issuance of any Letter of Credit hereunder is subject to the following conditions precedent:

A. On or before the date of issuance of such Letter of Credit, Administrative Agent shall have received, in accordance with the provisions of subsection 3.1B(i), an originally executed Notice of Issuance of Letter of Credit, in each case signed by the president, chief financial officer, treasurer or other senior officer of Borrower on behalf of Borrower in a writing delivered to Administrative Agent, together with all other information specified in subsection 3.1B(i) and such other documents or information as the applicable L/C Issuer may reasonably require in connection with the issuance of such Letter of Credit.

B. On the date of issuance of such Letter of Credit, all conditions precedent described in subsection 4.3B shall be satisfied to the same extent as if the issuance of such Letter of Credit were the making of a Revolving Loan and the date of issuance of such Letter of Credit were a Funding Date.

Section 5.	BORROWER’S REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make (or maintain, as the case may be) the Loans, to induce L/C Issuers to issue Letters of Credit and to induce other Lenders to purchase participations therein, Borrower represents and warrants to each Lender, on the date of this Agreement, on each Funding Date and on the date of issuance of each Letter of Credit, each of the following:

5.1 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

A. Organization and Powers. Each Obligor is a corporation, limited liability company, partnership or limited partnership duly organized, validly existing and in good standing under the laws of its state of organization. Each Obligor has all requisite corporate, limited liability company, partnership or limited partnership power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and to carry out the transactions contemplated thereby.

B. Qualification and Good Standing. Each Credit Party is qualified to do business and is in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing will not have a Material Adverse Effect.

C. Conduct of Business. The Credit Parties hold all licenses (including FCC Licenses), permits, franchises, certificates of authority, or any waivers of the foregoing that are necessary to permit them to conduct their respective businesses as now conducted and to hold and operate their respective properties, and all such licenses, permits, franchises, certificates of authority, and waivers are valid and in full force and effect, except, in each case, where the failure to be so will not have a Material Adverse Effect.

D. Subsidiaries. All of the Subsidiaries of Borrower as of the Closing Date are identified in Schedule 5.1D annexed hereto. The equity interests of each Subsidiary of Borrower as of the Closing Date are duly authorized, validly issued, fully paid and nonassessable and none of such equity interests constitutes Margin Stock. Schedule 5.1D annexed hereto correctly sets forth, as of the Closing Date, the ownership interest of each Obligor in such Obligor’s Subsidiaries.

E. FCC and Station Matters.

(i) As of the Closing Date, Schedule 5.1E annexed hereto correctly sets forth all of the Stations and FCC Licenses licensed to any Credit Party and its Subsidiary by licensee, call letters, facility identification number, community of license, state, and license expiration date, which Schedule 5.1E shall be supplemented in connection with any Permitted Acquisitions.

(ii) Each FCC License was duly and validly issued by the FCC pursuant to procedures which comply with all requirements of applicable law and no Credit Party has any knowledge of the occurrence of any event or the existence of any circumstance which, in the reasonable judgment of such Credit Party, is likely to lead to the revocation of any FCC License which could reasonably be expected to have a Material Adverse Effect. Each Credit Party has taken all actions and performed all of its obligations necessary to maintain the FCC Licenses without adverse modification or impairment where the failure to do so could reasonably be expected to have a Material Adverse Effect. License Subs hold all of the FCC Licenses required for the operation of the Stations as presently conducted and as proposed to be conducted immediately following the Closing Date where the failure to hold such FCC Licenses could reasonably be expected to have a Material Adverse Effect. The FCC Licenses are not subject to any material restriction or condition not appearing on the face of such FCC License (other than any restrictions or conditions that may affect the radio broadcast industry or substantial segment thereof generally) that could reasonably be expected to limit or restrict the operation of the Stations and have been so unimpaired for the full current license term. None of the Stations is (i) receiving, or to Borrower’s knowledge causing, objectionable interference or (ii) to Borrower’s knowledge is currently the subject of any proceeding before the FCC that alleges that any Station is causing objectionable interference or that contains a proposal that could have the effect of causing any Station to become shortspaced (initially or on an increased basis) to any proposed station or frequency allotment, except in each case where such interference or FCC action would not reasonably be expected to have a Material Adverse Effect. The Credit Parties have the right to use all material FCC Licenses required in the ordinary course of business for the Stations and each such FCC License is in full force and effect and the Credit Parties are in compliance therewith with no known conflict with the valid rights of others in each case where such failure, non-compliance or violation could reasonably be expected to have a Material Adverse Effect. No event or investigation has occurred which permits, or after notice or lapse of time or both would permit, the revocation, adverse modification, restriction, suspension, non-renewal, short-term renewal, impairment or termination of any FCC License or other right which could reasonably be expected to have a Material Adverse Effect. Each FCC License is held by the License Sub of Borrower directly operating the Station with respect to which such FCC License was issued or validly assigned. No Credit Party or License Sub has any reason to believe that the FCC Licenses listed and described in Schedule 5.1E, will not be renewed in the ordinary course.

(iii) Each Credit Party or License Sub as applicable has duly filed in a timely manner and/or placed in the Station’s public inspection file all filings which are required to be filed by such Credit Party or License Sub under the Communications Act and is in compliance with the Communications Act, including the rules and regulations of the FCC relating to the broadcast of radio signals, in each case where the failure to do so could reasonably be expected to have a Material Adverse Effect. All information filed for or on behalf of each Credit Party and License Sub was, at the time of filing, true, correct, and complete in all material respects when made, and every Governmental Authority has been notified of any changes in such information as may be required, except where the failure to so notify would not reasonably be expected to have a Material Adverse Effect.

(iv) None of the Facilities (including the transmitter and tower sites owned or used by any Credit Party) violate in any material respect the provisions of any applicable building codes, fire regulations, building restrictions or other governmental ordinances, orders or regulations and each such Facility is zoned so as to permit the commercial uses intended by the owner or occupier thereof and there are no outstanding variances or special use permits materially affecting any of the Facilities or the uses thereof, in each case where so doing or the failure to do so, as the case may be, could reasonably be expected to have a Material Adverse Effect. The Stations’ physical facilities, including their transmitting and studio equipment, are operated in accordance with the terms of their respective FCC Licenses and in accordance with the Communications Act where the failure to so operate could reasonably be expected to have a Material Adverse Effect. The Stations are in full compliance with the limitations on exposure of workers and the public radio frequency radiation established by the Communications Act where non-compliance could reasonably be expected to have a Material Adverse Effect.

(v) All FCC regulatory fees assessed with respect to the FCC Licenses have been timely and accurately paid, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(vi) Each of the towers used in the operation of the Stations and which is owned by a Credit Party, which tower is required to be registered with the FCC pursuant to the FCC’s antenna structure registration requirements has been duly and accurately registered and each ASR Number is posted at the Tower Site where the failure to do so could reasonably be expected to have a Material Adverse Effect. All antenna structures used in the operation of the Stations and owned by a Credit Party are obstruction-marked and lighted in accordance with the Communications Act where the failure to do so could reasonably be expected to have a Material Adverse Effect.

(vii) Schedule 5.1E(vii) annexed hereto correctly sets forth, as of the Closing Date, each of the Marketing Agreements. Each Marketing Agreement is in full force and effect, in compliance with the Communications Act, and Borrower and its Subsidiaries are in compliance with such Marketing Agreement to the extent each is a party thereto, in each case where failure to be in compliance could reasonably be expected to have a Material Adverse Effect.

F. Collateral Matters.

(i) Other than as may be supplemented by written notices delivered to Administrative Agent pursuant to the Credit Parties Security Agreement:

(a) the chief executive office and principal place of business of each Obligor is as set forth in Part One of Schedule 5.1F annexed hereto; and

(b) the office where each Credit Party keeps its records concerning Accounts (as defined in the Credit Parties Security Agreement) and all originals of all chattel paper which evidence any Accounts is located at the address specified for such Credit Party in Part Two of Schedule 5.1F annexed hereto.

(ii) As of the Closing Date:

(a) the location where each Credit Party keeps any Inventory (as defined in the Credit Parties Security Agreement) in the aggregate in excess of Five Hundred Thousand Dollars ($500,000) is at the address specified for such Credit Party in Part Three of Schedule 5.1F annexed hereto; and

(b) other than as set forth in Part Four of Schedule 5.1F annexed hereto, no Credit Party does any business under any fictitious business names or tradenames or has done business under any fictitious business names or tradenames during the preceding five (5) years.

G. Personal Property Liens. To the extent a security interest in the Collateral (as defined in the Credit Parties Security Agreement) may be perfected by filing Uniform Commercial Code financing statements, the security interests in such Collateral granted to Administrative Agent for the benefit of the Secured Parties constitute valid and perfected security interests therein prior to all other Liens (other than Permitted Liens) to the extent contemplated by the Security Documents. The Pledged Collateral (as defined in the Credit Parties Security Agreement) has been duly and validly pledged to Administrative Agent for the benefit of Secured Parties pursuant to the Credit Parties Security Agreement, and the Credit Parties Security Agreement creates in favor of Administrative Agent for the benefit of Secured Parties a valid, perfected First Priority Lien in the Pledged Collateral as defined therein as security for the Secured Obligations (as such term is defined in the Credit Parties Security Agreement), subject to no equal or prior security interest (other than Permitted Liens), to the extent contemplated by the Security Documents.

5.2 Authorization of Borrowing, etc.

A. Authorization. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary corporate, limited liability company or limited partnership action on the part of each Obligor a party thereto.

B. No Conflict. The execution, delivery and performance by each Obligor of the Loan Documents to which such Obligor is a party, and the consummation of the transactions contemplated thereby do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to any Obligor, the certificate or articles of incorporation, partnership agreement, certificate of formation, limited liability company agreement or bylaws of any Obligor or any order, judgment or decree of any court or other Governmental Authority binding on any Obligor, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual

Obligation of any Obligor, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Obligor (other than any Liens created under any of the Loan Documents in favor of Administrative Agent on behalf and for the ratable benefit of Secured Parties), or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of any Obligor, except for such approvals or consents which will be obtained on or before the Closing Date and which will be in full force and effect on the Closing Date.

C. Governmental Consents. The execution, delivery and performance by each Obligor of the Loan Documents to which it is party and the consummation of the transactions contemplated thereby do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body including the FCC, except for filings required in connection with the perfection of the security interests or the exercise of the rights granted pursuant to the Security Documents and filings required with the FCC in connection with the entering into of the Loan Documents and Permitted Acquisitions contemplated by Permitted Acquisition Documents and SEC filings announcing the transactions contemplated hereby.

D. Binding Obligation. Each of the Loan Documents has been duly executed and delivered by each Obligor a party thereto and is the legally valid and binding obligation of each such Obligor, enforceable against each such Obligor in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.3 Financial Condition.

Borrower has heretofore delivered to Lenders, at Lenders’ request, the financial statements described in subsection 4.1E. All such statements (other than the Projections) were prepared in conformity with GAAP and fairly present the financial position (on a Consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a Consolidated basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and the absence of footnotes. None of Borrower and its Subsidiaries has (or will have following the funding of the Loans on the Closing Date) any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that, as of the Closing Date, is not reflected in the foregoing financial statements or the notes thereto and is required to be so reflected on such financial statements (other than the Projections) under GAAP and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) of Borrower and its Subsidiaries (taken as a whole).

5.4 No Material Adverse Change.

Since December 31, 2011, no event or change has occurred that has resulted in or evidences, or that could reasonably be expected to result in or evidence, either in any case or in the aggregate, a Material Adverse Effect.

5.5 Title to Properties; Liens; Intellectual Property.

A. Title to Properties; Liens. The Credit Parties have (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), or (iii) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in the financial statements referred to in subsection 5.3 or in the most recent financial statements delivered pursuant to subsection 6.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 7.7. Except for Permitted Liens, all such properties and assets are free and clear of Liens.

B. Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect, Borrower and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business. No claim has been asserted and is pending by any Person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does Borrower know of any valid basis for any such claim, except for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, the use of such Intellectual Property by any or all of Borrower and its Subsidiaries does not infringe on the rights of any Person. Except as could not reasonably be expected to have a Material Adverse Effect, all federal and state and all foreign registrations of and applications for Intellectual Property, and all unregistered Intellectual Property, that are owned or licensed by any or all of Borrower and its Subsidiaries on the Closing Date are described on Schedule 5.5B annexed hereto.

5.6 Litigation; Compliance with Laws.

There are no Proceedings (whether or not purportedly on behalf of any Credit Party) at law or in equity or before or by any court or other Governmental Authority, including the FCC, that are pending or, to the knowledge of any Credit Party, threatened against or affecting any Credit Party, any property of any Credit Party, the Obligations, the Loan Documents or the Letters of Credit that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No Credit Party is (i) in violation of any applicable laws that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or Governmental Authority, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

5.7 Payment of Taxes.

Except to the extent permitted by subsection 6.3, all tax returns and reports of each Credit Party required to be filed by any of them have been timely filed, and all material taxes, assessments, fees and other governmental charges due and owing by any such Credit Party and upon its properties, assets, income, businesses and franchises have been paid. No Credit Party knows of any proposed tax assessment against any Credit Party or any of its Subsidiaries which is not being actively contested by such Credit Party or Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

5.8 Governmental Regulation.

No Credit Party is subject to regulation under the Federal Power Act, the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation that may limit its ability to incur or repay Indebtedness.

5.9 Securities Activities.

No Credit Party is engaged in the business of extending credit for the purpose of, and no proceeds of any Loan or other extensions of credit hereunder will be used for the purpose of, buying or carrying Margin Stock (within the meaning of Regulation U of the Federal Reserve Board) or extending credit to others for the purpose of purchasing or carrying any such Margin Stock, in each case in contravention of Regulation T, U or X of the Federal Reserve Board.

5.10 Employee Benefit Plans.

A. Each Credit Party is in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed in all material respects all their obligations under each Employee Benefit Plan in each case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code is so qualified.

B. No ERISA Event has occurred or is reasonably expected to occur which could reasonably be expected to result in a Material Adverse Effect or Event of Default.

C. Except to the extent required under Section 4980B of the Internal Revenue Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employees of any Credit Party or any of its ERISA Affiliates.

D. As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed Five Hundred Thousand Dollars ($500,000).

5.11 Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby.

5.12 Environmental Protection.

Except as set forth in Schedule 5.12 annexed hereto:

(i) the operations of each Credit Party (including all operations and conditions at or in the Facilities) comply with all Environmental Laws except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect;

(ii) except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect, each Credit Party has obtained all Governmental Authorizations under Environmental Laws necessary to its operations, and all such Governmental Authorizations are in good standing, and each Credit Party is in compliance with all terms and conditions of such Governmental Authorizations;

(iii) except as could not reasonably be expected to have a Material Adverse Effect, no Credit Party has received (a) any written notice or claim to the effect that it is or may be liable to any Person as a result of or in connection with any Hazardous Materials or (b) any letter or written request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state laws, and, to the best of each Credit Party’s knowledge, none of the operations of any Credit Party is the subject of any federal or state investigation relating to or in connection with any Hazardous Materials at any Facility or at any other location;

(iv) none of the operations of any Credit Party is subject to any judicial or administrative proceeding alleging the violation of or liability under any Environmental Laws which if adversely determined could reasonably be expected to have a Material Adverse Effect;

(v) no Credit Party nor any of its Facilities or operations are subject to any outstanding written order or agreement with any Governmental Authority or private party relating to any Environmental Laws or any Environmental Claims, that could reasonably be expected to have a Material Adverse Effect;

(vi) to the knowledge of the Credit Parties, no Lien in favor of any Governmental authority securing in whole or in part any Liability under Environmental Laws has attached to any property of any Credit Party and no Credit Party, to its best knowledge, has any contingent liability in connection with any Release of any Hazardous Materials by such Credit Party or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect;

(vii) no Credit Party nor, to the best knowledge of each Credit Party, any predecessor of such Credit Party or its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment or Release of Hazardous Materials at any Facility, and none of any Credit Party’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, in each case, that could reasonably be expected to have a Material Adverse Effect;

(viii) no Hazardous Materials exist on, under or about any Facility in a manner that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect, and no Credit Party has filed any notice or report of a Release of any Hazardous Materials that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect;

(ix) no Credit Party and, to the best knowledge of each Credit Party, none of its predecessors has disposed of any Hazardous Materials in a manner that has a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect; and

(x) no underground storage tanks or surface impoundments are on or at any Facility which have a reasonable possibility of giving rise to an Environmental Claim having a Material Adverse Effect.

5.13 Employee Matters.

There is no strike or work stoppage in existence or threatened involving any Credit Party that could reasonably be expected to have a Material Adverse Effect.

5.14 Solvency.

Each Credit Party is and, upon the incurrence of any Obligations by such Credit Party on any date on which this representation is made, will be, Solvent.

5.15 Insurance.

Each Credit Party maintains, with, to its knowledge, financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries,

against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar business of such types and in such amounts as are customarily carried under similar circumstances by such other corporations.

5.16 Disclosure.

No representation or warranty of any Obligor contained in any Loan Document or in any other document, certificate or written statement furnished to Lenders by or on behalf of such Obligor or its Subsidiaries for use in connection with the transactions contemplated by this Agreement or any other Loan Document contains any untrue statement of a material fact or omits to state a material fact (known to such Obligor, in the case of any document not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by each Obligor to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

5.17 Foreign Assets Control Regulations and Anti-Money Laundering

Each Obligor and each Subsidiary of each Obligor is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Obligor and no Subsidiary or Affiliate of an Obligor (i) is a Person designated by the U.S. government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. Person cannot deal with or otherwise engage in business transactions, (ii) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Loan Document would be prohibited under U.S. law.

5.18 Patriot Act.

Each Obligor and each Subsidiary of each Obligor are in compliance with (a) the Trading with the Enemy Act, and each of the foreign assets control regulations of the United States Treasury Department and any other enabling legislation or executive order relating thereto, (b) the Patriot Act and (c) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

Section 6.	BORROWER’S AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Secured Interest Rate Agreements, Banking Services Obligations and contingent indemnification obligations) and the cancellation or expiration, or cash collateralization or backstop in a manner acceptable to Administrative

Agent and the L/C Issuer, of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each other Credit Party to perform, all covenants in this Section 6.

6.1 Financial Statements and Other Reports.

Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP. Borrower will deliver to Administrative Agent for distribution to Lenders, and Administrative Agent will deliver to each Lender promptly upon receipt:

(i) Quarterly Financials: as soon as available and in any event within sixty (60) days after the end of each Fiscal Quarter, (a) the Form 10-Q filed by Holdings with the Securities and Exchange Commission for such Fiscal Quarter and (b) a Consolidated cash flow statement of Borrower and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter (including combining cash flow information for each market) setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

(ii) Year-End Financials: as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, (a) the Form 10-K filed by Holdings with the Securities and Exchange Commission for such Fiscal Year, (b) a Consolidated statement of cash flow of Borrower and its Subsidiaries for such Fiscal Year (including combining cash flow information for each market), all in reasonable detail and certified by the chief financial officer of Borrower that they fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated and (c) in the case of such Consolidated financial statements, a report thereon of Crowe Horowath LLP or other independent certified public accountants of recognized national standing selected by Borrower and satisfactory to Administrative Agent, which report shall be unqualified as to scope of audit, shall express no doubts about the ability of Borrower and its Subsidiaries to continue as a going concern, and shall state that such Consolidated financial statements fairly present, in all material respects, the Consolidated financial position of Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such Consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iii) Compliance Certificates: together with each delivery of financial statements of Borrower and its Subsidiaries pursuant to subdivisions (i) and (ii) above, beginning with the fiscal period ending September 30, 2012, a Compliance Certificate demonstrating in reasonable detail compliance during and at the end of the applicable accounting periods with the restrictions contained in Section 7, and (a) in the case of financial information delivered pursuant to subdivision (i) above for any Fiscal Quarter, a reconciliation of that portion of the Consolidated Operating Cash Flow contained in such Compliance Certificate that is attributable to such Fiscal Quarter with such financial information so delivered, and (b) in the case of financial information delivered pursuant to subdivision (ii) above for any Fiscal Year, a reconciliation of the

Consolidated Operating Cash Flow contained in such Compliance Certificate with such financial information so delivered;

(iv) Reconciliation Statements: (A) if, as a result of any change in accounting principles and policies from those used in the preparation of the audited financial statements referred to in subsection 5.3, the Consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to subdivisions (i) and (ii) above will differ in any material respect from the Consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then (a) together with the first delivery of financial statements pursuant to subdivision (i) and (ii) above following such change, Consolidated financial statements of Borrower and its Subsidiaries for (y) the current Fiscal Year to the effective date of such change and (z) the two (2) full Fiscal Years immediately preceding the Fiscal Year in which such change is made, in each case prepared on a pro forma basis as if such change had been in effect during such periods, and (b) together with each delivery of financial statements pursuant to subdivision (i) and (ii) above following such change, a written statement of the chief financial officer of Borrower setting forth the differences which would have resulted if such financial statements had been prepared without giving effect to such change; and (B) if the audited Consolidated financial statements of Borrower and its Subsidiaries delivered pursuant to subdivision (ii) above for any Fiscal Year revise, restate, or otherwise demonstrate that, any information contained in any Compliance Certificate delivered pursuant to subdivision (iii) above for any Fiscal Quarter ending during such Fiscal Year is incorrect, a written statement of the chief financial officer of Borrower setting forth the changes to such Compliance Certificate which would have resulted if such Compliance Certificate had been prepared based solely on the audited Consolidated financial statements of Borrower and its Subsidiaries for such accounting period;

(v) Events of Default, etc.: promptly upon any senior officer of any Credit Party obtaining knowledge of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice to any Credit Party with respect to a claimed Event of Default or Potential Event of Default, an Officer’s Certificate specifying the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action such Credit Party has taken, is taking and proposes to take with respect thereto;

(vi) Litigation or Other Proceedings: promptly upon any senior officer of any Credit Party obtaining knowledge of (a) the institution of any Proceeding or Environmental Claim against or affecting any Credit Party or any property of any Credit Party not previously disclosed in writing by the Credit Parties to Lenders or (b) any material development in any Proceeding or Environmental Claim that, in any case:

(1) has a reasonable possibility of giving rise to a Material Adverse Effect; or

(2) seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other non-privileged information as may be reasonably available to the Credit Parties to enable Lenders to evaluate such matters;

(vii) ERISA Events: promptly upon becoming aware of the occurrence of any ERISA Event, a written notice specifying the nature thereof, what action the Credit Parties or any of their ERISA Affiliates have taken, are taking or propose to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(viii) ERISA Notices: with reasonable promptness, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Credit Party or any of its ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (b) all notices received by any Credit Party or any of its ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(ix) Financial Plans: as soon as practicable and in any event no later than thirty (30) days after the end of any Fiscal Year, a Consolidated plan and financial forecast for the next Fiscal Year (the “Financial Plan” for such Fiscal Year), including (a) forecasted Consolidated statements of income and cash flows of Borrower and its Subsidiaries for such Fiscal Year (including combining income and cash flow information by market), together with an explanation of the assumptions on which such forecasts are based and (b) forecasted Consolidated statements of income and cash flows of Borrower and its Subsidiaries for each quarter of such Fiscal Year (including combining income and cash flow information for each market);

(x) Environmental Notices, Audits and Reports: (a) promptly upon any senior officer of any Credit Party obtaining knowledge of: (i)(A) unpermitted Releases, or (B) the receipt by any Group Member of any notice of violation of or potential liability or similar notice under, or the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law that, for each of clauses (A) or (B), above, could reasonably be expected to result in a Material Adverse Effect; or (ii) the receipt by any Credit Party of notification that any property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Liabilities under Environmental Laws which could result in a Material Adverse Effect; and (b) to the extent received by Borrower or any of its Subsidiaries and as soon as practicable following receipt thereof, copies of all environmental audits and reports, whether prepared by personnel of Borrower or any of its Subsidiaries or by independent consultants, with respect to significant environmental matters at any Facility or which relate to an Environmental Claim which could result in a Material Adverse Effect;

(xi) Second Lien Notices: with reasonable promptness, copies of all documents transmitted or received pursuant to, or in connection with, the Second Lien Loan Documents (other than any fee letters); and

(xii) Other Information: with reasonable promptness, such other information and data with respect to any Obligor or any of its Subsidiaries as from time to time may be reasonably requested by any Lender. Without limiting the foregoing, in the event Holdings owns an interest in any Subsidiary other than a Credit Party, or engages in any business other than ownership of the Credit Parties and the businesses that Holdings was engaged in as of the Closing Date (and activities incidental thereto); then in addition to the financial information required by subsections 6.1(i) and (ii) above, Borrower shall deliver such financial information as any Lender may reasonably request to supplement the Form 10-Qs and Form 10-Ks, delivered by Holdings to fairly present the information contained therein as it pertains solely to the Credit Parties.

Documents required to be delivered pursuant to clauses (i) and (ii) of this subsection 6.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the Securities and Exchange Commission’s Electronic Data Gathering and Retrieval System (if applicable). Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the compliance certificates required by clause (iii) of this subsection 6.1 to the Administrative Agent.

6.2 Existence, etc.

Except as permitted under subsection 7.7 or where the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Credit Party will, and will cause each of its Subsidiaries to, at all times (a) preserve and keep in full force and effect its legal existence and all of its rights and franchises and (b) comply with all terms and provisions of all franchises and licenses, including FCC Licenses, and shall suffer no loss or forfeiture thereof or thereunder.

6.3 Payment of Taxes and Claims; Tax Consolidation.

A. Each Credit Party will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that (i) such taxes and charges not in excess of Five Million Dollars ($5,000,000) in the aggregate need not be paid until ten (10) Business Days after the date due and (ii) no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and if such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor.

B. No Credit Party will file or consent to the filing of any combined income tax return with any Person (other than the other Credit Parties and Holdings).

6.4 Maintenance of Properties; Insurance.

Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of such Credit Party and its Subsidiaries and from time to time will make or cause to be made appropriate repairs, renewals and replacements thereof unless the applicable Credit Party determines in good faith that the maintenance of such property is not necessary for the conduct of its business. Each Credit Party will maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business (including but not limited to business interruption insurance with respect to the locations specified on Schedule 6.4) and the properties and businesses of its Subsidiaries against loss or damage of the kinds customarily carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses. Each such policy of insurance shall name Administrative Agent as the loss payee and/or additional insured thereunder, for the ratable benefit of the Secured Parties, and shall provide for at least thirty (30) days’ prior written notice to Administrative Agent of any material modification or cancellation of such policy (except that in the case of nonpayment of premium, such policy shall provided for at least ten (10) days’ prior written notice).

6.5 Keeping of Books; Inspection; Lender Meeting.

The Borrower shall keep proper books of record and account, in which full, true and correct entries shall be made in accordance with GAAP and all other applicable law of all financial transactions and the assets and business of the Borrower. Subject to subsection 10.19, each Credit Party shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by Administrative Agent or any Lender to (a) visit and inspect any of the properties of such Credit Party or any of its Subsidiaries, including its and their financial and accounting records, and to make copies and take extracts therefrom, (b) discuss their affairs, finances and accounts with its and their officers and (c) communicate directly with any registered certified public accountants of any Obligor (provided that such Credit Party may, if it so chooses, be present at or participate in any such discussion provided that such presence or participation does not unreasonably delay the proposed communications), all without material disruption to the business of any Credit Party and upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested. Without in any way limiting the foregoing, each Credit Party will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at such Credit Party’s corporate offices (or such other location as may be agreed to by such Credit Party and Administrative Agent) at such time as may be agreed to by such Credit Party and Administrative Agent.

6.6 Compliance with Laws; Maintenance of FCC Licenses.

Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including the Communications Act), noncompliance with which could reasonably be expected to cause a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, each Credit Party shall obtain and maintain, and cause each of its Subsidiaries to obtain and maintain in full force and effect, all licenses, permits, franchises or Governmental Authorizations and approvals (including all FCC Licenses) necessary to own, acquire or dispose (as applicable) of their respective properties, to conduct their respective business or to comply with construction, operating and reporting requirements of the FCC or any other Governmental Authority.

6.7 Environmental Disclosure and Inspection.

A. Each Credit Party shall, and shall cause each of its Subsidiaries to, exercise all reasonable due diligence in order to comply with all Environmental Laws in each case where the failure to do so could reasonably be expected to result in a Material Adverse Effect.

B. Each Credit Party agrees that Administrative Agent may, after the occurrence and during the continuation of an Event of Default or Potential Event of Default, from time to time and in its reasonable discretion, retain an independent professional consultant to review any report relating to compliance with Environmental Laws or a Release of Hazardous Materials prepared by or for such Credit Party and to conduct its own investigation of any Facility currently owned, leased, operated or used by such Credit Party or any of its Subsidiaries, and each Credit Party agrees to use its best efforts to obtain permission for Administrative Agent’s professional consultant to conduct its own investigation of any Facility previously owned, leased, operated or used by such Credit Party or any of its Subsidiaries. Each Credit Party agrees to pay all reasonable fees, costs and expenses incurred by Administrative Agent’s professional consultant hereunder. Each Credit Party hereby grants to Administrative Agent and its agents, employees, consultants and contractors the right to enter into or onto the Facilities currently owned, leased, operated or used by such Credit Party or any of its Subsidiaries to perform such tests on such property as are reasonably necessary to conduct such a review and/or investigation. Any such investigation of any Facility shall be conducted, unless otherwise agreed to by such Credit Party and Administrative Agent, upon reasonable advance notice and during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at any such Facility or to cause any damage or loss to any property at such Facility. Each Credit Party and Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of Administrative Agent pursuant to this subsection 6.7B will be obtained and shall be used by Administrative Agent and Lenders for the purposes of Lenders’ internal credit decisions, to monitor and police the Loans and to protect Lenders’ security interests, if any, created by the Loan Documents. Administrative Agent agrees to deliver a copy of any such report to such Credit Party with the understanding that such Credit Party acknowledges and agrees that (i) it will indemnify and hold harmless Administrative Agent and each Lender from any costs, losses or liabilities relating to such Credit Party’s use of or reliance on such report, (ii) neither Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (iii) by delivering such report to such Credit Party, neither Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

C. Each Credit Party shall, at its own expense, provide copies of such non-privileged documents or information in such Credit Party’s possession or obtainable at a reasonable cost as Administrative Agent may reasonably request in relation to any matters disclosed pursuant to this subsection 6.7.

6.8 Borrower’s Remedial Action Regarding Hazardous Materials.

Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all necessary remedial action in connection with the presence, storage, use, disposal, transportation or Release of any Hazardous Materials on, under or about any Facility in order to comply with all applicable Environmental Laws and Governmental Authorizations, except when, and only to the extent that, such Credit Party’s liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith by such Credit Party or could not have a Material Adverse Effect.

6.9 Interest Rate Contracts.

Borrower shall, within 90 days after the Closing Date, enter into and thereafter maintain Interest Rate Agreements on terms and with counterparties reasonably satisfactory to the Administrative Agent, to provide protection against fluctuation of interest rates until the 2nd anniversary of the Closing Date for a notional amount that equals at least 50% of the aggregate principal amount of the Term Loans and Second Lien Loans made on the Closing Date.

6.10 License Subsidiaries.

All FCC Licenses shall be held by one or more License Subsidiaries (and any License Subsidiary may own more than one FCC License). The Borrower shall cause each License Subsidiary from and after the Closing Date to (a) maintain a separate legal existence from the Borrower and its other Subsidiaries, (b) not make loans to or assume or guaranty the obligations of any Person (other than pursuant to the Guaranty and the Second Lien Guaranty), (c) otherwise be operated in such a manner that the separate legal existence of such License Subsidiary will not be disregarded in any insolvency or other legal proceeding, (d) hold no assets other than the FCC licenses and have no financial obligations in each case other than (i) contracts entered into in the ordinary course of business and customary in the industry for broadcast company license subsidiaries which do not result in the incurrence of any Indebtedness by any

License Subsidiary, (ii) contracts related to Permitted Acquisitions or other acquisitions, Investments or dispositions permitted by subsections 7.3 and 7.7 to the extent such License Subsidiary is party thereto solely for the purpose of transferring or acquiring the applicable FCC Licenses and (iii) obligations to the Administrative Agent, the Lenders, the Second Lien Agent and the Second Lien Lenders as a Guarantor, (e) if not a Guarantor on the Closing Date, become a Guarantor in accordance with the terms hereof and the other Loan Documents upon or prior to the time of acquiring any FCC License and (f) grant a Lien in its assets to the Administrative Agent pursuant to the Loan Documents.

6.11 Deposit Accounts and Securities Accounts.

A. No later than November 7, 2012 (or such later date approved by the Administrative Agent) each Credit Party shall (i) deposit all of its Cash in deposit accounts that are maintained with one or more of the Lenders or their Affiliates except for (x) Cash in the aggregate not to exceed, together with any Cash Equivalents not maintained in securities accounts with one or more of the Lenders or their Affiliates, $5,000,000 at any time and (y) zero-balance accounts for the purpose of managing local disbursements and payroll, withholding tax and other fiduciary accounts and (ii) maintain all of its Cash Equivalents (other than any treasury stock of Holdings) in securities accounts that are maintained with one or more of the Lenders or their Affiliates, other than Cash Equivalents (other than any treasury stock of Holdings) the aggregate value of which does not exceed, together with any cash not maintained in deposit accounts with one or more of the Lenders or their Affiliates, $5,000,000 at any time and (iii) deliver to the Administrative Agent a written schedule setting forth each money market account, deposit account and securities account which is maintained by the Borrower as of such date as a “concentration account” or for cash management concentration purposes (including, without limitation, the money market account at Florida Community Bank, if then still in existence, but excluding the Borrower’s securities account with Goldman Sachs), regardless of the balance maintained in such account, including the account numbers, the names of the depositary or other financial institution where such account is maintained; provided, however, that the foregoing requirements shall not apply to any Cash or Cash Equivalents maintained at an Alternative Cash Management Bank and subject to a Control Agreement in accordance with subsection 6.11B below. The Borrower shall provide an updated schedule including all of the information described in clause (iii) above within sixty (60) days following any changes in such information. The Borrower and each Credit Party hereby irrevocably authorizes each Lender and Affiliate of such Lender at which any money market accounts, deposit accounts or securities accounts of any Credit Party are maintained to provide the Administrative Agent, upon request therefor by the Administrative Agent, the account name, account number, current balance, transaction activity and transaction history with respect to any such account.

B. If at any time any Cash Management Lender is a Non-Funding Lender, the Borrower shall promptly notify the Administrative Agent as to whether any Lender or any Affiliate of any Lender that is not a Non-Funding Lender or an Affiliate of a Non-Funding Lender (each such Lender or Affiliate, a “New Cash Management Bank”) is willing and able to accept the transfer of all of the Cash or Cash Equivalents of the Credit Parties held by such Non-Funding Lender. If a New Cash Management Bank exists at such time, the Borrower shall transfer all of such Cash and Cash Equivalents held by such Non-Funding Lender as promptly as possible and in any event no later than ninety (90) days following the date that the applicable Cash Management Lender became a Non-Funding Lender (the “Applicable Date”) to such New Cash Management Bank. If no New Cash Management Bank exists at such time, the Borrower shall transfer all of such Cash and Cash Equivalents held by such Non-Funding Lender as promptly as possible and in any event no later than forty five (45) days following the Applicable Date to one or more financial institutions reasonably acceptable to the Administrative Agent (any such financial institution, an “Alternative Cash Management Bank”). The Credit Parties shall ensure that any accounts held by an Alternative Cash Management Bank in accordance with the immediately preceding sentence shall be subject to an agreement, in form and substance satisfactory to the Administrative Agent, among the Administrative Agent, the Alternative Cash Management bank and the Credit Party maintaining such account, effective to grant “control” (as defined under the applicable UCC) over such account to the Administrative Agent (a “Control Agreement”).

C. Each other Lender hereby agrees to act as agent for the purpose of perfecting Liens securing the Obligations , for the benefit of the Administrative Agent, the Secured Parties and the Secured Parties under and as defined in the Second Lien Credit Agreement (each of which beneficiary thereof is hereby deemed to have appointed such Lender for such purposes), in all deposit accounts from time to time maintained by such Lender and in all funds from time to time on deposit therein, in all rights with respect thereto, and in all proceeds thereof. Each such Lender and the Borrower hereby confirm that, as such agent, such Lender shall constitute a “Secured Party” with respect to such Liens for purposes of Section 9-104(a)(1) of the applicable UCC. To the extent any deposit accounts are maintained by any Affiliate of a Lender, such Lender hereby agrees to cause such Affiliate to enter into a written agreement reasonably satisfactory to the Administrative Agent providing that such Affiliate shall act as agent for the purpose of perfecting Liens for the benefit of the Administrative Agent, the Secured Parties and the Secured Parties under and as defined in the Second Lien Credit Agreement, in deposit accounts maintained by such Affiliate and in all funds from time to time on deposit therein, in all rights with respect thereto, and in all proceeds thereof.

Section 7.	BORROWER’S NEGATIVE COVENANTS

Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Secured Interest Rate Agreements, Banking Services Obligations and contingent indemnification obligations) and the cancellation or expiration or cash collateralization or backstop in a manner acceptable to Administrative Agent and the L/C Issuer, of all Letters of Credit, unless Requisite Lenders shall otherwise give prior written consent, Borrower shall perform, and shall cause each other Credit Party to perform, all covenants in this Section 7.

7.1 Indebtedness.

The Obligors shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i) The Credit Parties may become and remain liable with respect to the Obligations and may remain liable with respect to the Indebtedness existing as of the Closing Date as set forth in Schedule 7.1 annexed hereto (but not any refinancing or renewal of any such Indebtedness described in Schedule 7.1);

(ii) Borrower and its Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 7.4 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iii) Borrower and its Subsidiaries may become and remain liable with respect to Indebtedness in respect of Capital Leases and/or secured purchase money Indebtedness in a combined aggregate amount not to exceed Three Million Dollars ($3,000,000) at any time; provided that with respect to any purchase money Indebtedness, such Indebtedness shall be secured only by the assets purchased with the proceeds thereof (and proceeds thereof) and at least 80% of the purchase price of such assets was provided by the proceeds of such purchase money Indebtedness;

(iv) The Subsidiaries of Borrower may become and remain liable with respect to Indebtedness to Borrower or another Subsidiary of Borrower and Borrower may become and remain liable with respect to Indebtedness to a Subsidiary of Borrower; provided that (x) all such intercompany Indebtedness shall be subordinated in right of payment to the cash payment in full of the Obligations and any payment by any Subsidiary of Borrower under the Guaranty shall result in a pro tanto reduction of the amount of any intercompany Indebtedness owed by such Subsidiary to Borrower and (y) no Excluded Subsidiary shall be a party to such intercompany indebtedness;

(v) Borrower and its Subsidiaries may become and remain liable in respect of accounts payable, accrued expenses and other deferred expenses constituting Indebtedness not in excess of Two Million Five Hundred Thousand Dollars ($2,500,000) outstanding at any time;

(vi) The Credit Parties may become and remain liable in respect of (i) any Permitted KOAS Seller Note having a principal amount not in excess of Four Million Five Hundred Thousand Dollars ($4,500,000) outstanding at any time or (ii) any Permitted KVGS Seller Note having a principal amount not in excess of Four Million Dollars ($4,000,000) outstanding at any time;

(vii) Borrower and its Subsidiaries may become and remain liable with respect to other unsecured Indebtedness in an aggregate principal amount not to exceed Two Million Dollars ($2,000,000);

(viii) Holdings may become and remain liable with respect to any Holdings Advance permitted by subsection 7.5; and

(ix) Borrower may become and remain liable in respect of Indebtedness owing under (i) the Second Lien Credit Agreement in an aggregate outstanding principal amount not in excess of (x) Twenty Five Million Dollars ($25,000,000) plus (y) an amount not to exceed the Additional Second Lien Amount at such time if, in the case of this clause (y), after giving effect to such Additional Second Lien Amount and the application of the proceeds therefrom, (A) Borrower’s Consolidated First Lien Debt Ratio calculated on a Pro Forma Basis as of the last day of the last Fiscal Quarter for which financial statements are required to be delivered hereunder would not exceed 3.40:1.00 and (B) Borrower’s Consolidated Total Debt Ratio calculated on a Pro Forma Basis as of the last day of the last Fiscal Quarter for which financial statements are required to be delivered hereunder would not exceed the lesser of: (x) (1) at any time on or prior to the third anniversary of the Closing Date, 4.25:1.00, and (2) at any time thereafter, 3:75:1:00, and (y) the maximum Consolidated Total Debt Ratio then applicable pursuant to subsection 7.6B and (ii) any Second Lien Permitted Refinancing of Indebtedness owing under the Second Lien Credit Agreement.

7.2 Liens and Related Matters.

A. Prohibition on Liens. The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Credit Party or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any State or under any similar recording or notice statute, except for the following:

(i) Permitted Encumbrances;

(ii) Liens granted pursuant to the Security Documents;

(iii) purchase money Liens securing purchase money Indebtedness permitted pursuant to subsection 7.1(iii); provided that (a) the purchase of the asset subject to such Lien is permitted under the terms of subsection 7.7 and (b) such Liens encumber only the asset so purchased (and proceeds thereof);

(iv) Liens securing Capital Leases permitted under subsections 7.1(iii) and 7.8;

(v) Liens securing Indebtedness, not otherwise covered under subclauses (i) through (iv) above, not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate; and

(vi) Liens securing the Second Lien Indebtedness and other “Obligations” under and as defined in the Second Lien Credit Agreement, in each case to the extent permitted under the Intercreditor Agreement.

B. Equitable Lien in Favor of Lenders. If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured (unless by operation of law, contract or otherwise the Liens securing the Obligations are senior to such other Liens); provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any Lien other than a Permitted Lien.

C. No Further Negative Pledges. Except as provided herein and in the Second Lien Credit Agreement (or any Second Lien Permitted Refinancing thereof) and with respect to specific property encumbered to secure payment of particular Indebtedness not prohibited by this Agreement or to be sold pursuant to an executed agreement with respect to an Asset Sale permitted by this Agreement, neither any Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired other than leases or licenses of specified property which prohibit Liens on such property.

D. No Restrictions on Subsidiary Distributions to Credit Parties or Other Subsidiaries. Except as provided herein and in the Second Lien Loan Documents, the Credit Parties will not, and will not permit any of their respective Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s capital stock owned by such Credit Party or any other Subsidiary of such Credit Party, (ii) repay or prepay any Indebtedness owed by such Subsidiary to such Credit Party or any other Subsidiary of such Credit Party, (iii) make loans or advances to such Credit Party or any other Subsidiary of such Credit Party, or (iv) transfer any of its property or assets to such Credit Party or any other Subsidiary of such Credit Party.

7.3 Investments; Joint Ventures.

The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture, except:

(i) Investments in Cash and Cash Equivalents;

(ii) Investments owned by them as of the Closing Date in any of their respective Subsidiaries;

(iii) Intercompany loans to the extent permitted under subsection 7.1(iv);

(iv) Consolidated Capital Expenditures not prohibited hereunder;

(v) Investments consisting of surety bonds, escrow arrangements, security deposits and like transactions incurred either (a) in the ordinary course of business or (b) in connection with a Permitted Acquisition;

(vi) Investments in newly formed Subsidiaries; provided that such Subsidiaries become parties to the Guaranty and the other Loan Documents to the same extent as the existing Guarantors;

(vii) Investments existing as of the Closing Date as set forth in Schedule 7.3;

(viii) So long as no Event of Default or Potential Event of Default shall have occurred and be continuing, or would result therefrom, Borrower and its Subsidiaries may make other Investments; provided that (a) any Cash consideration paid or advanced to make any such Investment, together with all Cash consideration paid or advanced to make all such Investments made pursuant to this clause (viii), shall not exceed Two Million Five Hundred Thousand Dollars ($2,500,000) in the aggregate, and (b) the value of any non-Cash consideration paid or advanced to make any such Investment, together with the value of all non-Cash consideration paid or advanced to make all such Investments described under this clause (viii), shall not exceed Five Million Dollars ($5,000,000) in the aggregate (it being understood that the value of any such non-Cash consideration shall be determined in good faith by Borrower at the time such consideration is paid or advanced to make the applicable Investment);

(ix) Investments in Joint Ventures in radio broadcast operations or other businesses reasonably related thereto in an aggregate amount not to exceed Five Million Dollars ($5,000,000);

(x) Investments with respect to transactions permitted pursuant to subsection 7.7; and

(xi) Investments in FM Translators; provided that (a) the aggregate amount of all Investments made in any Fiscal Year pursuant to this subsection 7.3(xi) shall not exceed Two Million Dollars ($2,000,000) and (b) the aggregate amount of all Investments made pursuant to this subsection 7.3(xi) from and after the Closing Date shall not exceed Five Million Dollars ($5,000,000).

7.4 Contingent Obligations.

The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i) The Credit Parties and their respective Subsidiaries may become and remain liable with respect to Contingent Obligations incurred pursuant to the Loan Documents;

(ii) Borrower may become and remain liable with respect to Contingent Obligations under Interest Rate Agreements required under subsection 6.9 or entered into with respect to the Obligations;

(iii) Contingent Obligations with respect to transactions permitted pursuant to subsection 7.1(vi), subsection 7.3(viii) or subsection 7.7;

(iv) Borrower and its Subsidiaries may become and remain liable with respect to performance bonds or deposits or other surety arrangements supporting insurance obligations or other commitments or undertakings arising in the ordinary course of business consistent with past practice;

(v) Contingent Obligations existing as of the Closing Date as set forth in Schedule 7.4 annexed hereto; and

(vi) Contingent Obligations consisting of any Credit Party (other than a License Sub) guaranteeing (or otherwise supporting) the obligations of another Credit Party which are permitted hereunder.

7.5 Restricted Junior Payments.

The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Junior Payment; provided that:

(i) Borrower may make distributions to Holdings for tax obligations incurred by Holdings as a result of the capital structure of Borrower and its Subsidiaries or the operations or business of the Borrower and its Subsidiaries including the pass-through of income to Holdings from the Credit Parties or as a result of the disposition by Borrower of any interest in a Credit Party (including capital gains taxes);

(ii) as long as no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom, Borrower may make Cash advances (any such advance by Borrower or direct payment by Borrower or any of its Subsidiaries in lieu of making such advance, being a “Holdings Advance”) to Holdings in an amount sufficient to enable Holdings to pay reasonable and customary fees, costs and expenses incurred by Holdings (and not payable to Affiliates of Holdings) in connection with the public issuance of Securities of Holdings (provided that each such Holdings Advance is evidenced by a promissory note (which may consist of one master note that covers all Holding Advances from time to time) payable on demand by Borrower);

(iii) as long as no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom and the Borrower is in compliance with each of the

Financial Covenants set forth in subsection 7.6 based upon the most recently ended Fiscal Quarter for which financial statements are available (and Borrower shall have delivered to Administrative Agent a Compliance Certificate to such effect): Borrower may make Cash advances to Holdings in an amount sufficient to enable Holdings to repurchase and (except for holding the applicable repurchased public Securities as treasury stock) retire or otherwise terminate up to an aggregate amount which, together with the aggregate amount of Cash dividends permitted to be made pursuant to clause (v) below, does not exceed the applicable Available Restricted Payments Amount, of the public Securities of Holdings in any Fiscal Year;

(iv) as long as no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom: Borrower may make Cash advances to Holdings in an amount sufficient to enable Holdings to repurchase and (except for holding the applicable repurchased public Securities as treasury stock) retire or otherwise terminate annually up to an aggregate of Five Hundred Thousand Dollars ($500,000) of the Securities of Holdings held by current or former employees of any Credit Party to reimburse such current or former employees for tax liabilities incurred in connection with the vesting of such Securities;

(v) as long as no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom and the Borrower is in compliance with the Financial Covenants set forth in subsection 7.6 based upon the most recently ended Fiscal Quarter for which financial statements are available, Borrower may declare and pay Cash dividends to Holdings for the sole purpose of paying Cash dividends to Holdings’ stockholders, provided that such Cash dividends may not exceed in the aggregate, together with the aggregate amount of Cash advances permitted to be made pursuant to clause (iii) above, the applicable Available Restricted Payments Amount;

(vi) Borrower may (a) make regularly scheduled fees, interest and principal payments on Second Lien Indebtedness, (b) make prepayments of the Second Lien Indebtedness solely with the proceeds of any Cumulative Available Excess Cash Flow Amount at such time if, after giving thereto and the application of the proceeds therefrom, Borrower’s Consolidated Total Debt Ratio calculated on a Pro Forma Basis as of the last day of the last Fiscal Quarter for which financial statements are required to be delivered hereunder would not exceed 3:50:1:00; and (c) consummate a Second Lien Permitted Refinancing if (x) no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom and (y) the agent (or lender, as applicable) under such refinanced Second Lien Indebtedness shall have executed and delivered documentation satisfactory to the Administrative Agent pursuant to which such agent or lender, as applicable, has confirmed that it is bound by the terms of the Intercreditor Agreement; and

(vii) so long as no Event of Default has occurred under Section 8.1, 8.6 or 8.7, Borrower may (a) make regularly scheduled interest (at the non-default rate) and principal payments on the Permitted Seller Notes and (b) make prepayments of the Permitted Seller Notes, in each case to the extent not prohibited by the subordination provisions thereof.

7.6 Financial Covenants.

A. Minimum Interest Coverage Ratio. Borrower shall not permit the ratio of (i) Consolidated Operating Cash Flow to (ii) Consolidated Cash Interest Expense for any four consecutive Fiscal Quarter period ending as of the last day of any Fiscal Quarter of Borrower (the “Measurement Period”) to be less than 2:00:1:00.

B. Maximum Consolidated Total Debt Ratio. Borrower shall not permit the Consolidated Total Debt Ratio for a Measurement Period ending as of the last day of such Fiscal Quarter during any of the periods set forth below to exceed the correlative ratio indicated:

Periods	Maximum Consolidated Total Debt Ratio
Closing Date – March 31, 2013	5:25:1.00
April 1, 2013 – December 31, 2013	5:00:1.00
January 1, 2014 – December 31, 2014	4:50:1.00
January 1, 2015 – December 31, 2015	4:00:1.00
January 1, 2016 – December 31, 2016	3:50:1.00
January 1, 2017 and thereafter	3:00:1.00

C. For purposes of determining compliance with the covenants set forth in subsections 7.6A and 7.6B above (the “Financial Covenants”), any cash equity contribution to Borrower from the proceeds of Equity Interests (excluding any Disqualified Stock) issued by Holdings after the last day of the applicable Fiscal Quarter with respect to which the Financial Covenants are being tested and on or prior to the day that is 10 days after the day on which financial statements are required to be delivered for such Fiscal Quarter will, at the irrevocable election of Borrower, be included in the calculation of Consolidated Operating Cash Flow solely for the purposes of determining compliance with the Financial Covenants at the end of such Fiscal Quarter and any subsequent period that includes such Fiscal Quarter (any such equity contribution so included as an addition to the calculation of Consolidated Operating Cash Flow, a “Specified Equity Contribution”); provided that (a) in each consecutive four Fiscal Quarter period there will be at least two (2) Fiscal Quarters in which no Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution will be no greater than the amount required to cause Borrower to be in compliance with the Financial Covenants, (c) all Specified Equity Contributions will be disregarded for purposes of the calculation of Consolidated Operating Cash Flow for all other purposes, including calculating basket levels, pricing and other items governed by reference to Consolidated Operating Cash Flow, (d) there shall be no more than four (4) Specified Equity Contributions made in the aggregate after the Closing Date, and (e) any Loans or other Indebtedness prepaid with the proceeds of Specified Equity Contributions shall be deemed outstanding for purposes of determining compliance with the Financial Covenants for the current Fiscal Quarter and the next three Fiscal Quarters thereafter.

7.7 Restriction on Fundamental Changes; Asset Sales and Acquisitions; Restricted Marketing Agreements.

The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, sub-lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of their business, property or fixed assets, whether now owned or hereafter acquired (other than sales and other dispositions, including the sale, transfer, replacement or other disposition of equipment and inventory, in each case, in the ordinary course of business), or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person or enter into any Restricted Marketing Agreement except:

(i) (a) (x) Borrower may be merged or consolidated with or into any Subsidiary of Borrower (provided that Borrower shall be the continuing or surviving entity) and (y) any Subsidiary of Borrower may be merged or consolidated with or into any other Subsidiary of Borrower (and, if either party to the merger or consolidation is a Guarantor, then the surviving entity shall also be a Guarantor) and, (b) any Subsidiary of Borrower may liquidate or dissolve as long as in connection therewith all of its assets are transferred to Borrower or any Subsidiary of Borrower; provided that a License Sub that is holding any FCC Licenses may only be merged with or liquidated or dissolved into, another License Sub; provided further, that none of the foregoing transactions shall result in any diminution in ownership by Borrower (on a Consolidated basis) of any of the assets affected thereby;

(ii) Borrower and its Subsidiaries may dispose of obsolete, worn out or surplus property in the ordinary course of business;

(iii) Borrower and its Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales; provided, however, that none of Borrower or any Subsidiary may sell or otherwise dispose of assets to any Excluded Subsidiary.

(iv) So long as no Event of Default or Potential Event of Default shall have occurred and be continuing, or would result therefrom, Borrower and its Subsidiaries may consummate acquisitions of radio broadcasting stations in the United States (each, a “Permitted Acquisition”) upon satisfaction of the following conditions:

(a) each of the conditions set forth in subsection 4.2 shall have been satisfied to the extent applicable; and

(b) prior to any such Permitted Acquisition, Borrower shall have demonstrated, to Administrative Agent’s reasonable satisfaction, compliance on a Pro Forma Basis with each of the covenants set forth in subsection 7.6 after giving effect to such Permitted Acquisition and throughout the remaining term of this Agreement and shall provide projections to Administrative Agent evidencing such compliance, all of the foregoing to be reasonably satisfactory in form and substance to Administrative Agent; provided, however, that if on the date of such Permitted Acquisition the aggregate consideration paid for all the Acquired Stations in such Permitted Acquisition is less than Twenty Million Dollars ($20,000,000), notwithstanding the foregoing in this clause (b), Borrower shall only be required to deliver an Officer’s Certificate of Borrower confirming that the representations and warranties in Section 5 continue to be true, correct and complete in all material respects as of the Permitted Acquisition Closing Date and providing a representation and warranty that Borrower’s commercially reasonable projections demonstrate that Borrower shall be in compliance on a Pro Forma Basis with each of the covenants set forth in subsection 7.6 after giving effect to such Permitted Acquisition and throughout the term of this Agreement.

(v) As long as no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom, Borrower and its Subsidiaries may acquire (a) KOAS-FM for the aggregate purchase price of not more than Four Million Five Hundred Thousand Dollars ($4,500,000) on or after the Closing Date; provided that at least Two Million Dollars ($2,000,000) of such purchase price is financed by a Permitted KOAS Seller Note and (b) KVGS-FM for the aggregate purchase price of not more than Four Million Dollars ($4,000,000) on any date after the Closing Date; provided that in connection with any such acquisition, Borrower shall deliver an Officer’s Certificate of Borrower, together with detailed calculations, demonstrating the Consolidated Total Debt Ratio not in excess of 4.25:1.00 on a Pro Forma Basis after giving effect to such acquisition;

(vi) Borrower and its Subsidiaries may make Asset Sales of assets having an aggregate, cumulative fair market value not to exceed Ten Million Dollars ($10,000,000) since the Closing Date; provided that (a) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof and (b) the sole consideration received shall be Cash;

(vii) Borrower and its Subsidiaries may make other Asset Sales; provided that either (I) each of the following conditions is satisfied: (a) the assets subject to such Asset Sales, in the aggregate together with all other assets sold pursuant to Asset Sales of the Borrower and its Subsidiaries since the Closing Date did not generate more than 5% of Consolidated Operating Cash Flow taken as a single accounting period (calculated on a cumulative basis since the Closing Date) and excluding for such purpose Borrower’s corporate overhead to the extent deducted in determining net income, (b) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof and (c) the sole consideration received shall be Cash or (II) Requisite Lenders approve of such Asset Sale;

(viii) Borrower and its Subsidiaries may acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person to the extent such acquisition constitutes an Investment otherwise permitted under subsection 7.3(ix); and

(ix) Borrower and its Subsidiaries may enter into Restricted Marketing Agreements upon satisfaction of the following conditions:

(a) if the applicable Restricted Marketing Agreement does not pertain to a station subject to a pending Permitted Acquisition or a pending acquisition permitted by subsection 7.7(v), such Restricted Marketing Agreement together with any other Restricted Marketing Agreements pertaining to stations not subject to pending Permitted Acquisitions or pending acquisitions permitted by subsection 7.7(v) in effect at such time shall not result (or be projected to result) in Marketing Agreement Payments of more than 10% of Consolidated Operating Cash Flow for any four consecutive Fiscal Quarter Period; and

(b) Borrower shall have delivered to Administrative Agent an Officer’s Certificate dated as of the date Borrower or its Subsidiaries enter into such Restricted Marketing Agreement and calculated to give effect to any related transactions, demonstrating compliance with the conditions set forth in this subsection 7.7(ix) and the covenants set forth in this Agreement after giving effect to such Restricted Marketing Agreement.

7.8 Sales and Lease-Backs.

The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Credit Parties or any of their respective Subsidiaries has sold or transferred or is to sell or transfer to any other Person (other than the Credit Parties or any of their respective Subsidiaries) or (ii) which Credit Parties or any of the respective Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Credit Parties or any of their respective Subsidiaries to any Person (other than the Credit Parties or any of their respective Subsidiaries) in connection with such lease.

7.9 Sale or Discount of Receivables.

The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of their notes or accounts receivable other than (i) in the ordinary course of business and (ii) the settlement, compromise or discounting of any notes or accounts in connection with the collection thereof (or the classification thereof as uncollectible) in a manner consistent with customary accounting practice.

7.10 Transactions with Shareholders and Affiliates.

The Credit Parties shall not, and shall not permit any of their respective Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of Equity Securities of any Obligor or with any Affiliates of any Obligor or of any such holder, on terms that are less favorable to such Credit Party or such Subsidiary, as the case may be, than those that might be obtained at the time from Persons who are not such a holder or Affiliate; provided that the foregoing restrictions shall not apply to (i) any transactions between or among the Credit Parties, (ii) any transactions between or among Excluded Subsidiaries, (iii) reasonable and customary fees paid to members of the Board of Directors of the Credit Parties and their respective Subsidiaries, (iv) any transactions between or among the Credit Parties and Holdings that are expressly permitted under the terms and provisions of this Agreement, (v) acquisitions permitted by subsection 7.7(v) and (v) the Permitted Seller Notes.

7.11 Conduct of Business.

From and after the Closing Date, no Credit Party will engage in any business other than (i) the business engaged in by any Credit Party on the Closing Date, and similar or related businesses and reasonable extensions thereof, and (ii) such other lines of business as may be consented to by Administrative Agent and Requisite Lenders; provided that, notwithstanding anything to the contrary in this Agreement, no License Sub shall engage in any business or incur any liabilities other than the ownership of its respective FCC Licenses and the execution, delivery and performance of the Loan Documents to which it is a party and activities incidental to the foregoing. Anything to the contrary in this subsection 7.11 notwithstanding, Borrower and its Subsidiaries may engage, pursuant to Investments permitted under subsection 7.3(ix), in the business conducted by the businesses or Persons acquired through such Investments.

7.12 Amendments or Waivers of Specified Documents and Charter Documents.

A. Amendments of Subordinated Debt Documents or Permitted Seller Notes. No Credit Party shall amend, supplement or otherwise change the terms of any Subordinated Debt Documents or any Permitted Seller Note, or make any payment consistent with an amendment, supplement or change thereto, if the effect of such amendment, supplement or change is to increase the interest rate on any Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate or make less restrictive or less burdensome any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof in such a manner that makes such provisions more burdensome or restrictive on any Credit Party, change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral), or if the effect of such amendment, supplement or change, together with all other amendments, supplements or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of any Subordinated Indebtedness or any Permitted Seller Note, as applicable, (or a trustee or other representative on their behalf) which would be adverse to any Credit Party, Administrative Agent or Lenders, without the prior written consent of Requisite Lenders.

B. Amendment of Second Lien Loan Documents. No Credit Party shall amend or otherwise change the terms of any Second Lien Loan Documents, or make any payment consistent with an amendment thereof or change thereto, except as not prohibited under the Intercreditor Agreement.

C. Charter Documents. No Credit Party will agree to any material amendment to, or waive any of its material rights under, its certificates or articles of incorporation, bylaws or other documents relating to its capital stock (other than amendments or waivers which individually, or together with all other amendments, waivers or changes made, would not be adverse to, Administrative Agent or Lenders) without, in each case, obtaining the written consent of Administrative Agent or Requisite Lenders to such amendment or waiver.

7.13 Fiscal Year.

No Credit Party shall change its Fiscal Year-end from December 31 without the consent of Requisite Lenders.

Section 8.	EVENTS OF DEFAULT

If any of the following conditions or events (“Events of Default”) shall occur:

8.1 Failure to Make Payments When Due.

Failure by Borrower to pay any installment of principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by Borrower to pay interest on any Loan within one (1) Business Day after the date due; failure by Borrower to pay when due any amount payable to any L/C Issuer in reimbursement of any drawing under a Letter of Credit within three (3) Business Days after the date due; or failure by Borrower to pay any fee or any other amount due under this Agreement within five (5) Business Days after the date due; or

8.2 Default in Other Agreements.

(i) Failure of any Credit Party to pay when due (including any applicable grace period) (a) any principal of or interest on the Second Lien Indebtedness, (b) any principal of or interest on any other Indebtedness (other than Indebtedness referred to in subsection 8.1) in an individual principal amount of Five Million Dollars ($5,000,000) or more or any items of Indebtedness with an aggregate principal amount of Five Million Dollars ($5,000,000) or more or (c) any Contingent Obligation in an individual principal amount of Five Million Dollars ($5,000,000) or more or any Contingent Obligations with an aggregate principal amount of Five Million Dollars ($5,000,000) or more, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by Borrower or any of its Subsidiaries with respect to any other term of (a) the Second Lien Loan Documents, (b) any evidence of any Indebtedness in an individual principal amount of Five Million Dollars ($5,000,000) or more or any items of Indebtedness with an aggregate principal amount of Five Million Dollars ($5,000,000) or more or any Contingent Obligation in an individual principal amount of Five Million Dollars ($5,000,000) or more or any Contingent Obligations with an aggregate principal amount of Five Million Dollars ($5,000,000) or more or (c) any loan agreement, mortgage, indenture or other agreement relating to such other Indebtedness or Contingent Obligation(s) with an aggregate principal amount of Five Million Dollars ($5,000,000), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, or such Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

8.3 Breach of Certain Covenants.

Failure of any Credit Party to perform or comply with any term or condition contained in subsections 2.5, 6.2 or 6.11 or Section 7 of this Agreement; or

8.4 Breach of Warranty.

Any representation, warranty, certification or other statement made by any Obligor or any of its Subsidiaries in any Loan Document or in any statement or certificate at any time given by such Obligor or any of its respective Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

8.5 Other Defaults Under Loan Documents.

Any Obligor shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to in any other subsection of this Section 8, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of Borrower shall have obtained knowledge of such default or (ii) receipt by Borrower of notice from Administrative Agent or Requisite Lenders of such default; or

8.6 Involuntary Bankruptcy; Appointment of Receiver, etc.

(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of any Obligor in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Obligor under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Obligor, or over all or a substantial part of their property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of such Obligor for all or a substantial part of their property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of such Obligor, and any such event described in this clause (ii) shall continue for sixty (60) days unless dismissed, bonded or discharged; or

8.7 Voluntary Bankruptcy; Appointment of Receiver, etc.

(i) Any Obligor shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Obligor shall make any assignment for the benefit of creditors; or (ii) any Obligor shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Board of Directors of any Obligor (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

8.8 Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of Five Million Dollars ($5,000,000) or (ii) in the aggregate at any time an amount in excess of Five Million Dollars ($5,000,000) (in either case not adequately covered by insurance) shall be entered or filed against Borrower or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

8.9 Dissolution.

Any order, judgment or decree shall be entered against any Obligor decreeing the dissolution or split up of such Obligor or such Subsidiary and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

8.10 Employee Benefit Plans.

There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Borrower or any of its respective ERISA Affiliates in excess of Five Million Dollars ($5,000,000) during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds Five Million Dollars ($5,000,000); or

8.11 Failure of Security, Guaranty or Subordination.

(i) The Guaranty or any Security Document shall, at any time, cease to be in full force and effect (other than by reason of a release of any Obligor or Collateral in accordance with the terms hereof and thereof or the satisfaction in full of all Obligations) or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Obligor, or the Administrative Agent shall not have or cease to have a valid and perfected First Priority security interest in any material portion of the Collateral (subject to Permitted Liens) to the extent contemplated by the Security Documents, (ii) any agreement evidencing or governing the subordination of any Permitted Seller Note or any Subordinated Indebtedness of Five Million Dollars ($5,000,000) or more in the aggregate shall fail to remain in full force or effect or any Credit Party shall breach the subordination provisions of the Subordinated Indebtedness or any Permitted Seller Note or (iii) the Intercreditor Agreement shall fail to remain in full force or effect or any Credit Party shall breach the provisions thereof; or

8.12 FCC Licenses.

Any FCC License (other than auxiliary service licenses) relating to a Station that has accounted for (or has been projected to account for, in case of any newly acquired Stations) 10% or more of Consolidated Operating Cash Flow as of the most recently concluded (or projected, as the case maybe) four consecutive Fiscal Quarter period shall be canceled, terminated, modified in any material adverse respect, renewed on terms that materially and adversely affect the economic or commercial value thereof, or finally denied renewal for any reason; or

8.13 Business Interruption.

Borrower shall permit any of its on the air broadcasting operations to be, or any Station which contributes or Stations which in the aggregate contribute more than 10% of the Consolidated Operating Cash Flow as of the most recently concluded (or projected, as the case maybe) four consecutive Fiscal Quarter period shall permit any of its on the air broadcasting operations to be, interrupted for more than (i) any five (5) calendar days in any month or (ii) seventy-two (72) consecutive hours, unless (i) the broadcasting operations of all or substantially all of the radio stations in the relevant market are also interrupted for a like period of time, or (ii) Borrower or its applicable Subsidiary or Subsidiaries shall be receiving during such period sufficient proceeds of business interruption insurance; provided, however, notwithstanding the provisions of this subclause (ii) to the contrary, an Event of Default shall be deemed to occur hereunder if the default described in this subsection 8.13 continues for a period of one hundred sixty-eight (168) hours during any period of ten (10) consecutive days; or

8.14 Change of Control.

There shall occur any Change of Control;

THEN (i) upon the occurrence of any Event of Default described in subsection 8.6 or 8.7, each of (a) the unpaid principal amount of and accrued interest on the Loans and (b) an amount equal to 105% of the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (whether or not any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letter of Credit) (such amount to be held by Collateral Administrative Agent pursuant to cash collateral agreements in form and substance satisfactory to Administrative Agent), and (c) all other Obligations (other than Secured Interest Rate Agreements or Banking Services Obligations) arising under the Loan Documents shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Borrower, and the Commitment of each Lender to make any Loan, the obligation of each L/C Issuer to issue any Letter of Credit hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to Borrower, declare all or any portion of the amounts described in clauses (a) through (c) above to be, and the same shall forthwith become, immediately due and payable, and the Commitment of each Lender to make any Loan, the obligation of each L/C Issuer to issue any Letter of Credit hereunder shall thereupon terminate; provided that the foregoing shall not affect in any way the obligations of Revolving Lenders under subsection 3.3C(i).

Any amounts described in clause (b) above, when received by Administrative Agent, shall be held by Administrative Agent pursuant to the terms of the cash collateral agreements described in clause (b) above and shall be applied as therein provided.

Notwithstanding anything contained in the second preceding paragraph, if at any time within sixty (60) days after an acceleration of the Loans pursuant to such paragraph Borrower shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 10.6, then Requisite Lenders, by written notice to Borrower, may at their option rescind and annul such acceleration and its consequences (including the return to the applicable Credit Party of any unapplied cash collateral in accordance with the Security Documents); but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon. The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended to benefit Borrower and do not grant Borrower the right to require Lenders to rescind or annul any acceleration hereunder, even if the conditions set forth herein are met.

Section 9.	ADMINISTRATIVE AGENT

9.1 Appointment and Duties.

A. Appointment of Administrative Agent. Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Administrative Agent pursuant to subsection 9.5) as the Administrative Agent hereunder and authorizes the Administrative Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Obligor, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Administrative Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

B. Duties as Collateral and Disbursing Agent. Without limiting the generality of subsection 9.1A, the Administrative Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 8.6 or 8.7 or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Administrative Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in subsection 8.6 or 8.7 or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Secured Party), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Administrative Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Administrative Agent hereby appoints, authorizes and directs each Lender, each L/C Issuer and each of their respective Affiliates to act as collateral sub-agent for the Administrative Agent and the Secured Parties for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by an Obligor with, and Cash and Cash Equivalents held by, such Lender or L/C Issuer or Affiliate thereof, and may further authorize and direct the Lenders, the L/C Issuers and their Affiliates to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Administrative Agent, and each Lender and L/C Issuer hereby agrees (and agrees to cause each of its Affiliates) to take such further actions to the extent, and only to the extent, so authorized and directed.

C. Limited Duties. Under the Loan Documents, the Administrative Agent (i) is acting solely on behalf of the Lenders and the L/C Issuers (except to the limited extent provided in subsection 2.1E with respect to the Register and in subsection 9.8), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Administrative Agent”, the terms “agent”, “administrative agent” and “collateral agent” and similar terms in any Loan Document to refer to the Administrative Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Secured Party and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender and L/C Issuer hereby waives and agrees not to assert any claim against the Administrative Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

D. Delegation of Rights and Duties. The Administrative Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party). Any such Person shall benefit from this Section 9 to the extent provided by the Administrative Agent.

9.2 Reliance and Liability.

A. Reliance. The Administrative Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with subsection 10.1, (ii) rely on the Register to the extent set forth in subsection 2.1E, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Obligor) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

B. No Responsibility for Certain Matters. None of the Administrative Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender, each L/C Issuer and Borrower hereby waive and shall not assert (and Borrower shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Administrative Agent:

(i) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Requisite Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Administrative Agent, when acting on behalf of the Administrative Agent);

(ii) shall not be responsible to any Secured Party for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii) makes no warranty or representation, and shall not be responsible, to any Secured Party for any statement, document, information, representation or warranty made or furnished by or on behalf of any Related Person or any Obligor in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any

Obligor, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Administrative Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Administrative Agent in connection with the Loan Documents; and

(iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Obligor or as to the existence or continuation or possible occurrence or continuation of any Event of Default or Potential Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower or any Lender or L/C Issuer describing such Event of Default or Potential Default clearly labeled “notice of default” (in which case the Administrative Agent shall promptly give notice of such receipt to all Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each of Borrower, each Lender and each L/C Issuer hereby waives and agrees not to assert (and Borrower shall cause each other Obligor to waive and agree not to assert) any right, claim or cause of action it might have against the Administrative Agent based thereon.

C. Use of Discretion.

(i) No Action without Instructions. The Administrative Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (a) under any Loan Document or (b) pursuant to instructions from the Requisite Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

(ii) Right Not to Follow Certain Instructions. Notwithstanding clause (i) above, the Administrative Agent shall not be required to take, or to omit to take, any action (a) unless, upon demand, the Administrative Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Administrative Agent, any other Secured Party) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Administrative Agent or any Related Person thereof or (b) that is, in the opinion of the Administrative Agent or its counsel, contrary to any Loan Document or applicable law.

D. Administrative Agent Entitled to Act as Lender. The Administrative Agent and its Affiliates may make loans and other extensions of credit to, acquire Securities of, engage in any kind of business with, any Obligor or Affiliate thereof as though it were not acting as Administrative Agent and may receive separate fees and other payments therefor. To the extent the Administrative Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms “Lender”, “Revolving Lender”, “Term Lender” and “Requisite Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Administrative Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Revolving Lender, Term Lender or as one of the Requisite Lenders, respectively.

9.3 Representations and Warranties; No Responsibility for Appraisal of Creditworthiness.

Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon the Administrative Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document solely or in part because such document was transmitted by the Administrative Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Obligor and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders or L/C Issuers, the Administrative Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Obligor or any Affiliate of any Obligor that may come in to the possession of the Administrative Agent or any of its Related Persons.

9.4 Expenses; Right to Indemnity.

A. Each Lender agrees to reimburse the Administrative Agent, each of its Related Persons and sole lead arranger and bookrunner (the Administrative Agent and each such league table agent, each an “Agent” and, collectively, the “Agents”), (to the extent not reimbursed by any Obligor) promptly upon demand for such Lender’s Pro Rata Share with respect to this Agreement or the transactions contemplated hereby for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Obligor) that may be incurred by the Administrative Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.

B. Each Lender further agrees to indemnify the Administrative Agent and each of its Related Persons (to the extent not reimbursed by any Obligor), from and against such Lender’s aggregate Pro Rata Share of the Liabilities (including to the extent not indemnified pursuant to subsection 9.4C, taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Administrative Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document, any Related Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Administrative Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Administrative Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Administrative Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

C. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If any payment is made to any Lender by the Administrative Agent without the applicable withholding Tax being withheld from such payment and the Administrative Agent has paid over the applicable withholding

Tax to the IRS or any other Governmental Authority, or the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred. The Administrative Agent may offset against any payment to any Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which the Administrative Agent is entitled to indemnification from such Lender under this subsection 9.4C.

9.5 Successor Administrative Agent; Resignation of L/C Issuer.

A. The Administrative Agent may resign at any time by delivering 30 days prior notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this subsection 9.5. If the Administrative Agent delivers any such notice, the Requisite Lenders shall have the right to appoint a successor Administrative Agent. If, after 30 days after the date of the retiring Administrative Agent’s notice of resignation, no successor Administrative Agent has been appointed by the Requisite Lenders that has accepted such appointment, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent from among the Lenders, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. Each appointment under this subsection 9.5A shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.

B. Effective immediately upon its resignation, (i) the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Administrative Agent until a successor Administrative Agent shall have accepted a valid appointment hereunder, (iii) the retiring Administrative Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Administrative Agent was, or because such Administrative Agent had been, validly acting as Administrative Agent under the Loan Documents and (iv) subject to its rights under subsection 9.2C, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents. Notwithstanding the foregoing, if no successor Administrative Agent is appointed within 30 days following the retiring Administrative Agent’s notice of resignation or the removal date of the Administrative Agent, the retiring or removed Administrative Agent shall have the right to assign all Liens held by it in the Collateral for the benefit of the Secured Parties to the Required Lenders. In connection with such assignment the Required Lenders agree to execute and record such assignment documentation as may be necessary to maintain the continuous perfection of the Liens in the Collateral. Effective immediately upon its acceptance of a valid appointment as Administrative Agent, a successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent under the Loan Documents.

C. Any L/C Issuer may resign at any time by delivering notice of such resignation to the Administrative Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to issue Letters of Credit but including the right to receive fees or to have Lenders participate in any unreimbursed draw in respect thereof) with respect to Letters of Credit issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

9.6 Security Documents, Etc. Each Lender and each L/C Issuer hereby consents to the automatic release and hereby directs the Administrative Agent to release (or, in the case of clause B(ii) below, release or subordinate) the following:

A. any Subsidiary of the Borrower from its guaranty of any Obligation of any Obligor if all of the Securities of such Subsidiary owned by any Obligor are sold in a sale or other disposition permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such sale or other disposition, such Subsidiary would not be required to guaranty any Obligations pursuant to subsection 2.10A; and

B. any Lien held by the Administrative Agent for the benefit of the Secured Parties against (i) any Collateral that is sold by an Obligor in a sale or other disposition permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to subsection 2.10A after giving effect to such sale or other disposition have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon subsection 7.2A(iii) and (iii) all of the Collateral and all Obligors, upon (a) termination of the Commitments, (b) payment and satisfaction in full of all Loans and all other Obligations (including Obligations arising under Secured Interest Rate Agreements but excluding Obligations arising under Banking Services Agreements) that the Administrative Agent has been notified (by or on behalf of the holder of such Obligations) in writing are then due and payable (or will be due and payable following notice or expiration of any applicable grace period), (c) deposit of cash collateral with respect to all Contingent Obligations (or, in the case of any Letters of Credit, a back-up letter of credit has been issued and delivered to the Administrative Agent, or in the case of Contingent Obligations arising under Secured Interest Rate Agreements, any other arrangements satisfactory to the applicable Secured Interest Rate Counterparty shall have been made), in amounts and on terms and conditions and with parties satisfactory to the Administrative Agent (or, in the case of Contingent Obligations arising under Secured Interest Rate Agreements, satisfactory to the applicable Secured Interest Rate Counterparty) and each Indemnitee that is owed such Obligations and (d) to the extent requested by the Administrative Agent, receipt by the Secured Parties of liability releases from the Obligors each in form and substance acceptable to the Administrative Agent.

Each Lender and L/C Issuer hereby directs the Administrative Agent, and the Administrative Agent hereby agrees, upon receipt of reasonable advance written notice from Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this subsection 9.6.

9.7 Binding Effect. Each Lender and each L/C Issuer agrees that (i) any action taken by the Administrative Agent or the Requisite Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Administrative Agent in reliance upon the instructions of Requisite Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Administrative Agent or the Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Secured Parties.

9.8 Additional Secured Parties. The benefit of the provisions of the Loan Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not a Lender or an L/C Issuer as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance acceptable to the Administrative Agent) this Section 9, subsection 10.4 (Set-Off), subsection 10.5 (Ratable Sharing) and subsection 10.19 (Confidentiality) and the decisions and actions of the Administrative Agent and the Requisite Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (a) such Secured Party shall be bound by subsection 9.4 only to the extent of Liabilities, costs and expenses with respect to or otherwise relating to the Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of Pro Rata Share or similar concept, (b) except as set forth specifically herein, each of the Administrative Agent, the Lenders and the L/C Issuers shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, whether such Secured Party is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (c) except as set forth specifically herein, such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Loan Document.

Section 10.	MISCELLANEOUS

10.1 Assignments and Participations in Loans and Letters of Credit.

A. General. Each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee or (ii) sell participations to any Person in, all or any part of its Commitments or any Loan or Loans made by it or its Letters of Credit or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of Borrower, require Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; and provided, further that no such sale, assignment, transfer or participation of any Letter of Credit or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Revolving Loan Commitment and the Revolving Loans of the Lender effecting such sale, assignment, transfer or participation. Except as otherwise provided in this subsection 10.1, no Lender shall, as between Borrower and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans, the Letters of Credit or participations therein, or other Obligations owed to such Lender.

B. Assignments.

(i) Amounts and Terms of Assignments. Each Commitment, Loan, Letter of Credit or participation therein, or other Obligation may (a) be assigned in any amount to another Lender, or to an Affiliate or an Approved Fund of the assigning Lender or another Lender (in each case, other than a Non-Funding Lender or Impacted Lender), with the giving of notice to Borrower and Administrative Agent or (b) be assigned in an aggregate amount of not less than One Million Dollars ($1,000,000) with respect to Term Loans and Revolving Loans (or such lesser amount as shall constitute the aggregate amount of the Commitments, Loans, Letters of Credit and participation therein, and other Obligations of the assigning Lender) to any other Eligible Assignee with the giving of notice to Borrower and Administrative Agent and with the consent of Borrower and Administrative Agent (which consent of Borrower and Administrative Agent shall not be unreasonably withheld and which consent, in the case of Borrower, (x) shall be deemed to have been given if Borrower has not responded within five (5) Business Days of a request for such consent and (y) shall not be required at any time that an Event of Default has occurred and is continuing) and, in connection with assignments of Revolving Loan Commitments, each L/C Issuer that is a Lender; provided that as long as no Event of Default has occurred and is continuing, after giving effect to any such assignment by an assigning Lender which is less than the total amount of such assigning Lender’s aggregate Term Loan, Revolving Loan Commitment, Revolving Loans or interest in any Letters of Credit, the aggregate amount of such assigning Lender’s Term Loan, Revolving Loan Commitment, Revolving Loans and interests in Letters of Credit held by it shall not be less than One Million Dollars ($1,000,000). To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans, Letters of Credit or participations therein, or other Obligations or the portion thereof so assigned. The parties to each such assignment shall execute and deliver to Administrative Agent, for its acceptance, an assignment agreement substantially in the form of Exhibit IX annexed hereto (or any other form approved by the Administrative Agent) via an electronic settlement system designated by the Administrative Agent (or if previously agreed with the Administrative Agent, via a manual execution and delivery of the assignment), together with (i) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such assignment agreement may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a) and (ii) for assignments to any Eligible Assignee that is not already a Lender or an Affiliate or Approved Fund of an assigning Lender, a processing fee of Three Thousand Five Hundred Dollars ($3,500) (for which no Obligor shall have any responsibility or liability); provided, that (y) assignments do not have to be ratable between the Revolving Loan Commitments, Revolving Loans and participations in Letters of Credit, on one hand, and the Term Loans, on the other hand, but must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loans, Revolving Loan Commitments and participations in Letters of Credit or the Term Loans, and (z) assignments by Lenders who are Non-Funding Lenders due to clause (a) of the definition of Non-Funding Lender shall be subject to the Administrative Agent’s prior written consent in all instances, unless in connection with such assignment, such Non-Funding Lender cures, or causes the cure of, its Non-Funding Lender status as contemplated in subsection 2.1D(v). Upon such execution, delivery, and acceptance, and in the case of any assignment by a Cash Management Lender of all of its Commitments and Loans, receipt by the Administrative Agent of any evidence reasonably requested by it that such assigning Cash Management Lender has transferred or caused its Affiliate to transfer, as applicable, all Cash and Cash Equivalents of any Credit Party held by it or such Affiliate to an Eligible Assignee or another Lender in accordance with subsection 10.1F below, from and after the effective date specified in such assignment agreement, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment agreement, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an assignment agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto; provided that, anything contained in any of the Loan Documents to the contrary notwithstanding, if such Lender is the L/C Issuer with respect to any outstanding Letters of Credit such Lender shall continue to have all rights and obligations of an L/C Issuer with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder). The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of the Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes, if any, to Administrative Agent for cancellation, and thereupon new Notes shall be issued to the assignee and to the assigning Lender, substantially in the form of Exhibit IV or Exhibit V annexed hereto, as the case may be, with appropriate insertions, to reflect the new Commitments and/or outstanding Term Loans, as the case may be, of the assignee and the assigning Lender. Notwithstanding anything to the contrary contained herein, GE Capital shall have the absolute right, without obligation to obtain any consent of the Obligors (but following consultation with the Borrower regarding the identity of the proposed assignee) or any Lender, to sell or assign to third parties such portion of GE Capital’s Commitments and Loans as GE Capital reasonably deems necessary to enable GE Capital and its Affiliates to ensure that they have no attributable stake in the Borrower for purposes of the regulations of the FCC, or any successor agency thereto, or to otherwise comply with FCC regulations.

(ii) Acceptance by Administrative Agent. Upon its receipt of an assignment agreement substantially in the form of Exhibit IX annexed hereto executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing fee referred to in subsection 10.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to Administrative Agent pursuant to subsection 2.7B(iii)(a), Administrative Agent shall, if such assignment agreement has been completed and is acceptable in form and substance to Administrative Agent, and if Administrative Agent, the L/C Issuers and Borrower have consented to the assignment evidenced thereby (in each case to the extent such consent is required pursuant to subsection 10.1B(i)), (a) accept such assignment agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of Administrative Agent to such assignment) and (b) give prompt notice thereof to Borrower. Administrative Agent shall maintain a copy of each assignment agreement delivered to and accepted by it as provided in this subsection 10.1B(ii). The Administrative Agent’s refusal to accept an assignment to an Obligor, an Affiliate of an Obligor, a holder of Subordinated Indebtedness or the Second Lien Loan Documents or an Affiliate of such a holder, or to a Person that would be (or could reasonably be expected to become) a Non-Funding or an Impacted Lender, or the imposition of conditions or limitations (including limitations on voting) upon assignments to such Persons, shall not be deemed to be unreasonable.

C. Participations. In addition to the other rights provided in this subsection 10.1, each Lender may, without notice to or consent from the Administrative Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loans, Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Obligors and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that each such participant shall be entitled to the benefit of subsections 2.6D, 2.7, and 3.6 but only to the extent such participant delivers the tax forms such Lender is required to collect pursuant to subsection 2.7B(iii) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation; provided, however, that in no case shall such participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for actions directly affecting (i) the extension of the regularly scheduled maturity of any portion of the principal amount of or interest on any Loan allocated to such participation or (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, and all amounts payable by Borrower hereunder (including amounts payable to such Lender pursuant to subsections 2.6D, 2.7, and 3.6) shall be determined as if such Lender had not sold such participations.

D. Assignments to Federal Reserve Banks. In addition to the assignments and participations permitted under the foregoing provisions of this subsection 10.1, any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to (i) any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank, without notice to the Administrative Agent, or (ii) any holder of, or trustee for the benefit of the holders of, such Lender’s Securities by notice to the Administrative Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with subsection 10.1B above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

E. Information. Each Lender may furnish any information concerning the Obligors and their respective Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 10.19.

F. Assignments by Cash Management Lenders. If any assigning Lender is a Cash Management Lender assigning all of its Commitments and Loans, such assigning Cash Management Lender shall promptly transfer or cause its Affiliate to transfer, as applicable, all of the Cash or Cash Equivalents of any Credit Party held by it to one or more similar deposit or securities accounts maintained at the applicable Eligible Assignee or another Lender.

10.2 Expenses.

Borrower agrees to pay promptly (i) all the actual and reasonable, documented, out-of-pocket costs and expenses of Administrative Agent for the preparation of the Loan Documents; (ii) the reasonable, out of pocket and documented fees, expenses and disbursements of counsel to Administrative Agent in connection with the negotiation, preparation, execution, interpretation and administration of the Loan Documents and the Loans and any consents, amendments, waivers or other modifications hereto or thereto and any other documents or matters requested by any Obligor; (iii) all other actual, documented and reasonable out-of-pocket costs and expenses incurred by Administrative Agent in connection with the initial syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and the transactions contemplated hereby and thereby, in each case including the reasonable fees, charges and disbursements of one primary legal counsel and one additional local counsel in each applicable jurisdiction for the Administrative Agent (except that no Obligor shall be required to pay financing fees or any other fees or expenses of any syndication member unless agreed upon separately by Borrower); and (iv) all out of pocket costs and expenses incurred by the Administrative Agent and each Lender and L/C Issuer in connection with (a) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (b) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (c) the commencement, defense, conduct of, intervention in, or the taking of any other action (including preparation for and/or response to any subpoena or request for document production relating thereto) with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Obligor, Loan Document or Obligation, including reasonable out-of-pocket fees and disbursements of one primary counsel and one additional local counsel in each applicable jurisdiction and additional counsels in the event of actual or potential conflicts of interest or the availability of different claims or defenses.

10.3 Indemnity.

A. In addition to the payment of expenses pursuant to subsection 10.2, whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to defend, indemnify, pay and hold harmless Agents, each Lender, each L/C Issuer, each Person that each L/C Issuer causes to issue Letter of Credit hereunder, each Secured Interest Rate Counterparty and their respective Affiliates and each of their respective officers, directors, employees and agents (collectively called the “Indemnitees”) from and against any and all Liabilities, (including the reasonable fees and disbursements of counsel for such Indemnitees) incurred in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person (including any Obligor or Affiliate thereof), whether or not any such Indemnitee shall be designated as a party or a potential party thereto), that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of the actions or activities of any Credit Party or Affiliate thereof (including in respect of securities and commercial laws, statutes, rules or regulations and Environmental Laws), this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including any broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith, Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds of any of the Loans or the issuance of Letters of Credit hereunder or the use or intended use of any of the Letters of Credit) or the statements contained in the commitment letter delivered by any Lender to Borrower with respect thereto (collectively called the “Indemnified Liabilities”); provided that Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee or any of its officers, directors, employees, agents or Affiliates as determined by a final judgment of a court of competent jurisdiction. To the extent that the undertaking to defend, indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall contribute, jointly and severally, the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all non-excluded Indemnified Liabilities incurred by the Indemnitees or any of them.

B. Without limiting the foregoing, “Indemnified Liabilities” includes all Environmental Claims imposed on, incurred by or asserted against any Indemnitee, including those arising from, or otherwise involving, any property of any Obligor or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or any property on or contiguous to any real property of any Obligor, whether or not, with respect to any such Environmental Claims, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Obligor or the owner, lessee or operator of any property of any Obligor through any foreclosure action, in each case except to the extent such Environmental Claims (i) are incurred solely following foreclosure by any Secured Party or following any Secured Party having become the successor-in-interest to any Credit Party and (ii) are attributable to acts of such Indemnitee.

10.4 Set-Off.

Subject to the provisions of subsection 10.5, in addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each of the Administrative Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by the Administrative Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of Borrower against and on account of the obligations and liabilities of Borrower to such Person under this Agreement, the Letters of Credit and participations therein and the other Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Letters of Credit and participations therein or any other Loan Document, irrespective of whether or not (i) such Person shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 8 and although said obligations and liabilities, or any of them, may be contingent or unmatured; provided, however, that notwithstanding the foregoing or anything to the contrary in this Agreement or the other Loan Documents, no Non-Funding Lender shall be permitted to exercise any right of set off unless directed to do so by the Administrative Agent.

10.5 Ratable Sharing.

Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender (other than pursuant to subsection 2.10 with respect to Incremental Term Loans and subsection 2.11 with respect to Extended Loans), then the Lender receiving such proportionately greater payment shall, (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that (i) if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender or L/C Issuer upon the bankruptcy or reorganization of Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender or L/C Issuer ratably to the extent of such recovery, but without interest and (ii) and the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or another Loan Document (including the application of funds arising from the existence of a Non-Funding Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Usage to any assignee or participant, other than to the

Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply). Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. If a Non-Funding Lender receives any such payment as described in the previous sentence, such Lender shall turn over such payments to the Administrative Agent in an amount that would satisfy the cash collateral requirements set forth in subsection 2.1D.

10.6 Amendments and Waivers.

No amendment, modification, termination or waiver of any provision of this Agreement (other than as provided in subsection 2.11 with respect to any Incremental Term Loan Assumption Agreement or in subsection 2.12 with respect to any Extension Amendment), of the Notes, or the other Loan Documents, and no consent to any departure by Borrower or other party therefrom, shall in any event be effective without the written concurrence of Requisite Lenders; provided that any such amendment, modification, termination, waiver or consent which: postpones the scheduled final maturity date of any of the Loans; changes in any manner the method for calculating “Pro Rata Share” or “Requisite Lenders” other than including Incremental Term Lenders; changes in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; except as provided in subsection 9.6, releases the Administrative Agent’s lien on and security interest in all or substantially all of the Collateral or any Guarantor from its guaranty of any Obligation of the Borrower; consents to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement; changes in any manner the provisions contained in subsection 8.1, subsection 9.6, subsection 10.5 or this subsection 10.6; reduces the principal amount of any of the Loans; reduces the amount of, or postpones the date of, any scheduled amortization installment of principal of, any accrued interest on or fees in respect of, or commitment reduction with respect to, any of the Loans, as the case may be (except that the foregoing does not apply to any change to mandatory prepayments, including those required under subsection 2.4B, or to the application of any payment, including as set forth in subsection 2.4, the waiver of default interest or the amendment of any financial definitions that may affect the Applicable Margin); postpones the date on which any interest or any fees are payable with respect to any Loans; decreases the interest rate borne by any of the Loans (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E or the amendment of any financial definition that may affect the Applicable Margin) or reduces the rate or the amount of any fees payable hereunder with respect to any Loans; reduces the amount or postpones the due date of any amount payable in respect of any Letter of Credit, or extends the required expiration date of any Letter of Credit past the last Revolving Loan Commitment Termination Date; changes in any manner the obligations of Lenders relating to the purchase of participations in Letters of Credit; or waives any condition specified in subsection 4.1, except any condition referring to any other provision of any Loan Document, shall be effective, in each case, only if evidenced by a writing signed by or on behalf of all Lenders holding the Loans or Letters of Credit (or having a Commitment with respect thereto) which are the subject of such amendment, modification, termination, waiver or consent; provided, however, that the Administrative Agent and the Borrower may enter into an amendment, consent or waiver to cure any ambiguity, omission, defect or inconsistency or granting a new Lien for the benefit of the Secured Parties or extending an existing Lien over additional property, without consent of any other party hereto. Except as set forth in subsection 2.1D, no Commitment or Pro Rata Share of a Lender shall be increased without the consent of such Lender.

In addition (i) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note, (ii) no amendment, modification, termination or waiver of any provision of this Agreement which affects the rights or duties under any Loan Document of, or any payment to, the Administrative Agent (or otherwise modifies any provisions of Section 9 or the application thereof) or any L/C Issuers shall be effective without the written concurrence of the Administrative Agent or such L/C Issuer, as the case may be, in addition to any signatures otherwise required, (iii) any waiver of any payment applied pursuant to subsection 2.4B(iv)(b) or 2.4(D) to, and any modification of the application of any such payment to, (A) the Term Loans shall be effective without the consent of all Term Loan Lenders and (B) the Revolving Loans shall be effective without the consent of all Revolving Lenders, (iv) any change to the definition of the term “Requisite Term Loan Lender” shall require the consent of the Requisite Term Loan Lenders, (v) any change to the definition of the term “Requisite Revolving Lender” shall require the consent of the Requisite Revolving Lenders and (vi) no amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Interest Rate Agreements resulting in such Obligations becoming junior in right of payment to principal of the Loans or resulting in Obligations owing to any Secured Interest Rate Counterparty becoming unsecured (other than releases of Liens applicable to all Lenders and otherwise permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Interest Rate Counterparty, shall be effective without the written consent of such Secured Interest Rate Counterparty or, in the case of a Secured Interest Rate Agreement provided or arranged by GE Capital or an Affiliate thereof, GE Capital. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 10.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by Borrower, on Borrower.

10.7 Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

10.8 Notices.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be (A) personally served, or sent by facsimile or United States mail or courier service (B) posted to SyndTrak® (to the extent such system is available and set up by or at the direction of the Administrative Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to www.syndtrak.com, faxing it to 866-545-6600 with an appropriate bar-coded fax coversheet or using such other means of posting to SyndTrak® as may be available and reasonably acceptable to the Administrative Agent prior to such posting or (C) posted to any other E-System set up by or at the direction of the Administrative Agent in an appropriate location. All communications notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clauses (B) or (C) above), upon sender’s receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting in an appropriate location and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to the Administrative Agent pursuant to Section 2 or Section 9 shall be effective until received by the Administrative Agent. Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth on Schedule 10.8) shall not be sufficient or effective to transmit any such notice under this subsection 10.8 unless such transmission is an available means to post to any E-System. For the purposes hereof, the address of each party hereto shall be as set forth under such party’s name on Schedule 10.8 or (i) as to Borrower and Administrative Agent, such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other party, such other address as shall be designated by such party in a written notice delivered to Administrative Agent.

10.9 Survival of Representations, Warranties and Agreements.

A. All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit hereunder.

B. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower set forth in subsections 2.6D, 2.7, 3.5A, 3.6, 10.2 and 10.3 and the agreements of Lenders set forth in Section 9, and subsections 10.5 and 10.19 shall (i) survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn hereunder, and the termination of this Agreement and (ii) inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns; provided that the agreements of the Lenders pursuant to subsection 10.19 shall terminate one year following the termination of this Agreement.

10.10 Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

10.11 Marshalling; Payments Set Aside.

No Secured Party shall be under any obligation to marshal any assets in favor of Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that a Obligor makes a payment or payments to any Secured Party (or to Administrative Agent for the benefit of Secured Parties), or any Secured Party enforces any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.12 Severability.

In case any provision in or obligation under this Agreement or the Notes or any other Loan Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.13 Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments of any other Lender hereunder. Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.14 Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

10.15 Applicable Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

10.16 Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to subsection 10.1). Neither Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by Borrower without the prior written consent of all Lenders.

10.17 Consent to Jurisdiction and Service of Process.

A. Submission to Jurisdiction. Any legal action or proceeding with respect to any Loan Document shall be brought exclusively in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts; provided that nothing in this Agreement shall limit the right of the Administrative Agent to commence any proceeding in the federal or state courts of any other jurisdiction to the extent Agent determines that such action is necessary or appropriate to exercise its rights or remedies under the Loan Documents. The parties hereto (and, to the extent set forth in any other Loan Document, each other Obligor) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

B. Service of Process. Borrower (and, to the extent set forth in any other Loan Document, each other Obligor) hereby consents to personal service of any and all legal process, summons, notices and other documents and other service of process of any kind in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified in subsection 10.8 (and shall be effective when such mailing shall be effective, as provided therein). Borrower (and, to the extent set forth in any other Loan Document, each other Obligor) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

10.18 Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, THE TRANSACTIONS CONTEMPLATED THEREIN OR RELATED THERETO OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. Each party hereto (A) certifies that no other party and no Related Person of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into the Loan Documents, as applicable, by the mutual waivers and certifications in this subsection 10.18. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

10.19 Confidentiality.

Each Lender and L/C Issuer shall hold all non-public information identified by Borrower as confidential obtained pursuant to the requirements of this Agreement in accordance with such Lender’s or L/C Issuer’s customary procedures for handling confidential information of this nature and in accordance with safe and sound commercial lending or banking practices, it being understood and agreed by Borrower that in any event a Lender or L/C Issuer may make disclosures (i) with Borrower’s consent, (ii) to Related Persons of such Lender, L/C Issuer or the Administrative Agent, as the case may be, or to any Person that an L/C Issuer causes to issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participation therein subject to this subsection 10.19, (iv) to counterparties or prospective counterparties in connection with credit derivatives or other derivative transactions of a Lender related to Borrower or the Loans (provided that such Lender shall cause such counterparties or prospective counterparties to be bound by the provisions of this subsection 10.19), (v) as required or requested by any governmental or regulatory agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Borrower of any request by any governmental or regulatory agency or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental or regulatory agency) for disclosure of any such non-public information prior to disclosure of such information; (vi) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this subsection 10.19 or (B) available to such Lender, L/C Issuer or the Administrative Agent or any of their Related Persons, as the case may be, from a source (other than any Obligor) not known to them to be subject to disclosure restrictions, (vii) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Obligors consent to the publication of such tombstone or other advertising materials by the Administrative Agent, any Lender, any L/C Issuer or any of their Related Persons), (viii) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify the Obligors, (ix) to any other party hereto and (x) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Lender, L/C Issuer or the Administrative Agent or any of their Related Persons is a party or bound, to the extent necessary to respond to public statements or disclosures by Credit Parties or their Related Persons referring to a Lender, an L/C Issuer or the Administrative Agent or any of their Related Persons. In no event shall any Lender be obligated or required to return any materials furnished by the Obligors or any of their respective Subsidiaries. In the event of any conflict between the terms of this subsection 10.19 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this subsection 10.19 shall govern. Any Person required to maintain the confidentiality of information as provided in this subsection 10.19 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person accords its own confidential information.

10.20 Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

10.21 Limitation of Liability.

NO CLAIM MAY BE MADE BY ANY OBLIGOR, ANY LENDER, ANY L/C ISSUER OR ANY OTHER PERSON AGAINST ADMINISTRATIVE AGENT, ANY LENDER, ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES, DIRECTORS, OFFICERS, EMPLOYEES, COUNSEL, REPRESENTATIVES, AGENTS OR ATTORNEYS-IN-FACT FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ON ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION OR EVENT OCCURRING IN CONNECTION HEREWITH OR THEREWITH, AND ANY OBLIGOR, EACH LENDER AND EACH L/C ISSUER HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

10.22 Electronic Transmissions.

A. Authorization. Subject to the provisions of subsection 10.8, each of the Administrative Agent, Borrower, the Lenders, the L/C Issuer and each of their Related Persons is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each Borrower and each Secured Party hereby acknowledges and agrees, and Borrower shall cause each other Obligor to acknowledge and agree, that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions. The posting, completion and/or submission by any Obligor of any communication pursuant to an E-System shall constitute a representation and warranty by the Obligors that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by an Obligor in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

B. Signatures. Subject to the provisions of subsection 10.22A, (i)(a) no posting to any E-System shall be denied legal effect merely because it is made electronically, (b) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (c) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which each Secured Party and Obligors may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

C. Separate Agreements. All uses of an E-System shall be governed by and subject to, in addition to subsection 10.8 and this subsection 10.22, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Secured Parties and Obligors in connection with the use of such E-System.

D. Limitation of Liability. All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of Administrative Agent or any of its Related Persons warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No Warranty of any kind is made by the Administrative Agent or any of its Related Persons in connection with any E-Systems or Electronic Communication, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. Borrower and each Secured Party agrees (and Borrower shall cause each other Obligor to agree) that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

10.23 Lender-Creditor Relationship. The relationship between the Lenders and the Administrative Agent, on the one hand, and the Obligors, on the other hand, is solely that of lender and creditor. No Secured Party has any fiduciary relationship or duty to any Obligor arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Obligors by virtue of, any Loan Document or any transaction contemplated therein.

10.24 Use of Name. (a) Borrower agrees, and shall cause each other Obligor to agree, that it shall not, and none of its Affiliates shall, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of the Securities of any Obligor) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which the Secured Parties are party without at least 2 Business Days’ prior notice to GE Capital and without the prior consent of GE Capital except to the extent required to do so under applicable law and then, only after consulting with GE Capital prior thereto.

(b) Each Obligor consents to the publication by the Administrative Agent or any Lender of any press release, tombstone, advertising or other promotional materials (including, without limitation, via any Electronic Transmission) relating to the financing transactions contemplated by this Agreement using such Obligor’s name, product photographs, logo or trademark. The Administrative Agent or such Lender shall provide a draft of any such press release, advertising or other promotional material to Borrower for review and comment prior to the publication thereof.

10.25 Actions in Concert

Notwithstanding anything herein or in the other Loan Documents to the contrary, but in any event subject to the provisions of subsections 10.4 and 10.5, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights against any Obligor arising out of this Agreement or any other Loan Document (excluding exercising any rights of setoff in the case of any Lender that is not a Non-Funding Lender) without first obtaining the prior written consent of the Administrative Agent or the Requisite Lenders, it being the intent of the Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of the Administrative Agent or the Requisite Lenders.

10.26 Patriot Act Notice. Each Lender subject to the Patriot Act hereby notifies the Borrower that, pursuant to Section 326 thereof, it is required to obtain, verify and record information that identifies the Borrower, including the name and address of the Borrower and other information allowing such Lender to identify the Borrower in accordance with such act.

10.27 Entire Agreement. The Loan Documents embody the entire agreement of the parties and supersede all prior agreements and understandings relating to the subject matter thereof and any prior letter of interest, commitment letter, fee letter, confidentiality and similar agreements involving any Credit Party and any of the Administrative Agent, any Lender or any L/C Issuer or any of their respective Affiliates relating to a financing of substantially similar form, purpose or effect. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern (unless such terms of such other Loan Documents are necessary to comply with applicable law, in which case such terms shall govern to the extent necessary to comply therewith).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BEASLEY MEZZANINE HOLDINGS, LLC, as Borrower

By:	/s/ B. Caroline Beasley
Name: B. Caroline Beasley
Title: Vice President, Chief Financial Officer, Secretary and Treasurer

GENERAL ELECTRIC CAPITAL CORPORATION, as a Lender, L/C Issuer and as Administrative Agent

By:	/s/ Nirmal B. Bivek
Name: Nirmal B. Bivek
Title: Duly Authorized Signatory

GE CAPITAL BANK, as a Lender

By:	/s/ Woodrow Broadeers
Name: Woodrow Broadeers
Title: Duly Authorized Signatory

FLORIDA COMMUNITY BANK N.A., as a Lender

By:	/s/ LeeAnn Kirwin
Name: LeeAnn Kirwin
Title: Vice President

BANKUNITED N.A., as a Lender

By:	/s/ Charles J. Klenk
Name: Charles J. Klenk
Title: Senior Vice President

WEBSTER BANK, N.A., as a Lender

By:	/s/ Robert E. Meditz
Name: Robert E. Meditz
Title: Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Teddy Koch
Name: Teddy Koch
Title: Assistant Vice President

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Darren Gersche
Name: Darren Gersche
Title: City Executive-Senior Vice President

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